As filed with the Securities and Exchange Commission on _______ __, 1999
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
              ----------------------------------------------------
                            Riviera Black Hawk, Inc.
             (Exact name of registrant as specified in its charter)

           Colorado                      0000899647              86-0886265
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or         Classification Code Number)  Identification No.)
       organization)
                   -------------------------------------------
                                 444 Main Street
                           Black Hawk, Colorado 80422
                                 (303) 582-1000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     ---------------------------------------
                              William L. Westerman
                      Chief Executive Officer and Director
                            Riviera Black Hawk, Inc.
                                 444 Main Street
                           Black Hawk, Colorado 80422
                                 (303) 582-1000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ---------------------------------------
                                 With Copies to:
                                Frederic J. Klink
                             Dechert Price & Rhoads
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 698-3500
                     ---------------------------------------
                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.
           If any of the securities being registered on this Form are being offered in connection with the formation of a
              holding company and there is compliance with General
                     Instruction G, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this form is a post-effective amendment filed pursuant to
            Rule 462(d) under the Securities Act, check the following
             box and list the Securities Act registration statement
           number of the earlier effective registration statement for the same offering. / /
                    ---------------------------------------
                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                             Proposed Maximum    Proposed Maximum
   Title of Each Class of      Amount to be   Offering Price    Aggregate Offering      Amount of
Securities to be Registered     Registered     Per Unit (1)          Price (1)       Registration Fee
-----------------------------------------------------------------------------------------------------
13% First  Mortgage Notes
due 2005 With Contingent
Interest....................... $45,000,000        100%             $45,000,000           $12,510
=====================================================================================================

(1) Estimated pursuant to Rule 457(f) solely for purposes of calculating the registration fee.
                     ---------------------------------------
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED ________ __, 1999

PROSPECTUS
                                Offer to Exchange
 13% First Mortgage Notes due 2005 With Contingent Interest for all outstanding
           13% First Mortgage Notes due 2005 With Contingent Interest
                                       of

                            RIVIERA BLACK HAWK, INC.

                        The Exchange Offer will expire at
                        5:00 P.M., New York City time, on
                    ______________ __, 1999, unless extended.

                            -------------------------

Terms of the Exchange Offer:

     - We will exchange all Existing Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

     - You may withdraw tenders of Existing Notes at any time prior to the expiration of the Exchange Offer.

     - We believe that the exchange of Existing Notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain United States Federal Income Tax Considerations" on page 104 for more information.

     -    We will not receive any proceeds from the Exchange Offer.

     - The terms of the Exchange Notes are substantially identical to the Existing Notes, except that the Exchange Notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the Existing Notes do not apply to the Exchange Notes.

                            -------------------------

    See "Risk Factors" beginning on page 10 for a discussion of certain risks that should be considered by holders prior to tendering their Existing Notes.

                            -------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

                The date of this prospectus is _______ __, 1999.

                                TABLE OF CONTENTS

                                   Page                                     Page
                                   ----                                     ----

Forward-Looking Statements..........ii    Management..........................49
Summary............................. 1    Principal Stockholders..............51
Risk Factors........................10    Certain Relationships And Related
Use Of Proceeds.....................20      Transactions......................53
Capitalization......................21    Description Of Notes................54
Selected Financial Information......22    Certain United States Federal
Ratio Of Earnings To Fixed Charges..23      Income Tax Considerations........104
Management's Discussion And               Plan Of Distribution...............107
  Analysis Of Financial Condition         Legal Matters......................108
  And Results Of Operations.........24    Experts............................108
The Exchange Offer..................26    Available Information..............108
Business............................34    Index to Riviera Black Hawk, Inc.
Gaming And Liquor Regulatory                Financial Statements.............F-1
  Matters...........................42    Riviera Holdings Corporation ......A-1
Material Agreements.................47

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

                           FORWARD-LOOKING STATEMENTS

    We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations, markets and services include, among others, the following:

     o    local and regional economic and business conditions;

     o    changes or developments in laws, regulations or taxes;

     o    actions taken or omitted to be taken by third  parties,  including our
          customers,  suppliers,   competitors  and  stockholders,  as  well  as
          governmental authorities;

     o    competition;

     o the loss of any licenses or permits or our failure to obtain our gaming or liquor license on a timely basis;

     o    delays in completing the construction of the casino;

     o changes in our business strategy, capital improvements or development plans;

     o the availability of additional capital to support capital improvements and development; and

     o other factors discussed under "Risk Factors" or elsewhere in this prospectus.

     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future.

                                     SUMMARY

    This summary highlights selected information from this prospectus and may not contain all the information that is important to you. You should carefully read this entire prospectus, including any information to which we refer you, before deciding to purchase any of the notes. The terms "Company," "our company," "we" and "us" refer to Riviera Black Hawk, Inc. and the terms "Riviera Black Hawk" and "our casino" refer to the casino we are constructing in Black
Hawk, Colorado. The term "Riviera Holdings" refers to Riviera Holdings Corporation, our parent company.

                               The Exchange Offer

    On June 3, 1999, we issued and sold $45.0 million aggregate principal amount of 13% First Mortgage Notes due 2005 With Contingent Interest (the "Existing Notes"). In connection with this offering, we entered into a registration rights agreement with the initial purchaser of the Existing Notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the Existing Notes. Pursuant to the registration rights agreement, we are offering to exchange $45.0 million aggregate principal amount of our 13% First Mortgage Notes due 2005 With Contingent Interest, which have been registered under the Securities Act (the "Exchange Notes" or the "notes"), for a like aggregate principal amount of our Existing Notes (the "Exchange Offer"). You are entitled to exchange your Existing Notes for Exchange Notes with substantially identical terms. We urge you to read the discussions under the headings "The Exchange Offer" and "The Exchange Notes" in this Summary for further information regarding the Exchange Offer and the Exchange Notes.

                                   The Company

    Our company, a wholly-owned subsidiary of Riviera Holdings, is constructing and will own and operate one of the largest integrated casino, entertainment and parking facilities in the state of Colorado. Located at one of the premier gaming sites in Black Hawk, Colorado, approximately 40 miles west of Denver, our casino will be one of the first encountered when traveling from Denver to the adjacent gaming cities of Black Hawk and Central City. Our casino will feature one of the largest number of gaming positions in the market with approximately 1,000 slot machines and 14 table games. We also expect to offer a variety of non-gaming amenities designed to further differentiate our casino including (1) parking for 520 vehicles (substantially all of which will be covered) with convenient self-park and valet options, (2) a 265-seat casual dining restaurant,
(3) two themed bars and (4) an entertainment center with seating for approximately 500 people.

    We believe that substantial opportunity exists in the Black Hawk/Central City market for well-capitalized, sophisticated gaming operators offering an attractive mix of product and convenience. The initial participants in this market were small, privately held gaming facilities whose inability to offer convenient parking and a full range of traditional casino amenities limited the growth of this market. Subsequently, larger casinos offering such amenities have entered the market, have been gaining market share and have contributed to the consistent growth in the overall market. As of March 31, 1999, there were 29 casinos in the Black Hawk/Central City market, with eight casinos each offering more than 400 gaming positions. Anchor Gaming's Colorado Central Station, located across the street from our casino with approximately 700 gaming machines and 700 valet parking spaces, has been the market leader with an estimated average win per gaming device per day of approximately $240 in 1998. We believe that our casino will be successful due to our:

     o    premier location;

     o    convenient, covered self-parking;

     o    superior size and amenities; and

     o    Manager's successful track record in gaming.

    We expect to open our casino in the first quarter of 2000. The total cost for our casino, excluding capitalized interest, is expected to be $77.1 million, which includes (1) $15.1 million for the original purchase of the land on which our casino is being developed, (2) $27.6 million of construction costs, (3) $10.6 million for furniture, fixtures and equipment, (4) $8.0 million for project development costs, fees and permits, (5) $2.7 million for pre-opening costs, opening bankroll and other working capital requirements, (6) $10.1 million for a completion reserve and an interest reserve and (7) $3.0 million for fees and expenses related to the sale of the Existing Notes. Prior to the sale of the Existing Notes, Riviera Holdings had contributed cash of $30.1 million to us, of which $20.0 million is in the form of equity capital and the balance was reimbursed to Riviera Holdings from the proceeds of the sale of the Existing Notes. We believe the construction budget and timetable for our casino can be achieved based on the following:

     o the $27.6 million of construction costs will be incurred pursuant to a guaranteed maximum price construction contract which is based on completed construction drawings which have been approved by the Black Hawk Planning Board;

     o we have completed all site improvements, excavation and foundation work (typically the portion of a casino construction project that has the most risk) and erection of the steel structure began in April 1999;

     o 35% of the $27.6 million construction budget has been expended under the guaranteed maximum price construction contract as of March 31, 1999;

     o our architect and contractor have extensive experience in similar projects in mountainous terrain; and

     o the guaranteed maximum price construction contract provides for a completion date of January 15, 2000 with incentives for finishing early and penalties for finishing late.

    Our casino will be managed by a wholly-owned subsidiary of Riviera Holdings. Riviera Holdings owns and operates the Riviera Hotel & Casino located on the Las Vegas Strip. Upon completion, our casino will be the only casino in the market developed and operated by a Las Vegas Strip casino company. Riviera Holdings' current management team has developed a strong reputation in the gaming industry. Since assuming control of Riviera Holdings in 1992, this management team has grown Riviera Holdings' EBITDA1 from $22.0 million in 1993 to $29.1 million in 1998, an increase of 32%.

The Black Hawk/Central City Market

    Gaming was first introduced to the Black Hawk/Central City market in October 1991 following a state-wide referendum where Colorado voters approved limited stakes gaming for three historic mining towns -- Black Hawk, Central City and Cripple Creek. Limited stakes gaming is defined as a maximum single bet of $5, which has resulted in 95% of state gaming revenues being attributable to slot play. The Black Hawk/Central City market primarily caters to "day-trip" customers from Denver, Boulder, Fort Collins and Golden as well as Cheyenne, Wyoming, while Cripple Creek, located in central Colorado, primarily serves the Colorado Springs area. Approximately 3.3 million people reside within a 100-mile radius of the Black Hawk/Central City market, of which 1.9 million reside in the Denver metropolitan area. The only other locations in Colorado where casino gaming is permitted are in two Native American gaming facilities located in the southwest corner of the state, over 300 miles from Denver.

    The Black Hawk/Central City market's strategic location has contributed to strong, consistent growth in the market's gaming revenues. The market has grown from $127.6 million in 1992 to $366.0 million in 1998, a 19% compound annual growth rate. We expect continued growth as sophisticated operators enter the market and add additional parking, hotel rooms and non-gaming amenities. The entry of larger, well-capitalized operators has also contributed to a consolidation of the highly-fragmented market. The number of casinos in the Black Hawk/Central City market has decreased from 42 in 1992 to 29 as of March 31, 1999, allowing larger casinos to gain market share and achieve superior results.

Competitive Strengths

    We believe that the following competitive strengths will contribute to the success of our casino:


------------------------
1 EBITDA, as used with respect to Riviera Holdings, means earnings before interest, income taxes, depreciation and amortization (excluding corporate financing, severance and Paulson merger/litigation costs). EBITDA is not a substitute for Riviera Holdings' operating income or net income and is not a better indicator of liquidity than cash flow from operating activities, all of which are determined in accordance with generally accepted accounting principles. However, we are using the term to provide an indication of the historical performance of Riviera Holdings under its current management team. This definition of EBITDA may not be the same as that of similarly named measures used by other companies.

    Dominant Black Hawk/Central City Location. Our casino is located at the entrance to the City of Black Hawk and will be one of the first casinos encountered when traveling from Denver to the Black Hawk/Central City market. We will be on the corner of Mill and Main Street, across the street from Colorado Central Station, which has been the most successful casino in Colorado. In addition, we will be located across Main Street from the recently completed Isle of Capri Casino, which is of a similar size to our casino in terms of the number of gaming positions. This will result in a critical mass of casinos located at the entrance to Black Hawk which we expect to create synergistic benefits for all three casinos.

    Convenient Covered, Self-Parking Facilities. Much of the Black Hawk/Central City market lacks adequate parking. As a result, we believe that the availability of convenient on-site parking is not only a critical differentiating factor from other casinos, but that the additional parking will contribute to overall growth in the market. Our casino will feature an attached 175,000 square foot multi-level parking facility with capacity for approximately 520 vehicles (substantially all of which will be covered). In addition to valet parking, we will offer patrons the convenience of a self-park option, which we believe gives us an additional advantage over casinos that require patrons to use valet service to maximize the number of available parking spaces. Our parking facility, coupled with the nearly 1,800 other parking spaces located at the Isle of Capri Casino and Colorado Central Station, will create the greatest concentration of parking in the Black Hawk/Central City market.

    Superior Size and Amenities. Our approximately 1,000 gaming positions will be one of the largest in the Black Hawk/Central City market. This number of gaming positions is significantly larger than the market average of 336 positions per casino as of December 31, 1998. By combining this extensive selection with our ability to place all gaming devices on a single floor, we will create an exciting and compelling atmosphere that is closer to that found in Las Vegas casinos than that typically found in casinos in the Black
Hawk/Central City market. We will further enhance this superior gaming experience with entertainment and food service designed to meet the preferences of the Black Hawk/Central City market. Our 265-seat casual dining restaurant will offer a menu of quality items at value prices. We also plan to utilize our 7,000 square foot multi-use entertainment center to provide entertainment programs such as live music performances as well as meetings, parties and other promotional events. This combination of gaming and amenities is an experience currently not common in this market. As a result, we intend to market such features to not only differentiate ourselves from our competitors, but to help expand the overall market.

    Management Expertise. Upon completion, our casino will be the only casino in the Black Hawk/ Central City market developed and operated by a Las Vegas Strip casino company. As a result, our casino will benefit from years of sophisticated management experience in all aspects of gaming operations, ranging from slot management to database marketing. The success of this management team is demonstrated by the financial results achieved at the Riviera Hotel & Casino despite an intensely competitive gaming environment in Las Vegas. EBITDA increased from $22.0 million in 1993 to $29.1 million in 1998, an increase of 32%. EBITDA margins increased from 14.8% to 18.2% over the same period.

Riviera Holdings Corporation

    Riviera Holdings, through its wholly-owned subsidiaries, owns and operates the Riviera Hotel & Casino located on the Las Vegas Strip. Opened in 1955, the Riviera Hotel & Casino has developed a long-standing reputation for delivering high quality, traditional Las Vegas-style gaming and entertainment. The Riviera Hotel & Casino is situated on a 26-acre site located across the Strip from Circus Circus and across Paradise Road from the Las Vegas Hilton and the Las Vegas Convention Center. The property features approximately 2,100 hotel rooms, including 169 suites, 115,000 square feet of casino space, one of the largest convention, meeting and banquet facilities in Las Vegas and a full range of food, bar and lounge areas. In addition, the Riviera Hotel & Casino offers one of the most extensive entertainment programs in Las Vegas, including such popular shows as Splash, An Evening at La Cage(R), Crazy Girls(R) and featured comedians at the Riviera Comedy Club (TM).

    Prior to the sale of the Existing Notes, Riviera Holdings had contributed cash of $30.1 million to us to pay for costs related to the construction and development of the Riviera Black Hawk, $15.1 million of which was utilized to purchase the land on which our casino is being developed and the remaining $15.0 million of which was spent on design, construction and other costs. Riviera Holdings was reimbursed from the proceeds of the sale of the Existing Notes for $10.1 million, the amount in excess of $20.0 million which it has advanced to us.

    Riviera Holdings will be obligated under the Completion Capital Commitment to contribute to us up to $10.0 million of cash if at any time there are insufficient funds available to enable our casino to be operating by May 31, 2000. In addition, if our casino is not operating by May 31, 2000, Riviera Holdings will be obligated to contribute on that date $10.0 million in cash less any amounts previously contributed under the Completion Capital Commitment. Furthermore, if
(1) we do not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) our consolidated cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings will be obligated under the Keep-Well Agreement to contribute cash to us to make up those amounts (up to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate). Riviera Holdings has built substantial cash resources to support these commitments with $39.8 million in cash and cash equivalents as of March 31, 1999.

                                The Transactions

    The Existing Notes were issued on June 3, 1999. The proceeds from the sale of the Existing Notes was approximately $45.0 million, which were used as follows: (1) approximately $31.9 million was deposited into a construction disbursement account, of which $10.1 million was used to reimburse Riviera Holdings for amounts advanced to us to cover construction and development costs incurred prior to the sale of the Existing Notes, and the remaining $21.8 million has been and will continue to be used to finance the cost to develop, construct, equip and open the Riviera Black Hawk, (2) $5.0 million was deposited into a completion reserve account to be held as a reserve in case there are insufficient funds in the construction disbursement account to complete the Riviera Black Hawk, (3) $5.1 million was deposited into an interest reserve account and used to purchase government securities representing funds sufficient to pay the first two payments of fixed interest on the notes and (4) approximately $3.0 million was used to pay fees and expenses relating to the foregoing as well as the sale of the Existing Notes.

                               The Exchange Offer

Securities Offered...................  Up  to  $45,000,000  aggregate  principal amount  of  13%  First Mortgage Notes due
                                       2005 With Contingent Interest. The terms of the Exchange Notes and Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

The Exchange Offer...................  We are offering the Exchange Notes to you in exchange for a like principal amount
                                       of Existing Notes.  Existing Notes may be
                                       exchanged  only in integral multiples  of
                                       $1,000.  We intend by the issuance of the
                                       Exchange Notes to satisfy our obligations
                                       contained  in  the  Registration   Rights
                                       Agreement.

Expiration Date; Withdrawal of
    Tender...........................  The  Exchange  Offer  will expire at 5:00
                                       p.m., New York City time, on ________ __,
                                       1999, or such later date and time to which it may be extended by us. The tender of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the Exchange
    Offer............................  Our obligation to accept for exchange, or to issue  Exchange Notes in exchange for,
                                       any  Existing Notes is subject to certain
                                       customary    conditions    relating    to
                                       compliance with any applicable law or any
                                       applicable interpretation by the staff of
                                       the Securities  and  Exchange Commission,
                                       the    receipt    of    any    applicable
                                       governmental approvals and the absence of
                                       any   actions   or   proceedings  of  any
                                       governmental  agency or court which could
                                       materially   impair   our   ability    to
                                       consummate   the   Exchange  Offer.    We
                                       currently   expect   that   each  of  the
                                       conditions will be satisfied  and that no
                                       waivers  will  be  necessary.   See  "The
                                       Exchange Offer--Certain Conditions to the
                                       Exchange Offer."

Procedures for Tendering Existing
   Notes.............................  If you wish to accept the Exchange Offer and tender your Existing Notes, you  must
                                       complete,  sign  and  date  the Letter of
                                       Transmittal,  or a facsimile thereof,  in
                                       accordance with its instructions and  the
                                       instructions in this prospectus, and mail
                                       or  otherwise  deliver  such  Letter   of
                                       Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange Offer-- Procedures for Tendering Existing Notes."

Use of Proceeds......................  We will not receive any proceeds from the
                                       Exchange Offer.

Exchange Agent.......................  IBJ  Whitehall  Bank  &  Trust Company is
                                       serving  as  the   Exchange   Agent  in
                                       connection with the Exchange Offer.

Federal Income Tax Consequences......  The  exchange  of  Notes  pursuant to the
                                       Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations." We will not receive any proceeds from the Exchange Offer.

                         Consequences of Exchange Offer

    Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of Existing Notes (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities
Act) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

     o the Exchange Notes are acquired in the ordinary course of the holders' business;

     o the holders have no arrangement with any person to participate in a distribution of such Exchange Notes; and

     o neither the holder nor any other person is engaging in or intends to engage in a distribution of the Exchange Notes.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, pursuant to the Registration Rights Agreement and subject to certain limitations specified in the Registration Rights Agreement, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for Exchange Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend printed on the Existing Notes. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Colorado Business Corporation Act in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of Exchange Notes."

    The  Existing  Notes are  currently  eligible  for  trading  in the  Private
Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the Exchange Notes will not be eligible for PORTAL trading.

                               The Exchange Notes

    The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Securities Offered..................     $45.0  million  principal amount of 13%
                                         First  Mortgage  Notes  due  2005  With
                                         Contingent Interest.

Maturity Date.......................     May 1, 2005.

Interest Payment Dates..............     May 1  and  November  1 of  each  year,
                                         beginning on November 1, 1999.

Fixed Interest......................     Fixed  interest  will be payable on the
                                         notes at a rate of 13% per annum.

Contingent Interest.................     Contingent  interest will be payable on
                                         the notes on each interest payment date
                                         after the  Riviera  Black  Hawk  begins
                                         operating.   However,   no   contingent
                                         interest  will accrue prior to the date
                                         that  the  Riviera  Black  Hawk  begins
                                         operating.  The  amount  of  contingent
                                         interest   will,   subject  to  certain
                                         limits, be equal to 5% of our cash flow
                                         for  the  two  fiscal  quarters  ending
                                         prior to the record date  applicable to
                                         the relevant  interest payment date. We
                                         may  defer  paying  any  or  all  of an
                                         installment   of  contingent   interest
                                         under certain  circumstances  described
                                         in the section  "Description of Notes--
                                         Principal, Maturity and Interest."

Ranking.............................     The  notes  will  be   senior   secured
                                         obligations,  will rank  pari  passu in
                                         right  of  payment   with  all  of  our
                                         existing and future senior indebtedness
                                         and  will  rank   senior  in  right  of
                                         payment  to  all of  our  existing  and
                                         future    subordinated    indebtedness.
                                         Currently,   the  notes  are  our  only
                                         outstanding senior  indebtedness and we
                                         have    no    existing     subordinated
                                         indebtedness.

Security............................     The    notes    will,   with    certain
                                         exceptions,   be  secured  by  a  first
                                         priority lien on  substantially  all of
                                         our   existing   and   future   assets,
                                         including, without limitation:

                                         o  a   pledge  of the net proceeds from
                                            the sale of the Existing Notes which
                                            have been deposited into  restricted
                                            disbursement  accounts to be used to
                                            fund construction and development of
                                            the  Riviera  Black Hawk and pay the
                                            first two payments of fixed interest
                                            on the notes;

                                         o  substantially all of the assets that
                                            will comprise our casino, other than
                                            (1) certain furniture,  fixtures and
                                            equipment  and (2) the assets of our
                                            future unrestricted subsidiaries;

                                         o  certain agreements pursuant to which
                                            our  casino  will  be   constructed,
                                            operated and managed; and

                                         o  certain    licenses   and    permits
                                            relating   to   the    construction,
                                            operation  and   management  of  our
                                            casino,   other  than  our  Colorado
                                            gaming and liquor licenses.

Completion Capital Commitment.......     Riviera  Holdings, our  parent company,
                                         will be obligated  under the Completion
                                         Capital  Commitment to contribute to us
                                         up to $10.0  million  of cash if at any
                                         time  there  are   insufficient   funds
                                         available  to enable  our  casino to be
                                         operating   by  May   31,   2000.   The
                                         contributions will be made at the times
                                         necessary  to enable  our  casino to be
                                         operating by May 31, 2000. In addition,
                                         if our casino is not  operating  by May
                                         31,  2000,  Riviera  Holdings  will  be
                                         obligated to  contribute  to us on that
                                         date  $10.0  million  in cash  less any
                                         amounts  previously  contributed  under
                                         the Completion Capital Commitment.  See
                                         "Description  of  Notes  --  Completion
                                         Capital Commitment."

Keep-Well Agreement.................     If  (1) we  do not have  the  necessary
                                         funds  to  make  a  payment   of  fixed
                                         interest on the notes  during our first
                                         three  years of  operations  or (2) our
                                         consolidated  cash  flow is  less  than
                                         $9.0  million in any of our first three
                                         years of operations,  Riviera  Holdings
                                         will be obligated  under the  Keep-Well
                                         Agreement to  contribute  cash to us to
                                         make up those  amounts (up to a maximum
                                         of $5.0  million for any one  operating
                                         year   and   $10.0   million   in   the
                                         aggregate).

Optional Redemption.................     On or after May 1, 2002, we may  redeem
                                         some or all of the notes at any time at
                                         the redemption  prices described in the
                                         section   "Description   of   Notes  --
                                         Optional Redemption."

                                         Prior to May 1, 2001, we may  redeem up
                                         to 35% of the notes  with the  proceeds
                                         of a public  offering  of our equity or
                                         the  proceeds   contributed  to  us  of
                                         certain offerings by our parent company
                                         of its equity at the redemption  prices
                                         listed in the section  "Description  of
                                         Notes -- Optional Redemption."

Gaming Redemption...................     The  notes will be subject to mandatory
                                         disposition and redemption requirements
                                         following certain determinations by any
                                         gaming authority.

Change of Control...................     If we  experience a  change of control,
                                         we must offer to  repurchase  the notes
                                         at the  prices  listed  in the  section
                                         "Description  of Notes -- Repurchase at
                                         the  Option  of  Holders  --  Change of
                                         Control."

Asset Sales and Events of Loss......     If we sell certain assets or experience
                                         certain  events  of  loss,  we  may  be
                                         required  to  offer to  repurchase  the
                                         notes  at  the  prices  listed  in  the
                                         section   "Description   of   Notes  --
                                         Repurchase  at the Option of Holders --
                                         Asset Sales" and "-- Events of Loss."

Excess Cash Purchase Offers.........     At the end of each four fiscal quarters
                                         after our casino begins  operating,  we
                                         must offer to  repurchase  the  maximum
                                         principal  amount of notes  that can be
                                         purchased  with 50% of our excess  cash
                                         flow  from  that  four  fiscal  quarter
                                         period.  The prices for the repurchases
                                         are listed in the section  "Description
                                         of Notes -- Repurchase at the Option of
                                         Holders   --   Excess   Cash   Purchase
                                         Offers."

Basic Covenants of the Indenture....     We  will   issue  the  notes  under  an
                                         indenture   that  will,   among   other
                                         things, restrict our ability to:

                                         o  borrow money;

                                         o  pay  dividends  on or repurchase our
                                            capital stock;

                                         o  make investments;

                                         o  use our  assets as security in other
                                            transactions; and

                                         o  sell assets or enter into mergers or
                                            consolidations.

                                         See  "Description  of  Notes -- Certain
                                         Covenants."

                                  RISK FACTORS

    Before you invest in the notes, you should carefully consider the following factors, in addition to the other information contained in this prospectus.

Substantial Leverage and Ability to Service Debt -- Our substantial indebtedness could adversely affect the financial condition of our company and prevent us from fulfilling our obligations under these notes. To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

    We continue to be substantially leveraged after the issuance of the Existing Notes. In addition to our obligation to pay principal and interest on the notes, we will also be incurring construction and operating expenses for the Riviera Black Hawk.

    The following chart shows certain important credit statistics and is presented assuming we had completed this offering as of the date specified below and applied the proceeds as intended:

                                 At March 31, 1999
                                 -----------------
                                   (dollars in
                                    millions)
Total indebtedness..............      $  45.7
Stockholder's equity............      $  23.3
Debt to equity ratio............        2.0:1

    The indenture will permit us to incur additional indebtedness under certain circumstances, including up to $15.0 million of indebtedness to finance the purchase of furniture, fixtures and equipment which, when incurred, will rank pari passu with the notes.

    Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to these notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

    Our ability to make payments on the notes and our other debt obligations depends upon the timely completion and successful operation of our casino. To a certain extent, this will depend on prevailing economic conditions and financial, business, regulatory and other factors beyond our control. If the construction budget for our casino increases significantly or if we encounter delays in completing and opening our casino, we may not have the funds to make payments on the notes or to fulfill our obligation to repurchase the notes under certain circumstances.

    It is difficult for us to predict with accuracy our casino's potential earning ability given the inherent uncertainties and variables in the factors affecting such earning ability. If our casino cannot generate sufficient cash flow, we may be forced to reduce or delay planned capital expenditures, restructure or refinance our debt or obtain additional equity capital. We might not be able to implement any of these alternatives on satisfactory terms or at all.

    Riviera Holdings will be obligated under the Completion Capital Commitment to contribute to us up to $10.0 million of cash if at any time there are insufficient funds available to enable our casino to be operating by May 31, 2000. In addition, if our casino is not operating by May 31, 2000, Riviera Holdings will be obligated to contribute to us on that date $10.0 million in cash less any amounts previously contributed under the Completion Capital Commitment. Furthermore, if (1) we do not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) our consolidated cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings will be obligated under the Keep-Well Agreement to contribute cash to us to make up those amounts (up to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate). You should understand that Riviera Holdings is not guaranteeing the notes.

    Riviera Holdings is a party to an indenture regarding its 10% First Mortgage Notes due 2004. This indenture permits Riviera Holdings to enter into and perform its obligations described above, as long as there is no default under that indenture. If such a default were to occur, or Riviera Holdings were to encounter financial difficulties, then it may be unable to perform the obligations described above.

Construction Risks -- We could encounter problems during construction that could delay construction or substantially increase the construction costs of our casino.

    We have entered into a construction contract with The Weitz Company, Inc. to construct our casino and perform all necessary excavation and other site work. The construction contract provides for our casino to be completed by January 15, 2000, for a bonded guaranteed maximum price of $27.6 million. The construction contract allows for increases in the guaranteed maximum price under certain circumstances, including if:

     o    there are changes to the plans and specifications;

     o    work is delayed due to our actions; or

     o    other customary contingencies occur during construction.

See "Business -- Design and Construction Summary" and "Material Agreements -- Construction Contract."

    The construction of our casino involves significant risks, including cost overruns, shortages of materials, labor disputes and work stoppages, unforeseen environmental or engineering conditions, natural disasters, construction scheduling problems and weather interferences. Any of these risks, if they occurred, could delay construction or substantially increase the construction costs of our casino.

    We deposited approximately $31.9 million of the proceeds of the sale of the Existing Notes into a construction disbursement account, of which $10.1 million was used to reimburse Riviera Holdings for amounts advanced to us to cover construction and development costs incurred prior to the sale of the Existing Notes, and the remaining $21.8 million has been and will continue to be used to finance the cost to develop, construct, equip and open our casino. Funds will be disbursed from the construction disbursement account upon satisfaction of certain conditions, including the approval of an independent construction consultant. The independent construction consultant will monitor the construction process and verify that the construction time line and budget are within specified parameters. However, if the independent construction consultant fails to perform its responsibilities as required, funds could be disbursed from the construction disbursement account without our having satisfied all applicable requirements.

    Although we will agree in the indenture to obtain and maintain insurance customary and appropriate for our business, there can be no assurance that the insurance will be adequate to cover all perils to which our business or our assets might be subjected.

Gaming Licenses, Permits and Approvals -- We may be unable to obtain or maintain all required licenses, permits and authorizations for the operation of our casino.

    Our casino and each of our officers, directors and significant stockholders (including significant stockholders of Riviera Holdings) is required to submit to a background regulatory review process prior to the licensing of our casino by the Colorado Limited Gaming Control Commission (the "Colorado Commission"). The review process includes submission of a gaming application, an investigation and submission of a personal history and financial information. All of our employees engaged in gaming operations will be required to be separately licensed. Pursuant to these requirements, applications for "Key Employee

Licenses" have been filed for individuals who will be involved in the operation of the casino, and applications for "Associated Person Licenses" have been submitted by directors and certain related companies.

    Stockholders of Riviera Holdings who own in excess of certain thresholds are required by Colorado gaming rules (as administered and interpreted) to make certain filings with the Colorado Commission. Any institutional investor who owns more than 15% of Riviera Holdings' common stock is required to file for an "Associated Person License." Two stockholders of Riviera Holdings are institutional investors who each own more than 15% of Riviera Holdings' common stock. Each of these stockholders has agreed to designate an individual with sole investment power over its shares and to cause such individual to file an application for licensure as an associated person.

    Stockholders who are institutional investors and own more than 10% but less than 15% of Riviera Holdings' common stock are required by the Colorado Commission to file certain limited information with the Colorado Commission for the purpose of determining "suitability." One stockholder of Riviera Holdings, which is an institutional investor, has recently reduced its Riviera Holdings stock ownership to just below 15% and has agreed to file the information necessary to permit the Colorado Commission to find suitability.

    Stockholders, other than institutional investors, who own less than 10% but more than 5% of Riviera Holdings' common stock are also required to file information to enable the Colorado Commission to make a finding of suitability (we informally understand it is a somewhat less detailed process for a stockholder who owns less than 10% than the process for a more than 10% stockholder). One institutional investor stockholder of Riviera Holdings, which has stock ownership in Riviera Holdings of less than 10% but more than 5%, has agreed to file the information required. This stockholder has also agreed to be designated as an individual with sole investment power over its shares and to file an application for licensure as an associated person. Another stockholder who holds less than 10% but more than 5% of Riviera Holdings' common stock is an individual who has informally agreed to become licensed as an associated person and has reached informal agreement with the Colorado Commission as to the information required to be filed.

    However, despite our having been informed of their desire to cooperate with the Colorado Commission to ensure that our license to operate our casino will not be delayed or jeopardized, it is possible a disagreement with respect to the disclosure required could arise or for other reasons one or more Associated Person Licenses will not be issued or one or more of such investors may not be found suitable. It should be noted that the Colorado Commission has broad discretion to require additional information in the case of any application for licensure or certification of suitability. Persons who are not licensed or are found to be unsuitable by the Colorado Commission may be required immediately to terminate any interest in, association or agreement with or relationship to a licensee. If such an event were to occur, the Colorado Commission may not grant us our license unless we terminate our relationship with any such person. Riviera Holdings may be forced to repurchase (or arrange for the repurchase) of all or a portion of the shares of one or more of such investors. If any such repurchase could not be accomplished, Riviera Holdings might be required to divest itself of its interest in our company, which would constitute a "Change of Control" or an "Asset Sale" entitling each holder of notes to require that we repurchase the notes. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales." There can be no assurance that we will have sufficient funds to repurchase any of the notes. In addition, the failure or inability to obtain in a timely manner the licenses required for the operation of our casino, the imposition of any additional material restrictions, or the subsequent revocation of any such licenses would have a material adverse effect on our operations.

Competition -- We compete with many other casinos in the Black Hawk/Central City market and other forms of gaming.

    The Black Hawk/Central City gaming market is characterized by intense competition. We believe that the primary competitive factors in the market are location, availability and convenience of parking, number of slot machines and gaming tables, types and pricing of non-gaming amenities, name recognition and overall atmosphere. As of March 31, 1999, there were 29 gaming facilities operating in the Black Hawk/Central City market, with eight casinos each offering more than 400 gaming positions. We believe our main competitors will be the larger gaming facilities, particularly those with considerable on-site or nearby parking and established reputations in the local market. These facilities have high-profile brand names in the local market, including the Isle of Capri Casino, Harvey's Wagon Wheel Casino Hotel, Colorado Central Station, Bullwhackers Black Hawk, Canyon Casino, Fitzgeralds Casino, the Lodge at Black Hawk and Gilpin Hotel Casino. Certain competitors have more gaming experience in the Black Hawk/Central City market and have greater financial resources than we do. Construction has also begun on the "Mardi Gras" casino, which is expected to feature over 600 slot machines. Other projects have also been announced, proposed, discussed or rumored for the Black Hawk/Central City market. We are not aware of whether these or other projects are proceeding.

    We expect that the gaming facilities near the intersection of Main and Mill Streets will provide significant competition to our casino. Colorado Central
Station, which has been the most successful casino in Colorado, is located across the street from our casino and has approximately 700 slot machines, 20 gaming tables and approximately 700 valet parking spaces. The Isle of Capri Casino, operated by Casino America, which opened in December 1998, is located directly across the street from our casino and features approximately 1,100 slot machines, 14 table games and 1,100 parking spaces.

    Casinos offering hotel accommodations for overnight stay may have a competitive advantage over our casino. The number of hotel rooms currently in the Black Hawk/Central City market is approximately 170, with only two gaming facilities providing hotel accommodations to patrons. These include Harvey's Wagon Wheel Casino Hotel with approximately 120 rooms and the Lodge at Black Hawk with approximately 50 rooms. In addition, the Isle of Capri Casino has announced plans to begin construction of an approximately 240 room hotel in 1999 on top of its recently completed casino.

    Historically, the City of Black Hawk has enjoyed an advantage over Central City because customers have to drive through Black Hawk to reach Central City. Central City has proposed the development of a road directly connecting Central City and Black Hawk with Interstate 70 which could result in the elimination of this particular advantage, since customers would be able to reach Central City without driving by or through Black Hawk. There remain significant financial and legal obstacles to the development of this road and it is uncertain whether it will be developed over the near to intermediate term, or developed at all.

    Currently, limited stakes gaming in Colorado is constitutionally authorized in Central City, Black Hawk, Cripple Creek and two Native American reservations in southwest Colorado. However, gaming could be approved in other Colorado communities in the future. The legalization of gaming closer to Denver would likely have a material adverse effect on our future results of operations. We will also compete with other forms of gaming in Colorado, including lottery gaming, and horse and dog racing as well as other forms of entertainment.

Risk of New Venture -- We have no operating history and our operating results may be significantly lower than expected.

    Our operations to date have been limited to development activities and construction. We have had no earnings or operations. Although affiliates of Riviera Gaming Management of Colorado, Inc., which will manage our casino, have extensive experience managing the Riviera Hotel & Casino and the Four Queens Hotel and Casino, they have not previously been involved in constructing a new gaming facility. In addition, they have no experience operating a gaming facility in Colorado. If our casino is not successfully marketed and managed, we may not be able to generate sufficient cash flow to make payments of principal and interest on the notes.

Dependence Upon Single Gaming Site -- Local economic and competitive conditions, among others, could adversely affect our business.

    We will be entirely dependent upon our casino for all of our cash flow, other than the amounts Riviera Holdings is obligated to contribute pursuant to the Keep-Well Agreement and the Completion Capital Commitment. Therefore, we will be subject to greater risks than a geographically diversified gaming company. These greater risks include those caused by:

     o    local economic and competitive conditions;

     o inaccessibility due to road construction or closure on primary access routes;

     o    changes in local and state governmental laws and regulations;

     o    natural and other disasters;

     o a decline in the number of residents near or visitors to the Black Hawk/Central City market; or

     o    a decrease in gaming activities in the Black Hawk/Central City market.

    Any of the factors outlined above could have a material adverse effect on our ability to generate sufficient cash flow to make payments on the notes.

Adverse Weather and Road Conditions; Seasonality -- Adverse weather and road conditions could delay the construction of our casino and temporarily reduce the number of customers visiting our casino. We expect the highest level of customer visits during the summer.

    The City of Black Hawk is located in the Colorado Rocky Mountains, which can be subject to inclement weather. Adverse weather conditions could delay the construction of our casino, resulting in cost overruns or a delayed opening date. In addition, severe weather conditions could adversely affect our operations. The City of Black Hawk is serviced by winding mountain roads that require cautious driving, particularly in bad weather. These roads have tunnels that are subject to closure. Congestion on the roads leading to our casino is not uncommon during the peak summer season, holidays and other times of year and may discourage potential customers from traveling to our casino, particularly if road construction is in process.

    We expect the highest level of customer visits to occur during the summer months, due to more favorable weather conditions.

Ability to Realize on Collateral; Bankruptcy Considerations -- If we become bankrupt, you may be unable to collect the full value of your notes by foreclosing upon collateral.

    The Exchange Notes, like the Existing Notes, will be secured by a first priority lien, on substantially all of our assets other than (1) certain furniture, fixtures and equipment and (2) the assets of our future unrestricted subsidiaries. Under Colorado gaming laws, the trustee could be precluded from or otherwise limited or delayed in exercising certain powers of attorney or selling collateral, including slot machines, at a foreclosure sale since only persons licensed by the Colorado gaming authorities may have slot machines in their possession. In addition, the trustee may encounter difficulty in selling collateral due to various legal restrictions, including requirements that the purchaser or the operator of a gaming facility be licensed by state authorities or that prior approval of a sale or disposition of collateral be obtained. If the trustee sought to operate, or retain an operator for, our casino, the trustee or its agents would be required to be licensed under Colorado gaming laws in order to conduct gaming operations in the casino. Since potential purchasers who wish to operate the casino must satisfy such requirements, the number of potential purchasers in a sale of the casino could be less than in the sale of other types of facilities. Additionally, these requirements may delay the sale of, and may adversely affect the price paid for, the collateral.

    In addition to gaming law restrictions, the ability of the trustee for the noteholders to repossess and dispose of collateral will be subject to the procedural and other restrictions of state real estate law and commercial law. If the holders of the notes were undersecured, the trustee may be entitled to a deficiency judgment under certain circumstances after application of any proceeds from any foreclosure sale. There can be no assurance, however, that the trustee would successfully obtain a deficiency judgment, and we cannot predict what the amount of such judgment would be. In addition, we might not be able to satisfy any such judgment. The right of the trustee to repossess and dispose of the collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy laws if a proceeding under the United States Bankruptcy Code were to be commenced by or against us prior to or possibly even after the trustee has repossessed and disposed of the collateral. If the holders of the notes were undersecured in a bankruptcy case, the trustee for the noteholders will be entitled to assert a secured claim to the extent of the value of the collateral and an unsecured claim for any deficiency. In view of the broad discretionary powers of a bankruptcy court, we cannot predict, following commencement of and during a bankruptcy case:

     o    whether payments under the notes would be made;

     o whether or when the trustee could foreclose upon or sell the collateral;

     o    whether the term of the notes could be altered in a  bankruptcy  case;
          or

     o whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral.

    If a bankruptcy court were to determine that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would be "undersecured" to the extent of any such deficiency. Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorneys' fees to the holders of "undersecured" claims against the debtor during the debtor's bankruptcy case.

    Under the provisions contained in the indenture regarding defeasance, we may discharge our obligations under the indenture or have our obligations released with respect to certain covenants in the indenture. In order to do either of these, among other things, we must deposit with the trustee enough money or securities to make all of the required payments on the notes through maturity or a redemption date. It is possible that the deposit may be subject to recovery or avoidance as a preference or fraudulent transfer by us or our creditors (perhaps through a bankruptcy trustee) under certain circumstances. For example, if the amount of the deposit exceeds the value of the collateral which has been pledged to the holders of the notes, it is possible that the excess may be subject to recovery or avoidance as a preference or fraudulent transfer if we later are in bankruptcy. In addition, because the holders of the notes will release their liens at the time the funds are deposited into the account, it is possible that a bankruptcy court would consider a payment on the notes at redemption or maturity (if the payment is not contemporaneous with the release of the liens) subject to recovery or avoidance as a preference or fraudulent transfer by us or our creditors. In addition, it is possible that if we receive the funds for the deposit from a third party, and that third party subsequently becomes a debtor in a bankruptcy case, the deposit may be recoverable under certain circumstances by the third party or the creditors of that third party (perhaps through a bankruptcy trustee) if the original transfer from the third party to us is a preference or fraudulent conveyance. Furthermore, if we were in bankruptcy after the deposit but before redemption or maturity of the notes, it is possible that a bankruptcy court would allow us to use the deposited funds during the pendency of the bankruptcy case as "cash collateral," subject to the right of the holders of the notes to demand adequate protection of their interest in the deposit.

    Certain of our affiliates are involved in activities that are related to our business and assets. In addition, we have overlapping officers and directors with our affiliates. In the event that one of our affiliates is the subject of a proceeding under the Bankruptcy Code, the creditors of such affiliate or the trustee in bankruptcy may argue that the assets and liabilities of the various affiliated entities, including our company, should be consolidated and our assets made available for satisfaction of claims against the affiliate that is in bankruptcy.

    Although we believe we are a distinct and separate legal entity from our affiliates, there can be no assurance that in the event of a bankruptcy case of one of our affiliated entities, a bankruptcy court would not order consolidation of our assets with those of our affiliates.

Fraudulent Conveyance Considerations -- Federal and state statutes allow courts, under special circumstances, to void transfers or obligations.

    In connection with the issuance of the Existing Notes, we granted security interests in the collateral to the trustee. Various fraudulent conveyance and revocatory or avoidance laws have been enacted for the protection of creditors. Some of these laws protect parties who were not creditors at the time of the challenged transfer but who subsequently became creditors. These laws may permit a court to nullify any transfer of a property interest or any obligation incurred by any of the parties involved in the transactions described in this prospectus.

    Generally, if a court were to find that:

        (1) the debtor made the challenged transfer or obligation with the intent of hindering, delaying or defrauding its present or future creditors; or

        (2) the debtor (A) received less than reasonably equivalent value or fair consideration for incurring the challenged obligation or making the challenged transfer and (B) (i) was insolvent or was rendered insolvent by reason of incurring the challenged obligation or making the challenged transfer, (ii) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, the court could void the challenged obligation or transfer in whole or in part. The court could also subordinate any claims with respect to the challenged obligation or transfer to all other debts of the debtor. The court's determination as to whether the above is true at any relevant time will vary depending upon the law applied in any such proceeding.

    Generally, a debtor will be considered insolvent if:

        (1) the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or

        (2) if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, as they become fixed in amount and nature.

Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.

    With respect to our company and Riviera Holdings, the transfers made by Riviera Holdings in connection with the capitalization of our company present the most significant possible fraudulent conveyance issues. In capitalizing our company, Riviera Holdings has contributed in cash $20.0 million of equity capital, comprising (1) $15.1 million contributed in August 1997 to purchase the land and (2) additional contributions of $4.9 million as of March 31, 1999. See "Capitalization." However, we believe that Riviera Holdings has made its capital contributions (and has entered into the related transactions) for legitimate business purposes and without the intent to hinder, delay or defraud any of its creditors.

    However, there can be no assurance that Riviera Holdings' past contributions to us will not be found to have constituted either an actual or a constructive fraudulent transfer in the event Riviera Holdings becomes subject to a bankruptcy proceeding. In addition, future contributions by Riviera Holdings, including under the Completion Capital Commitment and the Keep-Well Agreement, might also be found to be an actual or constructive fraudulent transfer by a bankruptcy court. Any such possible fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and alter the manner in which we manage our business and, ultimately, could have a material adverse effect on our ability to meet our obligations under the notes.

Mechanic's Liens -- Parties who have provided services or materials in connection with our casino may have a lien on the project senior in priority to the lien of the deed of trust securing the notes.

    Colorado law provides architects, engineers, contractors, subcontractors and material suppliers with a lien on real property being improved by their services or materials in order to secure their right to be paid. These parties may foreclose their liens if they are not paid in full. The priority of all mechanic's liens arising out of a particular construction project relates back to the date on which construction of the project first commenced.

    Construction of our casino commenced prior to the recording of the deed of trust securing the notes. Accordingly, all architects, engineers, contractors, subcontractors and material suppliers who provide services or materials in connection with our casino and otherwise comply with the applicable requirements of Colorado law will have a lien on the project senior in priority to the lien of the deed of trust securing the notes. However, the Cash Collateral and Disbursement Agreement will require procedures intended to ensure the proper payment to these parties. In addition, as a condition to the disbursement of funds for construction of the casino, lien releases are required to be obtained from all contractors, subcontractors, suppliers and materialmen who have provided work, materials and services. Furthermore, prior to the consummation of this offering, we will obtain a title insurance policy for the benefit of the holders of the notes to insure the priority of the lien held by the holders of the notes and to insure against any loss arising as a result of a mechanic's lien.

Environmental Matters -- Environmental problems are possible and can be costly.

    The site of our casino is located in a 400-square mile watershed basin that was designated in 1983 by the United States Environmental Protection Agency as a "National Priorities List" Study Area under the Comprehensive Environmental Response, Compensation and Liability Act, sometimes also called the Superfund Act. The Study Area received this designation because of hazardous substance contamination in the soil, groundwater and surface water caused by historical mining activity. The EPA has identified several areas of contamination within the Study Area and in the vicinity of our property that require remediation. The EPA and the State of Colorado have not required remediation of any contamination on or from our property as part of their Superfund investigation and remedial activities. However, sampling of our property disclosed the existence of contaminated groundwater. Therefore, during foundation excavation, we dewatered the site and treated collected groundwater prior to discharge. Excavation and all foundation work is complete. The EPA or the State of Colorado could require remediation for contaminated groundwater or any remaining contaminated soil on the property some time in the future, and, as the current owner of the property, we could be required to pay for or perform such remediation.

Legislative Issues

    Additional legalization of gaming in or near any area from which our casino is expected to draw customers would have a material adverse effect on our casino's business. Also, the legalization of various types of gaming, such as video lottery terminals, in existing venues such as airports, race tracks or drinking establishments, would have a material adverse effect on our casino's business. See "Gaming and Liquor Regulatory Matters." Colorado law requires statewide voter approval for any expansion of limited gaming into additional locations and, depending on the authorization approved by the statewide vote may also require voter approval from the locality in question.

    Several attempts have been made by various parties in recent years to expand gaming in Colorado. In 1994, Colorado voters refused by a margin of 93% to 7% to permit gaming in Manitou Springs (located near Colorado Springs and Cripple Creek) or slot machines in airports. In November 1996, Colorado voters defeated by a margin of 69% to 31% a proposal to allow gaming in the community of Trinidad, located on the New Mexico border.

    Currently, Colorado law does not authorize video lottery terminals. However, Colorado law permits the legislature, with executive approval, to authorize new types of lottery gaming, such as video lottery terminals, at certain locations. Video lottery terminals are games of chance, similar to slot machines, in which the player pushes a button that causes a random set of numbers or characters to be displayed on a video screen. The player may be awarded a ticket, which can be exchanged for cash or playing credit. Certain lottery gaming could compete with slot machine gaming.

    In 1997, the state legislature passed, but then Governor Romer vetoed, a bill that would have permitted video lottery terminals in dog and horse race tracks under certain terms and conditions. Additionally, several cities within Colorado have active citizens' lobbies that were able to place gaming initiatives on recent statewide ballots. Although these initiatives have failed, new initiatives could be introduced on future statewide ballots to allow expansion of gaming in Colorado or prohibit gaming in the gaming market our casino would serve. Future initiatives, if passed, could significantly increase the competition for gaming customers, thereby adversely affecting business in the gaming market our casino would serve. While the newly elected governor, William Owens, has publicly taken a position opposed to any expansion of gaming in Colorado, there can be no assurance against future legislation that would create additional competition or that would impose additional restrictions or prohibitions on, or assess additional fees with respect to our business.

    In August 1996, President Clinton signed a bill creating the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The Policy Commission issued its report in June of 1999. The recommendations from this report, which are non-binding, were generally considered neutral with respect to their impact on gaming. However, it is possible that legislation could develop as a result of this report which, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on our business or results of operations.

    Additionally, from time to time, certain federal legislators have proposed the imposition of a federal tax on gaming revenues. Any such tax could have a material adverse effect on our financial condition or results of operations.

State Gaming Tax Issues -- We pay gaming taxes which could be increased in the future.

    The amendment to the Colorado Constitution that legalized limited gaming also subjects casinos in Colorado to an annual gaming tax of up to 40% of the total amounts wagered less all payouts to players. With respect to games of poker, the tax is calculated based on the sums wagered which are retained by the casino as compensation. Effective July 1 of each year, the Colorado Commission establishes the gaming tax for the following 12 months. In 1996, the Colorado Commission by promulgation of a regulation raised the tax rates. Currently, the gaming tax is: 2% on the first $2 million of these amounts; 4% on amounts from $2 million to $4 million; 14% on amounts from $4 million to $5 million; 18% on amounts from $5 million to $10 million; and 20% on amounts over $10 million. There can be no assurance that tax rates or fees applicable to our casino will not be increased in the future, either by the Colorado electorate, legislation or action by the Colorado Commission, resulting in an adverse effect on our operations.

Reliability of Market Data -- Market data we rely on may be inaccurate and is subject to change.

    We have based the Black Hawk/Central City market data and certain other information in this prospectus, including parking data, on information supplied by the City of Black Hawk and various public announcements and filings made by certain of the larger casinos in the Black Hawk/Central City market. We have also relied on other sources that we believe are reliable. However, we have not independently verified any such information, announcements or filings and it is possible they may not be accurate in all material respects. Accordingly, you should not rely too greatly on such data when making your investment decision. The gaming markets in Colorado and in Black Hawk/Central City are subject to continual changes, including changes in the number of facilities expanding, closing and opening, and changes in the size of such facilities. Because of such changes, our estimates of our casino's expected position in Black Hawk (in terms of size, comparable amenities, parking, and nearby competition) could become inaccurate at any time.

Dependence on Key Personnel -- We depend on our manager and our key employees.

    Our success will largely depend upon the efforts and skills of our manager and certain of our key executive officers. These key executives are William Westerman, Ron Johnson and Duane Krohn. The loss of the services of our manager or any of our key executive officers could have a material adverse effect on our operations. There can be no assurance that we would be able to attract and hire suitable replacements in the event of any such loss of services.

Difficulty  in  Attracting  and  Retaining   Qualified   Employees  --  We  face
difficulties in attracting and retaining qualified employees for our casino.

    The operation of our business requires qualified executives, managers and skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. Currently there is a shortage of skilled labor in the gaming industry. We believe this shortage will make it increasingly difficult and expensive to attract and retain qualified employees. Increasing competition in the Black Hawk/Central City and competing markets may lead to higher costs in order to retain and attract qualified employees. We may incur higher labor costs to attract qualified employees from existing gaming facilities. While we believe that we will be able to attract and retain qualified employees, we may have difficulty attracting a satisfactory number and we may incur higher costs than expected in trying to do so.

No Recourse Against Riviera Holdings -- Riviera Holdings is not obligated to make any payments on these notes.

    Riviera Holdings will be obligated under the Completion Capital Commitment to contribute to us up to $10.0 million of cash if at any time there are insufficient funds available to enable our casino to be operating by May 31, 2000. In addition, if our casino is not operating by May 31, 2000, Riviera Holdings will be obligated to contribute on that date $10.0 million in cash less any amounts previously contributed under the Completion Capital Commitment. Furthermore, if (1) we do not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) our consolidated cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings will be obligated under the Keep-Well Agreement to contribute cash to us to make up those amounts (up to a maximum of $5.0 million for any one year and $10.0 million in the aggregate). However, these commitments are not guarantees of the notes.

    You should not expect Riviera Holdings or any of its affiliates to participate in servicing the principal, fixed interest, contingent interest or other payments due on the notes. Neither Riviera Holdings nor any of its affiliates has any obligation to make any payments of any kind to the holders of the notes.

Risk of Adverse Tax Treatment -- The notes could be classified as equity for federal income tax purposes. This could adversely affect our cash flow and the amounts includible in the income of a holder of notes.

    The notes will provide for the payment of both fixed interest and contingent interest. Contingent interest will be calculated based on a percentage of our cash flow after the Riviera Black Hawk begins operating. The notes and the indenture will have terms typically contained in instruments evidencing indebtedness and are intended to create a debtor-creditor relationship between us and the holders of the notes. We intend to treat the notes as indebtedness for federal income tax purposes. However, this treatment is not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not successfully argue (or that a court will not hold) that the notes should be treated as equity for federal income tax purposes. If any portion of the notes is treated as equity rather than indebtedness, we would not be able to deduct the interest on that portion of the notes. This could have a material adverse effect on our after-tax cash flow. In addition, the interest payments made on the portion of the notes that are treated as equity will be taxable to the recipient as dividends to the extent of our current and accumulated earnings and profits. This could adversely affect the timing, character and amounts includible in the income of a holder of notes.

No Prior Market for Notes -- You cannot be sure that an active trading market will develop for these notes.

    The Existing Notes are currently eligible for trading in the PORTAL market. The Exchange Notes are new securities for which there is no established market. We have been informed by the Initial Purchaser that it intends to make a market in these notes. However, the Initial Purchaser may cease its market making at any time. In addition, the liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, you cannot be sure that an active trading market will develop for these notes.

Failure to Exchange Existing Notes for Exchange Notes--Failure to tender your Existing Notes for Exchange Notes could limit your ability to resell the Existing Notes.

    The Existing Notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Existing Notes for Exchange Notes pursuant to the Exchange Offer, you will not be able to resell, offer to resell or otherwise transfer the Existing Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the Existing Notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your Existing Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Adverse Effect of Issuance of Exchange Notes on Market for Existing Notes--The issuance of the Exchange Notes may adversely affect the market for the Existing Notes.

    To the extent that Existing Notes are tendered for exchange and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Existing Notes could be adversely affected.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the Exchange Offer. The Existing Notes were issued on June 3, 1999. The proceeds from the sale of the Existing Notes was $45.0 million, which were used as follows: (1) approximately $31.9 million was deposited into a construction disbursement account, of which $10.1 million was used to reimburse Riviera Holdings for amounts advanced to us to cover construction and development costs incurred prior to the sale of the Existing Notes, and the remaining $21.8 million has been and will continue to be used to finance the cost to develop, construct, equip and open the Riviera Black Hawk,
(2) $5.0 million was deposited into a completion reserve account to be held as a reserve in case there are insufficient funds in the construction disbursement account to complete the Riviera Black Hawk, (3) $5.1 million was deposited into an interest reserve account and used to purchase government securities representing funds sufficient to pay the first two payments of fixed interest on the notes and (4) approximately $3.0 million was used to pay fees and expenses relating to the foregoing as well as the sale of the Existing Notes.

                                 CAPITALIZATION

    The following table sets forth our capitalization at March 31, 1999 on an actual and as adjusted basis. In addition, the table sets forth our expected capitalization upon completion of the Riviera Black Hawk. This table should be read in conjunction with the more detailed information and financial statements, including the notes thereto, included elsewhere in this prospectus.

                                                                                Upon
                                                                             Completion
                                                      At March 31, 1999        of the
                                                    ----------------------- Riviera Black
                                                    Actual      As Adjusted     Hawk
                                                    ------      -----------     ----
                                                          (dollars in millions)

Cash and cash equivalents(1)................        $  0.5        $ 35.9       $  8.3
                                                    ======        ======       ======
Debt:
  First Mortgage Notes......................        $  0.0        $ 45.0       $ 45.0
  Equipment financing(2)....................           0.0           0.0         10.6
  Special Improvement District Bonds(3).....           0.7           0.7          1.5
  Intercompany indebtedness.................           6.6           0.0          0.0
                                                    ------        ------       ------
          Total debt........................           7.3          45.7         57.1
Stockholder's equity(4)(5)..................          23.3          23.3         25.0
                                                    ------        ------       ------
          Total capitalization..............        $ 30.6        $ 69.0       $ 82.1
                                                    ======        ======       ======

----------

(1) Includes $25.3 million in the construction disbursement account (after reimbursement to Riviera Holdings of $6.6 million for amounts advanced to us to cover construction and development costs incurred as of March 31, 1999), $5.0 million in the completion reserve account and $5.1 million in the interest reserve account at March 31, 1999. Includes $5.0 million in the completion reserve account and $2.8 in the interest reserve account upon completion of our casino.

(2) Relates to financing of approximately $10.6 million for furniture, fixtures and equipment, which we expect to be able to obtain after this offering is consummated. However, we have not entered into any binding arrangements for such financing. Accordingly, there can be no assurance that any such financing will be obtained.

(3) Our casino and the Isle of Capri Casino, the casino located across the street from our casino, have entered into development agreements with the City of Black Hawk to relocate utilities and widen a bridge to access both properties from the highway. The total estimated cost of these improvements is approximately $2.9 million which will be shared equally by us and the Isle of Capri Casino. We will repay our portion of the cost of such improvements over 10 years beginning in January 2000.

(4) Includes capitalized interest of $3.3 million associated with Riviera Hold-ings' investment at March 31, 1999, and $5.0 million upon completion of the Riviera Black Hawk. Excludes operating expenses expected to be incurred prior to the completion of the Riviera Black Hawk.

(5) Excludes Riviera Holdings' commitment to contribute to us up to $10.0 million of cash if at any time there are insufficient funds available to enable the Riviera Black Hawk to be operating by May 31, 2000. See "Description of Notes -- Completion Capital Commitment."

                         SELECTED FINANCIAL INFORMATION

    We  were   organized   in  August  1997  for  the  purpose  of   developing,
constructing, equipping and operating the Riviera Black Hawk. Since that time, we have been in the development stage and our activities have been limited to transactions relating to the development of the Riviera Black Hawk. We purchased the land on which the Riviera Black Hawk is being constructed in August 1997 and commenced construction in July 1998. We have completed all site improvements, excavation and foundation work. Erection of the steel structure began in April 1999, and the building is expected to be enclosed by mid-August 1999.

    The selected financial information presented below at December 31, 1997 and 1998, for the period from August 18, 1997 (Date of Inception) to December 31, 1997, and for the year ended December 31, 1998 has been derived from our audited financial statements included elsewhere in this prospectus. The financial statement information at and for the three months ended March 31, 1999 has been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with the audited financial statements and including all normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that will be achieved for future periods, including the entire year ending December 31, 1999.

    This information is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements, including the notes thereto, and other financial information included elsewhere in this prospectus.

                                                   At                          At
                                               March 31,                  December 31,
                                                  1999              1998                1997
                                             ---------------    --------------      --------------
                                                                     (dollars in thousands)
Balance Sheet Data:
Cash...................................         $       474         $     543          $       49
Total assets...........................              34,377            28,138              16,632
Long-term debt, including current
  maturities...........................                 687               687                   0
Due to Riviera Holdings................               6,590             6,241                   0
Total liabilities......................              11,087             8,138                   7
Stockholder's equity...................           23,290(1)            20,000              16,625


                                                                              From
                                                For the                    August 18,
                                                 Three                     1997 (Date
                                                Months     For the Year   of Inception)
                                                 Ended         Ended         through
                                               March 31,   December 31,   December 31,
                                                 1999          1998           1997
                                            ------------- -------------  --------------
                                                       (dollars in thousands)

Statement of Operations:
General and administrative expenses.....        $  15          $ 0            $ 0
Net loss................................          (10)           0              0

----------

(1) Includes capitalized interest of $3.3 million associated with Riviera Holdings' investment.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                       Three Months Ended
                                                            March 31,
                                                     1999              1998
                                                     ----              ----
                                                         (in thousands)
Earnings:
Pre-tax income (loss)  (1).....................      (15)                -
Fixed charges..................................      675             1,100
Less capitalized interest......................     (675)           (1,100)
Earnings (loss) available for fixed charges....      (15)                -
Ratio of earnings to fixed charges (2).........      n/a               n/a

         Fixed charges include interest expense on indebtedness, plus amortization of deferred financing cots. Since the Company is in the development stage and has not commenced operations, its earnings were not sufficient to cover fixed charges by $690,000 and $1,100,000 for the three months ended March 31, 1999 and 1998, respectively.

    (1) The Company is in the development stage and has not commenced its intended operations. The net loss is the result of general administrative expenses incurred prior to the opening of the Casino.

    (2) For purposes of determining fixed charges, earnings (losses) are defined as earnings (loss) before income taxes plus fixed charges.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with, and is qualified in its entirety by, our financial statements, including the notes thereto, and the other financial information included elsewhere in this prospectus.

Development Activities

    We were organized in August 1997 and were initially capitalized with $15.1 million of cash contributions from Riviera Holdings. Since that time, our activities have been limited to development activities with respect to the Riviera Black Hawk. We purchased the land on which the Riviera Black Hawk is being constructed in August 1997 and commenced construction in July 1998. We have completed all site improvements, excavation and foundation work. Erection of the steel structure began in April 1999, and the building is expected to be enclosed by mid-August 1999. We will have a 300,000 square foot gaming facility featuring (1) a 31,000 square foot casino with approximately 1,000 slot machines and 14 table games; (2) parking for 520 vehicles (substantially all of which will be covered) with convenient self-park and valet options; (3) a 265-seat casual dining restaurant; (4) two themed bars; and (5) an entertainment center with seating for approximately 500 customers. Subject to the delays inherent in construction projects of the magnitude of our casino, and subject to obtaining the necessary gaming licenses, other permits and financing, we expect to open our casino in the first quarter of 2000.

Results Of Operations

    We are in the development stage and do not have any historical operating results other than interest expense (which has been capitalized) on our outstanding indebtedness to Riviera Holdings, the receipt of certain capital contributions and the capitalization of certain other costs and pre-opening general and administrative expenses in the first quarter of 1999 which have been expensed as required under generally accepted accounting principles. See "-- Recently Issued Accounting Standards." The capitalized costs have consisted primarily of license and permit applications, design costs, construction costs and interest during development and construction. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond our control. We believe that the Riviera Black Hawk, if completed and opened, will be able to attract a sufficient number of patrons and achieve the level of activity and revenues necessary to permit us to meet our obligations, including with respect to the notes. However, there can be no assurance that we will be able to achieve these results.

Liquidity And Capital Resources

    Our purchase of the site and all development expenses to date were financed by the proceeds from the sale of the Existing Notes and by capital contributions and advances from Riviera Holdings. We expect to fund the remaining development of the Riviera Black Hawk from a combination of (1) $21.8 million of the net proceeds from the sale of the Existing Notes, which remained in the construction disbursement account after reimbursing Riviera Holdings $10.1 million in cash for advances made to us prior to the sale of the Existing Notes, (2) $10.1 million of the net proceeds from the sale of the Existing Notes, which were deposited into the completion reserve account and the interest reserve account,
(3) furniture, fixtures and equipment financing in the amount of up to $10.6 million and (4) Special Improvement District Bonds in the amount of $1.5 million. In addition, Riviera Holdings will be obligated under the Completion Capital Commitment to contribute to us up to $10.0 million of cash to us if at any time there are insufficient funds available to enable our casino to be operating by May 31, 2000. In addition, if our casino is not operating by May 31, 2000, Riviera Holdings will be obligated to contribute on that date $10.0 million in cash less any amounts previously contributed under the Completion Capital Commitment. Furthermore, if (1) we do not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) our consolidated cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings will be obligated under the Keep-Well Agreement to contribute cash to us to make up those amounts (up to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate).

    After our casino opens, we expect to fund our operating and capital needs from operating cash flow. We intend to have sufficient working capital to provide for reasonably anticipated short-term liquidity needs. In addition, Riviera Holdings has committed to provide us with additional financing under the circumstances described above. However, there can be no assurance that any additional financing, if needed to meet liquidity needs, will be available to us on favorable terms or at all. There can be no assurance that our estimate of foreseeable liquidity needs is accurate or that no new business developments or other unforeseen events will not occur, any of which could result in the need to raise additional funds. We expect that the adequacy of our operating cash flow will depend upon customer acceptance of the Riviera Black Hawk, the continued development of the Black Hawk/Central City market as a gaming destination, the intensity of our competition, the efficiency of operations, the depth of customer demand, the effectiveness of our marketing and promotional efforts and the performance by Riviera Holdings of its agreements to provide capital to us in certain circumstances.

Recently Issued Accounting Standards

    The American Institute of Certified Public Accountants' Accounting Standards Executive Committee recently issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities. This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged. We adopted this standard effective January 1, 1999. The impact has been to record a general expense of $15,000 for the three months ended March 31, 1999, that we would have otherwise deferred as pre-opening costs.

Year 2000

    In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation is generally referred to as the "Year 2000 Problem." If this situation were to occur, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt future operations.

    All new systems acquired by us will be Year 2000 compliant. We rely upon Riviera Holdings for financial accounting systems which are currently Year 2000 compliant. The costs associated with Year 2000 compliance have not yet been, and are not anticipated to be, material to our financial position or results of operations.

    In addition, we have communicated with our major contractors and will communicate with our major vendors and suppliers to determine their state of readiness relative to the Year 2000 Problem and our possible exposure to Year 2000 issues of such third parties. However, there can be no guarantee that the systems of other companies, which our systems may rely upon, will be timely converted or that the representations made to us by these parties are accurate. As a result, the failure of a major vendor or supplier to adequately address their Year 2000 Problem could have a significant adverse impact on our future operations.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

    We issued and sold the Existing Notes to the Initial Purchasers on June 3, 1999 (the "Issue Date"). The Initial Purchaser subsequently sold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the Existing Notes are subject to certain transfer restrictions, our company, Riviera Black Hawk, Inc., and the Initial Purchaser entered into a registration rights agreement dated June 3, 1999 (as used in this and the next paragraph, the "Registration Rights Agreement"), pursuant to which we agreed:

     o within 45 days after the Issue Date, to prepare and file with the Securities and Exchange Commission the Registration Statement of which this prospectus is a part;

     o within 150 days after the Issue Date, to use our best efforts to cause the Registration Statement to become effective under the Securities Act;

     o upon the effectiveness of the Registration Statement, to offer the Exchange Notes in exchange for surrender of the Existing Notes; and

     o to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes.

The Registration Statement is intended to satisfy in part our obligations with respect to the Existing Notes under the Registration Rights Agreement.

    Under existing interpretations of the Securities and Exchange Commission, the Exchange Notes will be freely transferable by holders other than our affiliates after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that:

     o it is acquiring the Exchange Notes in the ordinary course of its business;

     o it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

     o it is not an affiliate of the Company, as such terms are interpreted by the Securities and Exchange Commission.

However, broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Securities and Exchange Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes) with this prospectus. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of The Exchange Offer; Period For Tendering Existing Notes

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), we will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used in the prospectus, the term "Expiration Date" means 5:00 p.m., New York City time, on __________ __, 1999. However, if we, in our sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this prospectus, $45.0 million aggregate principal amount of the Existing Notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about ___________ __, 1999 to all holders of Existing Notes known to us. Our obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

    We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the holders of Existing Notes as described below. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

    We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

Procedures for Tendering Existing Notes

    The tender to us of Existing Notes by a holder of Existing Notes as set forth below and the acceptance of such tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Existing Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, the Exchange Agent must receive:

     o certificates for such Existing Notes along with the Letter of Transmittal, or

     o prior to the Expiration Date, a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or the "Depositary") pursuant to the procedure for book-entry transfer described below, or

     o    the  holder  must  comply  with  the  guaranteed   delivery  procedure
          described below.

    The method of delivery of Existing Notes, Letters of Transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or Existing Notes to us.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange are tendered:

     o by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or

     o    for the account of an Eligible Institution (as defined below).

    In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on such Existing Notes guaranteed by an Eligible Institution.

    Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either (1) make appropriate arrangements to register ownership of the Existing Notes in such owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions to such Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder of Existing Notes will represent to us in writing that, among other things:

     o the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

     o neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

     o neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in it distribution of the Exchange Notes.

    If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such Exchange Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    If the holder is a broker-dealer, the holder must represent that it will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (an "Exchanging Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Acceptance of Existing Notes For Exchange; Delivery Of Exchange Notes

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Existing Notes property tendered, and will issue the Exchange Notes promptly after acceptance of the Existing Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if we have given oral and written notice to the Exchange Agent.

    The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Existing Notes, or if no interest has been paid on the Existing Notes, from June 3, 1999. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from June 3, 1999. Existing Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Existing Notes whose Existing Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Existing Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer and will be deemed to have waived their rights to receive such accrued interest on the Existing Notes.

    In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder of such Existing Notes (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

Book-Entry Transfer

    Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date, unless such holder has strictly complied with the guaranteed delivery procedures described below.

    We understand that the Exchange Agent has confirmed with the Book-Entry Transfer Facility that any financial institution that is a participant in the Book-Entry Transfer Facility's system may utilize the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to tender Existing Notes. We further understand that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that the Book-Entry Transfer Facility establish an account with respect to the Existing Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's ATOP procedures for transfer. However, the exchange of the Existing Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), an appropriate Letter of Transmittal with any required signature guarantee, and any other documents required. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Existing Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

    If a registered holder of the Existing Notes desires to tender such Existing Notes and the Existing Notes are not immediately available, or time will not permit such holder's Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

     o    the tender is made through an Eligible Institution;

     o prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     o the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

    Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

     o specify the name of the person having tendered the Existing Notes to be withdrawn;

     o identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes); and

     o where certificates for Existing Notes have been transmitted specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder.

    If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution.

    If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes May be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

Certain Conditions To The Exchange Offer

    Notwithstanding any other provision of the Exchange Offer, we shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if it any time before the acceptance of such Existing Notes for exchange or the exchange of Exchange Notes for such Existing Notes, we determine that:

     o the Exchange Offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

     o    we have not received all applicable governmental approvals; or

     o any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the Exchange Offer.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in its reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

    IBJ Whitehall Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


     By Hand, up to 4:30 p.m.:            By Registered or Certified Mail:       By Overnight Courier & By Hand after 4:30
                                                                                     p.m. on the expiration date only:
        IBJ Whitehall Bank &                    IBJ Whitehall Bank &                        IBJ Whitehall Bank &
           Trust Company                           Trust Company                               Trust Company
          One State Street                          P.O. Box 84                               One State Street
      New York, New York 10004                 Bowling Green Station                      New York, New York 10004
Attn: Securities Processing Window,        New York, New York 10274-0084            Attn: Securities Processing Window,
       Subcellar One, (SC-1)                                                               Subcellar One, (SC-1)

                                  By Facsimile:
                                 (212) 858-2611

                              Confirm by Telephone:
                                 (212) 858-2103


    Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

    We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The expenses to be incurred in connection with the Exchange Offer will be paid by us. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

    The Exchange Notes will be recorded at the same carrying amount as the Existing Notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the Exchange Notes.

Transfer Taxes

    Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register Exchange Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences Of Failure To Exchange; Resales Of Exchange Notes

    Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 13% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Colorado Business Corporation Act in connection with the Exchange Offer.] In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Existing Notes under the Securities Act. However, (i) if any Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or (ii) if any holder of Existing Notes (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Existing Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, does not receive Exchange Notes in exchange for Existing Notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of us within the meaning of the Securities Act), we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the Existing Notes held by such persons.

    Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from us to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any holder has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be all "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives

Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." We have not requested the staff of the Securities and Exchange Commission to consider the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions in the United States as any selling holder of the Notes reasonably requests in writing.

                                    BUSINESS

The Company

    Our company, a wholly-owned subsidiary of Riviera Holdings, is constructing and will own and operate one of the largest integrated casino, entertainment and parking facilities in the state of Colorado. Located at one of the premier gaming sites in Black Hawk, Colorado, approximately 40 miles west of Denver, our casino will be one of the first encountered when traveling from Denver to the adjacent gaming cities of Black Hawk and Central City. Our casino will feature one of the largest number of gaming positions in the market with approximately 1,000 slot machines and 14 table games. We also expect to offer a variety of non-gaming amenities designed to further differentiate our casino including (1) parking for 520 vehicles (substantially all of which will be covered) with convenient self-park and valet options, (2) a 265-seat casual dining restaurant,
(3) two themed bars and (4) an entertainment center with seating for approximately 500 people.

    We believe that substantial opportunity exists in the Black Hawk/Central City market for well-capitalized, sophisticated gaming operators offering an attractive mix of product and convenience. The initial participants in this market were small, privately held gaming facilities whose inability to offer convenient parking and a full range of traditional casino amenities limited the growth of this market. Subsequently, larger casinos offering such amenities have entered the market, have been gaining market share and have contributed to the consistent growth in the overall market. As of March 31, 1999, there were 29 casinos in the Black Hawk/Central City market, with eight casinos each offering more than 400 gaming positions. Anchor Gaming's Colorado Central Station, located across the street from our casino with approximately 700 gaming machines and 700 valet parking spaces, has been the market leader with an estimated average win per gaming device per day of approximately $240 in 1998. We believe that our casino will be successful due to our:

     o    premier location;

     o    convenient, covered self-parking;

     o    superior size and amenities; and

     o    Manager's successful track record in gaming.

    We expect to open our casino in the first quarter of 2000. The total cost for our casino, excluding capitalized interest, is expected to be $77.1 million, which includes (1) $15.1 million for the original purchase of the land on which our casino is being developed, (2) $27.6 million of construction costs, (3) $10.6 million for furniture, fixtures and equipment, (4) $8.0 million for project development costs, fees and permits, (5) $2.7 million for pre-opening costs, opening bankroll and other working capital requirements, (6) $10.1 million for a completion reserve and an interest reserve and (7) $3.0 million for fees and expenses related to the sale of the Existing Notes. Prior to the sale of the Existing Notes, Riviera Holdings had contributed cash of $30.1 million to us, of which $20.0 million is in the form of equity capital and the balance was reimbursed to Riviera Holdings from the proceeds of the sale of the Existing Notes. We believe the construction budget and timetable for our casino can be achieved based on the following:

     o the $27.6 million of construction costs will be incurred pursuant to a guaranteed maximum price construction contract which is based on completed construction drawings which have been approved by the Black Hawk Planning Board;

     o we have completed all site improvements, excavation and foundation work (typically the portion of a casino construction project that has the most risk) and erection of the steel structure began in April 1999;

     o 35% of the $27.6 million construction budget has been expended under the guaranteed maximum price construction contract as of March 31, 1999;

     o our architect and contractor have extensive experience in similar projects in mountainous terrain; and

     o the guaranteed maximum price construction contract provides for a completion date of January 15, 2000 with incentives for finishing early and penalties for finishing late.

    Our casino will be managed by a wholly-owned subsidiary of Riviera Holdings. Riviera Holdings owns and operates the Riviera Hotel & Casino located on the Las Vegas Strip. Upon completion, our casino will be the only casino in the market developed and operated by a Las Vegas Strip casino company. Riviera Holdings' current management team has developed a strong reputation in the gaming industry. Since assuming control of Riviera Holdings in 1992, this management team has grown Riviera Holdings' EBITDA from $22.0 million in 1993 to $29.1 million in 1998, an increase of 32%.

Competitive Strengths

    We believe that the following competitive strengths will contribute to the success of our casino:

    Dominant Black Hawk/Central City Location. Our casino is located at the entrance to the City of Black Hawk and will be one of the first casinos encountered when traveling from Denver to the Black Hawk/Central City market. We will be on the corner of Mill and Main Street, across the street from Colorado Central Station, which has been the most successful casino in Colorado. In addition, we will be located across Main Street from the recently completed Isle of Capri Casino, which is of a similar size to our casino in terms of the number of gaming positions. This will result in a critical mass of casinos located at the entrance to Black Hawk which we expect to create synergistic benefits for all three casinos.

    Convenient Covered, Self-Parking Facilities. Much of the Black Hawk/Central City market lacks adequate parking. As a result, we believe that the availability of convenient on-site parking is not only a critical differentiating factor from other casinos, but that the additional parking will contribute to overall growth in the market. Our casino will feature an attached 175,000 square foot multi-level parking facility with capacity for approximately 520 vehicles (substantially all of which will be covered). In addition to valet parking, we will offer patrons the convenience of a self-park option, which we believe gives us an additional advantage over casinos that require patrons to use valet service to maximize the number of available parking spaces. Our parking facility, coupled with the nearly 1,800 other parking spaces located at the Isle of Capri Casino and Colorado Central Station, will create the greatest concentration of parking in the Black Hawk/Central City market.

    Superior Size and Amenities. Our approximately 1,000 gaming positions will be one of the largest in the Black Hawk/Central City market. This number of gaming positions is significantly larger than the market average of 336 positions per casino as of December 31, 1998. By combining this extensive selection with our ability to place all gaming devices on a single floor, we will create an exciting and compelling atmosphere that is closer to that found in Las Vegas casinos than that typically found in casinos in the Black
Hawk/Central City market. We will further enhance this superior gaming experience with entertainment and food service designed to meet the preferences of the Black Hawk/Central City market. Our 265-seat casual dining restaurant will offer a menu of quality items at value prices. We also plan to utilize our 7,000 square foot multi-use entertainment center to provide entertainment programs such as live music performances as well as meetings, parties and other promotional events. This combination of gaming and amenities is currently not common in this market. As a result, we intend to market such features to not only differentiate ourselves from our competitors, but to help expand the overall market.

    Management Expertise. Upon completion, our casino will be the only casino in the Black Hawk/ Central City market developed and operated by a Las Vegas Strip casino company. As a result, our casino will benefit from years of sophisticated management experience in all aspects of gaming operations, ranging from slot management to database marketing. The success of this management team is demonstrated by the outstanding financial results achieved at the Riviera Hotel & Casino despite an intensely competitive gaming environment in Las Vegas.

Description of the Riviera Black Hawk

    General. The Riviera Black Hawk is designed to be a first class, integrated gaming facility, providing customers with a broad selection of gaming activities, food and entertainment as well as convenient on-site covered parking. Our casino is being constructed on a 71,000 square foot (1.63 acres) footprint zoned entirely for gaming, providing us with the flexibility to add additional gaming space as allowable under Colorado gaming regulations. Total square footage for the facility will be 300,000 square feet, which includes a 175,000 square foot parking structure.

    The exterior design of the building is based on the historic Western Victorian influence found in the Black Hawk area in the late 19th century. Patrons will be able to enter the building from three entrances: (1) a glass-covered pedestrian entrance facing the Colorado Central Station on the corner of Main and Mill Street, which will serve as the main entrance for pedestrians coming from the Colorado Central Station and other casinos across Mill Street as well as the west entrance of the Isle of Capri Casino; (2) a valet and pedestrian entrance facing the Isle of Capri Casino across Main Street, which will serve as the main entrance for our valet customers, bus customers and pedestrians leaving the Isle of Capri Casino through the north entrance; and (3) elevator access from our attached self-parking structure.

    The interior of the casino will blend the Western Victorian theme with the exciting atmosphere of a modern casino, complete with state-of-the-art machines and table games. The unique ambiance on the casino floor will be enhanced by the view of the surrounding mountains offered through large windows. Also adding to the Western Victorian theme will be a large, highly ornate bar located in the center of the casino floor. Our casino will include 30,000 square feet of gaming space located "Las Vegas-style" on a single floor, which is relatively unique in the Black Hawk/Central City market. We expect to offer one of the largest selections of gaming positions in the market with approximately 1,000 state-of-the-art slot machines and 14 table games (blackjack and poker). The slot machines will be available to customers in numerous denominations, including 5(cent), 25(cent), $1 and $5 and will be grouped together to generate an atmosphere of excitement consistent with that typically found in Las Vegas-style casinos.

    Parking. Our casino will include a 175,000 square foot parking facility with the capacity to park approximately 520 vehicles (substantially all of which will be covered). We will provide patrons arriving by car the choice of either valet parking or self-parking directly into the garage. Patrons opting for the valet service will arrive at the main entrance and their cars will be parked by valet attendants on two underground garage floors. Except for the topmost floor of the self-park garage, all parking spaces will be covered. Based on existing and announced casinos in the Black Hawk/Central City market, we believe that the on-site parking facilities at the Riviera Black Hawk will be one of the largest in the Black Hawk/ Central City market, representing more than 20% of the covered self-parking spaces in the Black Hawk/ Central City market. We believe that the convenience provided to patrons through the extensive on-site covered parking facility, with the self-park option, gives the Riviera Black Hawk a competitive advantage over other casinos in the area that do not have extensive parking facilities or that require the use of valet services. The entrances to the Riviera Black Hawk will be located such that bus, valet, self-park and pedestrian traffic may enter and exit efficiently.

    Entertainment. We intend to offer a variety of entertainment programs catering to local needs and tastes in an effort to further attract customers. Our casino will include a 7,000 square foot multi-use entertainment center located on the second level of the facility with capacity to seat approximately 500 people. We believe this will be the largest facility in the market enabling us to feature entertainment performances and special events. We plan to provide entertainment programs throughout the week primarily by featuring live music by popular regional and national groups. When not in use, the entertainment center will also be used for meetings, parties and other promotional events.

    Food and Other Amenities. In an effort to provide patrons other non-gaming amenities, we will feature a full service casual dining restaurant located on the second floor of the facility with a seating capacity of up to 265 people. The restaurant will offer a quality menu appropriate for the Black Hawk/ Central City market at a value price. The flexible design of the restaurant will allow for the conversion of a portion of the dining area into private seating for up to 88 people for private parties and special events. In addition to the restaurant, our casino will also include two bars, one located in the entertainment area and the other one on the casino floor.

The Black Hawk/Central City Market

    Gaming was first introduced to the Black Hawk/Central City market in October 1991 following a state-wide referendum where Colorado voters approved limited stakes gaming for three historic mining towns -- Black Hawk, Central City and Cripple Creek. Limited stakes gaming is defined as a maximum single bet of $5. Black Hawk and Central City are contiguous cities located approximately 40 miles west of Denver and about ten miles north of Interstate Highway 70, the main east-west artery from Denver. Historically, these two gold mining communities were popular tourist towns. However, since the inception of casino gaming in October 1991, many of the former tourist-related businesses have been displaced by gaming establishments.

    The first casino in the Black Hawk/Central City market was opened in October 1991 with 14 casinos open by the end of that year. The pace of expansion increased further in 1992 with the number of casinos in the market peaking at 42 casinos. However, due to a trend of consolidation in the market and the displacement of small casinos by the entry of larger, better capitalized operators, the number of casinos has declined to 29 as of March 31, 1999.

    The Black Hawk/Central City market primarily caters to "day-trip" customers from Denver, Boulder, Fort Collins and Golden as well as Cheyenne, Wyoming. Approximately 3.3 million people reside within this 100-mile radius of Black Hawk. Denver provides the market with a strong demographic base of approximately
1.9 million residents. In addition, residents within a 100 mile radius of the City of Black Hawk had an average household income in excess of $51,000 per annum in 1998. Daily traffic counts passing the Black Hawk/Central City market on Highway 119, as reported by the Colorado Department of Transportation, averaged over 14,000 vehicles per day in 1998.

    The Black Hawk/Central City market's strategic location has contributed to consistent growth in the market since the legalization of gaming in 1990. Gaming revenues have grown from $127.6 million in 1992 to $366.0 million in 1998, representing a 19% compound annual growth rate. These revenues represented approximately 76% of total Colorado gaming revenues (excluding gaming on Native American land).

    The following table sets forth gaming statistics for the Black Hawk/Central City market and well as the individual cities of Black Hawk and Central City:

                                                    Year Ended December 31,
                                      -------------------------------------------------
                                      1994       1995       1996        1997       1998
                                      ----       ----       ----        ----       ----

Black Hawk
Gaming revenues (in thousands)..    $173,703   $195,857   $219,911    $234,631   $272,008
Number of casinos(1)............          19         19         19          19         19
Number of slots(1)..............       4,231      4,877      5,276       5,340      7,181
Number of tables(1).............         103        113        111         106        125
Win per slot per day(2).........    $  97.71   $ 104.70   $ 110.68    $ 113.77   $ 122.24
Win per table per day(2)........    $ 375.06   $ 365.57   $ 365.83    $ 370.50   $ 383.69

Central City
Gaming revenues (in thousands)..    $ 69,702   $ 94,468   $ 88,870    $ 87,391   $ 93,980
Number of casinos(1)............          17         13         12          12         12
Number of slots(1)..............       4,311      3,670      3,259       3,196      3,142
Number of tables(1).............          92         72         60          58         46
Win per slot per day(2).........    $  54.63   $  60.51   $  66.96    $  67.97   $  81.15
Win per table per day(2)........    $ 245.32   $ 282.12   $ 244.14    $ 219.63   $ 224.21

Black Hawk/Central City Market
Gaming revenues (in thousands)..    $ 243,405  $290,325   $308,781    $322,022   $365,988
Number of casinos(1)............           36        32         31          31         31
Number of slots(1)..............        8,542     8,547      8,535       8,536     10,323
Number of tables(1).............          195       185        171         164        171

----------
(1) As of December 31 for each period shown.

(2) Win per gaming position per day is based on average number of units during the period presented. Source: Colorado Division of Gaming and Urban Systems, Inc.

    Gaming revenues in the Black Hawk/Central City market have increased from $127.6 million in 1992 to $366.0 million in 1998, a compound annual growth rate of 19.1%. Slot machines account for approximately 95% of the market's total gaming revenues. In contrast, as of December 31, 1998, slot machines in the developed gaming markets of Nevada and New Jersey generate between 65% and 69% of total revenues while slot revenues in emerging markets such as Iowa and Indiana account for approximately 78% of total revenues.

    Since 1992, the number of gaming positions in the Black Hawk/Central City market has grown approximately 44.7% from 7,252 positions in 1992 to 10,494 positions in 1998. The total number of slot machines has increased 45.8% since 1992 to 10,323 in 1998 while the total number of tables in the market has remained relatively flat with 171 tables in the market at the end of 1998. Win per gaming position per day has continued to grow despite the increase in the number of gaming positions.

    The City of Black Hawk has experienced more significant growth in gaming revenues than Central City since 1992. The popularity of Black Hawk in comparison to Central City is due primarily to Black Hawk's superior access to major highways, as patrons must first pass through Black Hawk to access Central City from Denver. Due to this superior location, larger casino operators have focused on building in the City of Black Hawk. As a result, casinos in Black Hawk now generally feature a larger average number of gaming positions, a wider variety of high quality amenities and convenient parking for patrons. These factors have contributed to growth in Black Hawk gaming revenues at a compound annual rate of 30.1% since 1992 compared to a more moderate growth for Central City of 4.7% over the same period. The number of slot machines and tables in the City of Black Hawk have increased 125.0% and 50.6%, respectively since 1992, while the number of slot machines and tables in Central City have declined 19.1% and 49.5%, respectively over the same period.

    The information contained in this discussion of the Black Hawk/Central City market was derived from publicly available data, except where stated otherwise. While we believe these sources are reasonably reliable, no assurances can be made regarding the accuracy of such information. See "Risk Factors -- Competition" and "Risk Factors -- Reliability of Market Data."

Marketing Strategy

    We plan to attract customers to the Riviera Black Hawk by implementing marketing strategies and promotions that emphasize value-oriented gaming and an ambient atmosphere. In doing so, we hope to create customer loyalty and benefit from repeat visits by our customers. We intend to capitalize on our superior facilities and Riviera Holdings' reputation as a premier provider of service and entertainment at the Riviera Hotel & Casino in Las Vegas to establish ourselves as the premier casino and destination of choice in the Black Hawk/Central City market. Specific marketing programs to support this strategy include the Riviera Player's Club and "V.I.P." services offered to repeat gaming customers. The Player's Club is a promotion that rewards casino play and repeat visits to the casino with various privileges and amenities such as cash bonuses, logo gift items and invitations to special events, including free slot tournaments and parties. Riviera Holdings has used the Player's Club promotion in its casino in Las Vegas and, in its capacity as manager of the Riviera Black Hawk, will tailor it for the Black Hawk/Central City market and implement it at our casino. "V.I.P." services will be available to the highest level of players and will include special valet and self-parking services, complimentary food and entertainment offerings and special events specifically designed for this group of customers.

    We believe that we will benefit from strong "walk-in" traffic due to the proximity of our casino to the Colorado Central Station and the Isle of Capri Casino. We intend to develop specific marketing programs designed to attract these "walk-in" customers. We further intend to emphasize quality food and beverage amenities with customer friendly service as a marketing tool. In addition, we will provide entertainment programs designed to meet the tastes of the Black Hawk/Central City market, such as live music performances by popular regional and national groups.

    We also intend to utilize proven database marketing techniques previously implemented by Riviera Holdings at its gaming facilities in Las Vegas. Approximately two to three months prior to opening, we expect to begin to solicit members for our Players Club using direct mail advertising. Once our casino is opened to the public, the database will be primarily derived from information supplied by the Players Club, which will help us to identify our best customers by reference to levels of play and frequency of visits. We plan to rely on database marketing in order to best identify target customer segments of the population and to tailor the casino's promotions and amenities to our core group of customers. We will use the current database maintained by Riviera Hotel & Casino in Las Vegas to identify and stratify slot players living in Colorado (approximately 7,000 slot players have been identified) for appropriate incentives. We will establish a bus program that will offer bus patrons incentives directed specifically to them with an accelerated award program based on levels of play. In addition, we plan to promote our casino by advertising in newspapers and on billboards in the local areas.

Competition

    We believe that the primary competitive factors in the market are casino location, availability and convenience of parking, number of slot machines and gaming tables, types and pricing of non-gaming amenities, name recognition and overall atmosphere. We believe our casino will compete favorably with respect to each of these factors. As of March 31, 1999, there were 29 gaming facilities in the Black Hawk/Central City market, with eight casinos each offering more than 400 gaming positions. Our main competitors will be the larger gaming facilities, particularly those with considerable on-site or nearby parking and established reputations in the local market. Construction has also begun on the "Mardi Gras" casino, which is expected to feature over 600 slot machines.

    We expect that the gaming facilities near the intersection of Main and Mill Streets will provide significant competition to our casino. Colorado Central Station, which has been the most successful casino in the market, is located across the street from our casino and has approximately 700 slot machines, 20 gaming tables and approximately 700 valet parking spaces. The Isle of Capri

Casino, operated by Casino America, which opened in December 1998, is located directly across the street from our casino and features approximately 1,100 slot machines, 14 table games, and 1,100 parking spaces.

    The number of hotel rooms currently in the Black Hawk/Central City market is approximately 170, with only two gaming facilities providing hotel accommodations to patrons. These include Harvey's Wagon Wheel Casino Hotel with approximately 120 rooms and the Lodge at Black Hawk with approximately 50 rooms. In addition, the Isle of Capri Casino has announced plans to begin construction of an approximately 240 room hotel in 1999 on top of its recently completed casino. Casinos offering hotel accommodations for overnight stay may have a competitive advantage over our casino. However, we believe that self-parking is a more effective utilization of our available space and that providing hotel accommodations will not be a significant competitive factor, but instead will contribute towards growth in the overall market.

    Historically, the City of Black Hawk has enjoyed an advantage over Central City because customers have to drive through Black Hawk to reach Central City. Central City has proposed the development of a road directly connecting Central City and Black Hawk with Interstate 70 which could result in the elimination of this particular advantage, since customers would be able to reach Central City without driving by or through Black Hawk. There remain significant financial and legal obstacles to the development of this road and it is uncertain whether it will be developed over the near to intermediate term, or developed at all.

    Currently, limited stakes gaming in Colorado is constitutionally authorized in Central City, Black Hawk, Cripple Creek and two Native American reservations in southwest Colorado. However, gaming could be approved in other Colorado communities in the future. The legalization of gaming closer to Denver would likely have a material adverse effect on our future results of operations. We will also compete with other forms of gaming in Colorado, including lottery gaming, and horse and dog racing as well as other forms of entertainment.

Design and Construction Summary

    We have assembled what we believe to be a highly qualified team to design and construct the Riviera Black Hawk.

     o The Weitz Company, Inc. has been retained as general contractor to build the Riviera Black Hawk. Based on industry sources, Weitz is ranked among the top 50 building contractors in the United States based on total revenues from general building and is the fifth largest contractor in the State of Colorado. Weitz has extensive experience building in mountainous terrain, including projects in Vail, Colorado and Keystone, Colorado.

     o Melick Associates, Inc. has been retained as the architects for the Riviera Black Hawk. Melick Associates has experience with casino projects in mountainous terrain, including projects in Black Hawk, Central City and Cripple Creek.

     o John Franzoi, Riviera Operating Corporation's Vice President of Construction, is managing project development and construction for the Riviera Black Hawk. Mr. Franzoi has a State of Nevada general contractors license and has over 30 years of experience in the construction industry.

     o Phillip Harris has been retained as our representative and construction consultant for the Riviera Black Hawk project. Mr. Harris is assisting Mr. Franzoi in monitoring the progress of the construction of the Riviera Black Hawk. Mr. Harris is a construction consultant with over 30 years construction experience, most recently as Vice President and Operations Manager for GE Johnson Construction Company.

    We have entered into a guaranteed maximum price construction contract with Weitz. The construction contract provides that Weitz and various subcontractors will construct the Riviera Black Hawk, including site development, excavation and construction of the casino and parking garage. For a description of the terms of the construction contract, see "Material Agreements -- Construction Contract."

    We have also entered into an architectural contract with Melick Associates for the architectural design of our casino. The architectural contract covers architectural and interior design and specifications. Melick Associates will administer the guaranteed maximum price construction contract and coordinate and integrate its work with the design build subcontractors. For a description of the terms of our contract with Melick Associates, see "Material Agreements -- Architectural Contract."

    The scope of permits and approvals required for the construction of our casino is extensive and includes state and local land use permits, excavation, building and zoning permits, architectural approvals and approval of street and traffic signals. To date, we have obtained all City of Black Hawk, State of Colorado and federal permits required to construct our casino. We have completed all site improvements, excavation and foundation work. Erection of the steel structure began in April 1999, and the building is expected to be enclosed by mid-August 1999.

Management

    Riviera Gaming Management of Colorado, Inc.(the "Manager"), which is our direct corporate parent and an indirect, wholly-owned subsidiary of Riviera Holdings, will manage the operations of our casino. We have entered into a management contract for the provision of these management services, which is described in greater detail under the section "Material Agreements -- Management Agreement."

Intellectual Property

    We have entered into a license agreement with Riviera Operating Corporation, a subsidiary of Riviera Holdings, which permits us to use the trademark "Riviera" and certain other trademarks and logos in connection with our casino. The terms of this license agreement are summarized in greater detail in the section "Material Agreements -- Intellectual Property License Agreement."

Property

    Our casino is being constructed on a 71,000 square foot (1.63 acres) parcel of land in Black Hawk, Colorado, which we own. We have no other properties.

Employees

    We anticipate that when the Riviera Black Hawk opens, it will have an average of approximately 350 full-time equivalent employees, with the highest number of employees expected during the summer season.

Legal Proceedings

    We are not a party to any litigation.

    Riviera Holdings is a defendant in an action commenced on April 9, 1998, by Allen Paulson, R&E Gaming Corp. and other Paulson-controlled entities (collectively, "Paulson") in the United States District Court for the Central District of California. The other defendants in the action include Jefferies & Company, Inc.(the Initial Purchaser of the notes), as well as Morgens, Waterfall, Vintiadis & Company, Inc., Keyport Life Insurance Company, Sun America Life Insurance Company and others. Paulson's claims arise from a merger agreement between Riviera Holdings and Paulson which was terminated in the first half of 1998. Paulson has requested a refund of the amounts deposited in escrow in connection with the proposed merger as well as other damages. We believe there is no merit to Paulson's damage claims against Riviera Holdings. Riviera Holdings has vigorously contested, and will continue to contest, Paulson's claims. Riviera Holdings has asserted counterclaims against Paulson, including a claim for the collection of the escrow funds. However, no assurance can be given regarding the outcome of this lawsuit.

Riviera Holdings Corporation

    Riviera Holdings, through its wholly-owned subsidiaries, owns and operates the Riviera Hotel & Casino located on the Las Vegas Strip. Opened in 1955, the Riviera Hotel & Casino has developed a long-standing reputation for delivering high quality, traditional Las Vegas-style gaming and entertainment. The Riviera Hotel & Casino is situated on a 26-acre site located across the Strip from Circus Circus and across Paradise Road from the Las Vegas Hilton and the Las Vegas Convention Center. The property features approximately 2,100 hotel rooms, including 169 suites, 115,000 square feet of casino space, one of the largest convention, meeting and banquet facilities in Las Vegas and a full range of food, bar and lounge areas. In addition, the Riviera Hotel & Casino offers one of the most extensive entertainment programs in Las Vegas, including such popular shows as Splash(R), An Evening at La Cage(R), Crazy Girls(R) and featured comedians at the Riviera Comedy Club(TM).

    In addition, Riviera Holdings opened the Nickel Town in December 1997. Nickel Town is a 10,000 square foot gaming area complete with 284 slot machines, a bar, a snack bar and a souvenir shop.

    Through its gaming management subsidiary, Riviera Gaming Management, Inc.("Riviera Gaming"), Riviera Holdings has capitalized on its management's reputation and experience as successful casino operators. Since 1996, Riviera Gaming has managed the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas. Under Riviera Gaming, Four Queens' operations improved and generated approximately $1.0 million per year in management fees for Riviera Holdings.

    Since 1992, Riviera Holdings has achieved consistent growth in EBITDA and profit margins. Riviera Holdings has achieved this growth through the implementation of a number of strategic initiatives that included (1) refocusing its marketing strategy from "high-rollers" to adult mid-level gaming customers, a niche that management believes has been underserved, (2) focusing on conventioneers who pay higher room rates, causing the Riviera Hotel & Casino's average daily room rate to increase from $47 in 1992 to $55 in 1998, (3) aggressively marketing its hotel facilities resulting in occupancy rates growing from 90.6% in 1992 to 95% in 1998, (4) emphasizing higher margin slot play which increased slot revenue by 35% from 1992 to 1998 and (5) investing approximately $80 million in capital improvements since 1992. Riviera Holdings' management believes that it has also improved the stability of EBITDA by providing a broad entertainment experience (1998 non-gaming revenues 55% vs. 49% for other casinos on the Strip), focusing on conventioneers (approximately 32% of mid-week room nights pre-sold through May 2001) and developing a repeat and loyal customer base through proprietary database marketing.

                      GAMING AND LIQUOR REGULATORY MATTERS

Background

    Pursuant to an amendment to the Colorado Constitution (the "Colorado Amendment"), limited stakes gaming became lawful in the cities of Central City, Black Hawk and Cripple Creek on October 1, 1991. The Colorado Amendment defines limited stakes gaming as the use of slot machines and the card games of blackjack and poker, with a maximum single bet of five dollars.

    Limited stakes gaming is confined to the commercial districts of these cities as defined by Central City on October 7, 1981, by Black Hawk on May 4, 1978, and by Cripple Creek on December 3, 1973. In addition, the Colorado Amendment restricts limited stakes gaming to structures that conform to the architectural styles and designs that were common to the areas prior to World War 1, and which conform to the requirements of applicable city ordinances regardless of the age of the structures. The Colorado Amendment provides that no more than 35% of the square footage of any building and no more than 50% of any one floor of any building may be used for limited stakes gaming. The Colorado Amendment prohibits limited stakes gaming between the hours of 2:00 a.m. and 8:00 a.m., and allows limited stakes gaming to occur in establishments licensed to sell alcoholic beverages.

    Further, the Colorado Amendment provides that, in addition to any other applicable license fees, up to a maximum of 40% of the total amounts wagered less payouts to players may be payable by a licensee for conducting limited stakes gaming. Such percentage is to be established by the Colorado Commission annually.

    The Colorado legislature promulgated the Colorado Limited Gaming Act of 1991 (the "Colorado Act") to implement the provisions of the Colorado Amendment. The Colorado Act became effective on June 4, 1991 and has been amended subsequently.

    The Colorado Act declares public policy on limited stakes gaming to be that:
(1) the success of limited stakes gaming is dependent upon public confidence and trust that licensed limited stakes gaming is conducted honestly and competitively; the rights of the creditors of licensees are protected; gaming is free from criminal and corruptive elements; (2) public confidence and trust can be maintained only by strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment; (3) all establishments where limited stakes gaming is conducted and where gambling devices are operated and all manufacturers, sellers and distributors of certain gambling devices and equipment must therefore be licensed, controlled and assisted to protect the public health, safety, good order and the general welfare of the inhabitants of the state to foster the stability and success of limited stakes gaming and to preserve the economy and free competition in Colorado; and (4) no applicant for a license or other approval has any right to a license or to the granting of the approval sought.

Regulatory Structure

    The Colorado Act subjects the ownership and operation of limited stakes gaming facilities in Colorado to extensive regulation by the Colorado Commission and prohibits persons under the age of 21 from participating in limited stakes gaming. No limited stakes gaming may be conducted in Colorado unless all appropriate gaming licenses are approved by and obtained from the Colorado Commission. The Colorado Commission has full and exclusive authority to promulgate, and has promulgated, rules and regulations governing the licensing, conducting and operating of limited stakes gaming (the "Colorado Regulations"). Such authority does not require any approval by or delegation of authority from the Colorado Department of Revenue (the "Colorado Revenue Department"). The Colorado Act also created the Colorado Division of Gaming (the "Division of Gaming") within the Colorado Revenue Department to license, implement, regulate and supervise the conduct of limited stakes gaming in Colorado, which division is supervised and administered by the Director of the Division of Gaming (the "Division Director").

Gaming Licenses

    The Colorado Commission may issue: (1) slot machine or distributor, (2) operator, (3) retail gaming, (4) support and (5) key employee gaming licenses. The first three licenses require annual renewal by the Colorado Commission. Support and key employee licenses are issued for two year periods and are renewable by the Division Director. The Colorado Commission has broad discretion to condition, suspend for up to six months, revoke, limit or restrict a license at any time and also has the authority to impose fines.

    An applicant for a gaming license must complete comprehensive application forms, pay required fees and provide all information required by the Colorado Commission and the Division of Gaming. Prior to licensure, applicants must satisfy the Colorado Commission that they are suitable for licensing. Applicants have the burden of proving their qualifications and must pay the full cost of any background investigations. There is no limit on the cost of such background investigations.

    Gaming employees must hold either a support or key employee license. Every retail gaming licensee must have a key employee licensee in charge of all limited stakes gaming activities when limited stakes gaming is being conducted. The Colorado Commission may determine that a gaming employee is a key employee and, require that such person apply for a key employee license.

    A retail gaming license is required for all persons conducting limited stakes gaming on their premises. In addition, an operator license is required for all persons who engage in the business of placing and operating slot machines on the premises of a retailer. However, a retailer is not required to hold an operator license. No person may have an ownership interest in more than three retail licenses. A slot machine manufacturer or distributor license is required for all persons who manufacture, import or distribute slot machines in Colorado.

    The Colorado Act requires that every officer, director, and stockholder of private corporations or equivalent office or ownership holders for non-corporate applicants, and every officer, director or stockholder holding either a 5% or greater interest or controlling interest of a publicly traded corporation or owners of an applicant or licensee shall be a person of good moral character and submit to a full background investigation conducted by the Division of Gaming and the Colorado Commission. The Colorado Commission may require any person having an interest in a license to undergo a full background investigation and pay the cost of investigation in the same manner as an applicant.

    Persons found unsuitable by the Colorado Commission may be required immediately to terminate any interest, association, or agreement with or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant also may jeopardize the licensee's license or the applicant's application. A license approval may be conditioned upon the termination of any relationship with unsuitable persons.

Duties of Licensees

    An applicant or licensee must report to the Division of Gaming or Colorado Commission all leases not later than 30 days after the effective date of the lease. Also, an applicant or a license, upon the request of the Colorado Commission or the Division Director, must submit copies of all written gaming contracts and summaries of all oral gaming contracts to which it is or intends to become a party. The Division Director or the Colorado Commission may require changes in the lease or gaming contract before an applicant is approved or participation in such agreement is allowed or may require termination of the lease or gaming contract.

    The Colorado Act and the Colorado Regulations require licensees to maintain detailed records that account for all business transactions. Records must be furnished upon demand to the Colorado Commission, the Division of Gaming and other law enforcement authorities. The Colorado Regulations also establish extensive playing procedures and rules of play for poker, blackjack and slot machines. Retail gaming licenses must adopt comprehensive internal control procedures. Such procedures must be approved in advance by the Division of Gaming and include the areas of accounting, surveillance, security, cashier operations, key control and fill and drop procedures, among others. No gaming devices may be used in limited stakes gaming without the approval of the Division Director or the Colorado Commission.

    Licensees have a continuing duty to immediately report to the Division of Gaming the name, date of birth and social security number of all persons who obtain an ownership, financial or equity interest in the licensee of 5% or greater, who have the ability to control the licensee, who have the ability to exercise significant influence over the licensee or who loan any money or other thing of value to the licensee. Licensees must report to the Division of Gaming all licenses, and all applications for licenses, in foreign jurisdictions.

    With limited exceptions applicable to licensees that are publicly traded entities, no person may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Commission.

    All agreements, contracts, leases, or arrangements in violation of the Colorado Act or the Colorado Regulations are void and unenforceable.

Taxes, Fees and Fines

    The Colorado Amendment requires an annual tax of up to 40% on the total amount wagered less all payouts to players. With respect to games of poker, the tax is calculated based on the sums wagered which are retained by the licensee as compensation. Effective July 1 of each year, the Colorado Commission establishes the gaming tax for the following 12 months. Currently, the gaming tax is: 2% on the first $2 million of these amounts; 4% on amounts from $2 million to $4 million; 14% on amounts from $4 million to $5 million; 18% on amounts from $5 million to $10 million; and 20% on amounts over $10 million.

    The Colorado Commission requires all gaming licensees to pay an annual device fee for each slot machine, blackjack table and poker table of $75. The municipality of Black Hawk assesses an annual device fee of $750 per device. There is no statutory limit on state or city device fees, which may be increased at the discretion of the Colorado Commission or the city. In addition, a business improvement fee of as much as $102 per device and a transportation authority device fee of $77 per device also may apply depending upon the location of the licensed premises in Black Hawk. The current annual business improvement fee is $89.04.

    Black Hawk also imposes taxes and fees on other aspects of the businesses of gaming licensees, such as parking, alcoholic beverage licenses and other municipal taxes and fees. Significant increases in these fees and taxes, or the imposition of new taxes and fees, may occur.

    Violation of the Colorado Act constitutes a class 1 misdemeanor which may subject the violator to fines or incarceration or both. A licensee who violates the Colorado Act or Colorado Regulations is subject to suspension of the license for a period of up to six months, fines or both, or to license revocation.

Requirements for Publicly Traded Corporations

    The Colorado Commission has enacted Rule 4.5, which imposes requirements on publicly traded corporations holding gaming licenses in Colorado and on gaming licenses owned directly or indirectly by a publicly traded corporation, whether through a subsidiary or intermediary company. The term "publicly traded corporation" includes corporations, firms, limited liability companies, trusts, partnerships and other forms of business organizations even if created under the laws of a foreign country. Such requirements shall automatically apply to any ownership interest held by a publicly traded corporation, holding company or intermediary company thereof, where such ownership interest directly or indirectly is, or will be upon approval of the Colorado Commission, 5% or more of the entire licensee. In any event, if the Colorado Commission determines that a publicly traded corporation, or a subsidiary, intermediary company or holding company has the actual ability to exercise influence over a licensee, regardless of the percentage of ownership possessed by said entity, the Colorado Commission may require that entity to comply with the disclosure regulations contained in Rule 4.5.

    Under Rule 4.5, gaming licensees, affiliated companies and controlling persons commencing a public offering of voting securities must notify the Colorado Commission within 10 days of the initial filing of a registration statement with the Securities and Exchange Commission. Licensed publicly traded corporations are also required to send proxy statements to the Division of Gaming within 5 days after distribution of such statement. Licensees to whom Rule 4.5 applies must include in their articles of organization or similar charter documents provisions that: restrict the rights of the licensees to issue voting interests or securities except in accordance with the Colorado Act and the Colorado Regulations; limit the rights of persons to transfer voting interests or securities of licensees except in accordance with the Colorado Act and the Colorado Regulations; and provide that holders of voting interests or securities of licensees found unsuitable by the Colorado Commission may, within 60 days of such finding of unsuitability, be required to sell their interests or securities back to the issuer at the lesser of the cash equivalent of the holders' investment or the market price as of the date of the finding of unsuitability. Alternatively, the holders may, within 60 days after the finding of unsuitability, transfer the voting interests or securities to a suitable person (as determined by the Colorado Commission). Until the voting interests or securities are held by suitable persons, the issuer may not pay dividends or interest, the securities may not be voted, they may not be included in the voting or securities of the issuer, and the issuer may not pay any remuneration in any form to the holders of the securities.

    Pursuant to Rule 4.5, persons who acquire direct or indirect beneficial ownership of (1) 5% or more of any class of voting securities of a publicly traded corporation are required to include in its articles of organization the Rule 4.5 charter language provisions or (2) 5% or more of the beneficial interest in a gaming licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a licensee (all such persons hereinafter referred to as "qualifying persons"), shall notify the Division of Gaming within 10 days of such acquisition, are required to submit all requested information and are subject to a finding of suitability as required by the Division of Gaming or the Colorado Commission. Licensees also must notify any qualifying persons of these requirements. A qualifying person whose interest equals 10% or more must apply to the Colorado Commission for a finding of suitability within 45 days after acquiring such securities. Licensees must also notify any qualifying persons of these requirements. Whether or not notified, qualifying persons are responsible for complying with these requirements.

    A qualifying person who is an institutional investor under Rule 4.5 and who individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities must apply to the Colorado Commission for a finding of suitability within 45 days after acquiring such interests.

    The Colorado Regulations also provide for exemption from the requirements for a finding of suitability when the Colorado Commission finds such action to be consistent with the purposes of the Colorado Act.

    Pursuant to Rule 4.5, persons found unsuitable by the Colorado Commission must be removed from any position as an officer, director, or employee of a licensee, or from a holding or intermediary company. Such unsuitable persons also are prohibited from any beneficial ownership of the voting securities of any such entities. Licensees, or affiliated entities of licensees, are subject to sanctions for paying dividends or distributions to persons found unsuitable by the Colorado Commission, or for recognizing voting rights of, or paying a salary or any remuneration for services to, unsuitable persons. Licensees or their affiliated entities also may be sanctioned for failing to pursue efforts to require unsuitable persons to relinquish their interest. The Colorado Commission may determine that anyone with a material relationship to, or material involvement with, a licensee or an affiliated company must apply for a finding of suitability or must apply for a key employee licensee.

Alcoholic Beverage Licenses

    The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities and requires a liquor license. Alcoholic beverage licenses are revocable and nontransferable. State and local licensing authorities have full power to limit, condition, suspend for as long as six months or revoke any such licenses. Violation of state alcoholic beverage laws may constitute a criminal offense resulting in incarceration or fines or both.

    There are various classes of retail liquor licenses which may be issued under the Colorado Liquor Code. A gaming licensee may sell malt, vinous or spirituous liquors only by the individual drink for consumption on the premises. Even though a retail gaming licensee may be issued various classes of retail liquor licenses, such gaming licensee may only hold liquor licenses of the same class. An application for an alcoholic beverage license in Colorado requires notice, posting and a public hearing before the local liquor licensing authority prior to approval of the same. The Colorado Department of Revenue's Liquor Enforcement Division must also approve the application.

Riviera Black Hawk Licenses

    Currently, no gaming or liquor licenses in Colorado have been granted in connection with the Riviera Black Hawk, although an application for a restaurant liquor license has been approved by the local licensing authority and is in the process of being forwarded to the State Liquor Enforcement Division for approval. The application for a retail gaming license is pending. Applications for key employee gaming licenses have also been made. Associated Person License applications have been submitted for the officers and directors of Riviera Holdings as well as some of the affiliated companies as required by the Division Director. Additional gaming Associated Person, Key Employee and support license applications will have to be made and approved prior to the opening of the casino.

    Before our casino can obtain the final approval of the Colorado Commission, stockholders of Riviera Holdings who own more than 5% of its common stock must be found "suitable" or have the person(s) with investment power over the investment licensed as associated persons by the Colorado Commission. Five of Riviera Holdings' largest stockholders have submitted (or will submit) information to the Colorado Commission for the purpose of establishing suitability for licensing or are seeking to have the person(s) with investment power over the investment licensed as associated persons in Colorado. Based upon our discussions with the staff of the Colorado Commission, we are optimistic such stockholders will not present a problem with the Colorado Commission. See "Risk Factors -- Gaming Licenses, Permits and Approvals."

                               MATERIAL AGREEMENTS

Construction Contract

    We have entered into a guaranteed maximum price construction contract for the construction of the Riviera Black Hawk. The guaranteed maximum price construction contract provides for the construction of a casino, parking garage, associated site work and all floor coverings and food service equipment at a guaranteed maximum price of $27.6 million, including a contingency allowance of $0.5 million. The construction cost is fully supported by a payment and performance bond obtained by the general contractor, Weitz, who is also required to provide comprehensive public liability insurance, including contractual liability coverage, in the amount of $2.0 million plus umbrella coverage in the amount of $20.0 million. As required by the guaranteed maximum price construction contract, we have obtained builder's all risk insurance to insure against damage to the work in place during construction. The guaranteed maximum price is subject to decrease if cost savings can be achieved during construction, and is subject to material increase if:

     o    there are changes to the plans and specifications;

     o    work is delayed due to actions of the owner; or

     o    customary contingencies occur during construction.

    The contract was also initially subject to material increase if:

     o    unforeseen geological or excavation conditions were discovered; or

     o    hazardous materials were encountered on the site.

However, all excavation has been completed and it is no longer likely that we will encounter any hazardous materials on the site.

    Certain specified items for completion of the casino, including off-site improvements, permit fees and the cost of independent testing, certain furnishings and finish work, and similar items, are excluded from the guaranteed maximum price construction contract and will be completed by us under separate contracts.

    Work under the guaranteed maximum price construction contract has commenced, and approximately $9.7 million, or 35% of the total budget, has been expended as of March 31, 1999. We have completed all site improvements, excavation and foundation  work.  Erection  of the steel  structure  began in April  1999.  The guaranteed maximum price construction contract provides for substantial completion of the casino project on or before January 15, 2000, subject to extensions due to adverse weather, acts of God, or other causes outside of the general contractor's control as provided in the guaranteed maximum price construction contract. To discourage delays, liquidated damages will be payable by the general contractor for each day that substantial completion is delayed past the scheduled substantial completion date (as it may be extended under the guaranteed maximum price construction contract), as follows: (1) no penalties if the casino project is substantially completed on or before January 31, 2000; (2) $10,000 per day for each day from February 1, 2000, through February 15, 2000, that the casino project is not substantially completed after January 31, 2000; and (3) an additional $15,000 for each day from February 15, 2000, through March 31, 2000, that the casino project is not substantially completed. In addition, to encourage early completion of the casino, incentive fees will be payable to the general contractor. Specifically, the guaranteed maximum price construction contract provides: (1) if Weitz achieves substantial completion of the project on or after December 29, 1999, but prior to January 4, 2000, Weitz's lump sum fee shall be increased by $10,000 for each day that the project is substantially complete prior to January 4, 2000; and (2) if Weitz achieves substantial completion of the project any time before December 29, 1999, Weitz's lump sum fee shall be increased by $15,000 for each day the project is substantially complete prior to December 29, 1999, and $10,000 for each day the project is substantially complete between December 29, 1999, and January 4, 2000.

Architectural Contract

    We have entered into an architectural contract with Melick Associates for the provision of architectural and interior design and specifications for the casino  project  at a  fee  of  approximately  $1.0  million.  Pursuant  to  the
architectural   contract,   the  architect  will
also provide structural and engineering, food service design, water proofing consultants, elevator/escalator consultants and landscape design. However, the architect is not responsible for the work of independent electrical and mechanical design build subcontractors. The architect will administer the guaranteed maximum price construction contract and coordinate its work with the construction subcontractors. The architect has provided professional liability insurance in the amount of $1.0 million per occurrence, $2.0 million aggregate with a $10,000 deductible, and damages under the architectural contract have been limited to the amount of $1.0 million.

Management Agreement

    We have entered into a management agreement with Riviera Gaming Management of Colorado, Inc.(the "Manager") which will end after the tenth full year audited financial statements are available after the opening of our casino. The Manager will have the option of extending the term for up to four additional terms of five years each by giving 180 days written notice.

    The Manager will manage the Riviera Black Hawk in a manner reasonably consistent with the standards and procedures exercised by other casino operators in Black Hawk, Colorado. The Manager will supervise the hiring of all personnel employed at the casino, who will be the employees of Riviera Black Hawk. The Manager, at its expense, will supply the level of its own staffing that is required to carry out the supervision of a full complement of executives employed and paid by the Riviera Black Hawk.

    The Manager may provide certain goods and services, including centralized computer systems, service bureau payroll/personnel systems, advertising agency services, centralized purchasing, licensed promotions, trademarks, service marks, legal services and other similar services on a competitive price/fee basis.

    The management fees will consist of a revenue fee and a performance fee. The revenue fee will be based on 1% of net revenues (gross revenues less complimentaries) and is payable quarterly in arrears. The performance fee will be based on the following percentages of EBITDA (earnings before interest, taxes, depreciation and amortization, whose components are based on generally accepted accounting principles): (1) 10% of EBITDA from $5 million to $10 million, (2) 15% of EBITDA from $10 million to $15 million and (3) 20% of EBITDA in excess of $15 million. The performance fee will be paid (based on the preceding quarter's EBITDA) in quarterly installments subject to year-end adjustment.

    If there is any default under the management agreement, the Manager will not be entitled to receive management fees, but the Manager will still be entitled to inter-company goods and services fees.

Intellectual Property License Agreement

    We have entered into a royalty-free license agreement with Riviera Operating Corporation, a subsidiary of Riviera Holdings, for the licensing of the "Riviera" and other trademarks and trade names. The licensing agreement terminates at the same time as the management agreement or earlier upon a change in control of the Manager and, in either case, may be extended by the trustee up to six months thereafter upon foreclosure of the notes.

Tax Sharing Agreement

    Riviera Holdings is the parent of a group of companies which includes ourselves (the "RHC Group") and files consolidated federal income returns. Pursuant to the tax sharing agreement, we pay Riviera Holdings an amount equal to our "separate tax liability." Our separate tax liability is that amount of federal income tax that we would owe if we were to file a tax return independent of the RHC Group. If the calculation of our separate tax liability for any year results in a net operating loss, Riviera Holdings will credit the amount of such loss against any amount which we might otherwise have to pay to Riviera Holdings in any future tax year, provided that we remain a part of the RHC Group. Our obligation to make tax payments pursuant to the tax sharing agreement continues regardless of whether there has been a default in the payment of the notes.

                                   MANAGEMENT

Executive Officers and Directors of the Company

    Set forth below are the names, ages and position of each of our officers and directors as of the date of this prospectus:

Name                          Age                    Position
----                          ---                    --------
William L. Westerman........  67   Chairman of the Board of Directors and Chief
                                     Executive Officer
Ronald P. Johnson...........  50   President and Director of the Company
Duane R. Krohn..............  53   Chief Financial Officer, Secretary, Treasurer
                                     and Director of the Company

    The following information summarizes the business experience during at least the past five years of each of our directors and executives:

    William L. Westerman is our Chairman of the Board of Directors and Chief Executive Officer and has held those positions since August 18, 1997. Mr.
Westerman has been the Chairman of the Board and Chief Executive Officer of Riviera Holdings since February 1993. Mr. Westerman was a consultant to Riviera, Inc., from July 1, 1991, until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc., on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products. Alusuisse, a multi-national aluminum and chemical company, acquired Cellu-Craft on June 30, 1989. On January 1, 1990, Mr. Westerman was appointed President of Alusuisse Flexible Packaging (Alusuisse's wholly-owned U.S. subsidiary engaged in the manufacture of flexible packaging for food and pharmaceutical products). Additionally, Mr. Westerman was named a member of the team responsible for all of Alusuisse's multi-national packaging operations with annual sales volume in excess of $1 billion. Mr. Westerman resigned from all his positions with Alusuisse on June 30, 1991. Mr. Westerman has undergraduate and graduate degrees in engineering from Lehigh University and from the University of Ohio, respectively.

    Ronald P. Johnson is our President and a Director and has held those positions since February 1999. Mr. Johnson became Vice President of Gaming Operations of Riviera Operating Corporation in September 1994, and Executive Vice President of Gaming Operations of Riviera Operating Corporation on July 1, 1998. Mr. Johnson became Director of Slots of Riviera Operating Corporation on June 30, 1993, and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President -- Slot Operations and Marketing of Riviera, Inc., from April 1991 until June 30, 1993. Prior to joining Riviera, Inc., Mr. Johnson held slot management positions with Sands Hotel & Casino (1989-1991) and Bally's Grand Las Vegas (1986-1989). In addition to over 12 years of experience in casino operations, Mr. Johnson has 10 years of experience, serving from 1976 to 1986, in various financial marketing and administrative management positions in the slot manufacturing industry with Bally Distributing, Co., International Game Technology and J&T, Inc.

    Duane R. Krohn, CPA, is our Chief Financial Officer, Secretary, Treasurer and a Director and has held those positions since February 1999. Mr. Krohn assumed the position of Treasurer of Riviera Holdings and Riviera Operating Corporation on June 30, 1993, and was elected Vice President of Finance of Riviera Operating Corporation on April 26, 1994, and Executive Vice President of Finance of Riviera Operating Corporation on July 1, 1998. Mr. Krohn was initially employed by Riviera, Inc., in April 1990, as Director of Corporate Finance and served as Vice President -- Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc.(a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

Management of the Riviera Black Hawk

    We have entered into a management agreement with Riviera Gaming Management of Colorado, Inc.(the "Manager"), under which the Manager will manage the daily operations of Riviera Black Hawk. The Manager has hired Tom Guth and Jim Davey as the General Manager and Director of Slot Operations for Riviera Black Hawk.

    In addition, we have successfully recruited four other key executives for the positions of Director of Finance, Director of Training and Compliance, Facilities Director and Director of Security and Surveillance. Current management represents a blend of seasoned management experience from both the Black Hawk/Central City and Las Vegas markets. The following is a brief summary of the business experience of Tom Guth and Jim Davey:

    Tom Guth recently assumed the position of General Manager for our casino. Mr. Guth has over 20 years of casino marketing and casino operations experience. Mr. Guth most recently was Director of Corporate Special Event marketing for the Boyd Group from September 1998 to March 1999. From July 1992 to May 1998, Mr. Guth was Vice President, Director of Marketing for the Aladdin Hotel & Casino. From 1989 to 1992, Mr. Guth was Director of Special Events/Casino Programs for the Riviera Hotel & Casino. Mr. Guth also has 11 years of experience in casino operations with the Sahara Tahoe, Golden Nugget and Harrah's casinos.

    Jim Davey recently assumed the position of Director of Slot Operations for our casino. Mr. Davey has over 19 years of experience in slot operations management, having served in various management positions with the Tropicana, Imperial Palace, the Riviera Hotel & Casino and the Four Queens in Las Vegas, Nevada and the Splash casino in Tunica, Mississippi.

                             PRINCIPAL STOCKHOLDERS

    We are an indirect wholly-owned subsidiary of Riviera Holdings. The common stock of Riviera Holdings is traded on the American Stock Exchange. The table below sets forth information regarding the beneficial ownership of the common stock of Riviera Holdings as of April 30, 1999, by (1) each person who, to our knowledge, beneficially owns more than 5% of such common stock, (2) the directors and executive officers of our company and (3) all directors and executive officers of Riviera Holdings and its subsidiary, Riviera Operating Corporation. Each person listed below has sole voting and investment power for the shares set forth opposite that person's name unless otherwise indicated.

                                             Shares Beneficially Owned+
                                            ----------------------------
Name                                            Number       Percentage
----                                        -------------   ------------
William L.  Westerman(1)(2)...............      504,200          9.5%
Ronald P.  Johnson(1)(3)..................       47,750            *
Duane R.  Krohn(1)(4).....................       39,750            *
Robert Vannucci(1)(5).....................       26,918            *
Jerome P.  Grippe(1)(6)...................       24,668            *
Robert R.  Barengo(1)(7)..................        9,380            *
Richard L.  Barovick(1)...................       10,000            *
James N.  Land, Jr.(1)....................        1,500            *
Keyport Life Insurance Co.(8).............      857,160         16.9
SunAmerica Life Insurance Company(9)......      756,920         14.9
Morgens Entities:(10)
  Betje Partners..........................       29,360          0.6
  Morgens Waterfall Income Partners.......       43,920          0.9
  Phoenix Partners, L.P...................       79,440          1.6
  Restart Partners, L.P...................      177,997          3.5
  Restart Partners II, L.P................      374,374          7.4
  Restart Partners III, L.P...............      298,600          5.9
  Endowment Restart LLC...................      261,109          5.2
                                               --------         ----
     Total Morgens Entities...............    1,264,800         25.0
James D. Bennett(11)......................      497,065          9.8
Allen E. Paulson(12)......................      463,655          9.1
All executive officers and directors as
  a group (11 persons)(2)(3)(4)(5)(6)(7)..

----------

+ Based on the number of outstanding shares of Riviera Holdings' common stock on April 30, 1999 and the shares beneficially owned by such persons on April 30, 1999.

*    Less than 1%.

(1) The address for each director and officer of our Company or Riviera Holdings is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) Includes 240,000 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(3) Includes 12,750 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(4) Includes 12,750 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(5) Includes 12,750 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(6) Includes 10,500 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(7) Includes 2,400 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(8) The address for Keyport Life Insurance Company is 125 High Street, Boston, Massachusetts 02110. Stein Roe, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Exchange Act. Stein Roe, however, disclaims actual beneficial ownership of such securities.

(9) The address for SunAmerica Life Insurance Company is One Sun America Center, Century City, California 90067.

(10) The address of Morgens Waterfall is 10 East 50th Street, New York, New York 10022. Morgens Waterfall or its principals are either investment advisors to, or trustees or general partners of, the eight entities listed in the above table ("Morgens Entities") that are the owners of common stock of Riviera Holdings. Morgens Waterfall or its principals have the power and authority to direct this disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule 13d-3 of the Exchange Act. Each of Morgens Waterfall, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.

(11) Includes (a) 323,003 shares held by Restructuring Capital Associates, L.P. and Bennett Restructuring Fund, L.P. and (b) 161,262 shares held by Benett Offshore Restructuring Fund, Inc. The address for Mr. Bennett is c/o Restructuring Capital Associates, L.P. is 450 Park Avenue, New York, New York 10022.

(12) The address for Mr. Paulson is Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California 92067.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to the sale of the Existing Notes, Riviera Holdings had contributed $30.1 million to us for (1) the purchase of the land on which the Riviera Black Hawk is being constructed and (2) for construction costs under the guaranteed maximum price construction contract. Of the $30.1 million, Riviera Holdings has advanced $20.0 million in cash equity contributions and the remaining $10.1 million was reimbursed to Riviera Holdings from the proceeds of the sale of the Existing Notes.

    We have entered into a management agreement with Riviera Gaming Management of Colorado, Inc. Under this agreement, Riviera Gaming Management of Colorado, Inc. will manage the operations of our casino. The terms of the management agreement are described in the section "Material Agreements -- Management Agreement."

    We have entered into a license agreement with Riviera Operating Corporation, a subsidiary of Riviera Holdings. Under this agreement, we have the right to use the "Riviera" name and certain other trademarks, copyrights and trade names in connection with our casino. The terms of the license agreement are described in the section "Material Agreements -- Intellectual Property License Agreement."

    We have entered into a tax sharing agreement with Riviera Holdings. Under this agreement, Riviera Holdings will file consolidated federal income tax returns for us as part of a group of companies and we have agreed to pay Riviera Holdings for our portion of the group's tax liability. The terms of the tax sharing agreement are described in the section "Material Agreements -- Tax Sharing Agreement."

                              DESCRIPTION OF NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Riviera Black Hawk, Inc. and not to Riviera Holdings or any of its direct or indirect subsidiaries other than Riviera Black Hawk, Inc.

    The Company issued the Existing Notes under an indenture between itself and IBJ Whitehall Bank & Trust Company, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the indenture apply to the Existing Notes and to the Exchange Notes for which you may tender your Existing Notes pursuant to the Exchange Offer (the Existing Notes and the Exchange Notes being collectively referred to in this section as the "notes"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust indenture Act of 1939, as amended (the "Trust Indenture Act"). The notes are secured obligations of the Company. The Collateral Documents referred to under the caption "Security" define the terms of the collateral that will secure the notes.

    The following description is a summary of the material provisions of the indenture, the Registration Rights Agreement and the Collateral Documents. It does not restate any of those agreements in its entirety. We urge you to read the indenture, the Registration Rights Agreement and the Collateral Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the Registration Rights Agreement and the Collateral Documents are available as set forth below under the caption "-- Additional Information." Certain defined terms used in this description but not defined below under the caption "-- Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes

    The notes:

     o    are general obligations of the Company;

     o are secured by a first priority lien on substantially all of the Company's existing and future assets, other than (1) FF&E acquired, leased or refinanced with FF&E Financing and (2) assets of our future unrestricted subsidiaries;

     o rank pari passu in right of payment to all existing and future senior Indebtedness of the Company; and

     o    rank  senior  in  right  of  payment  to  any   existing   and  future
          subordinated Indebtedness of the Company.

Principal, Maturity and Interest

    The Company may issue additional notes from time to time after this offering. Any offering of additional notes will be subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes issued in this offering and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 1, 2005.

    Fixed Interest on the notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on May 1 and November 1 (each an "Interest Payment Date"), commencing on November 1, 1999. The Company will make each Fixed Interest payment to the Holders of record on the immediately preceding April 15 and October 15 (each a "Record Date").

    Fixed Interest will accrue from the date of original issuance or, if Fixed Interest has already been paid, from the date it was most recently paid. Fixed Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    In addition, the notes will bear Contingent Interest after the Riviera Black Hawk begins Operating. Installments of accrued Contingent Interest will be payable semi-annually in arrears on each Interest Payment Date after the Riviera Black Hawk begins Operating to the Holders on the Record Date applicable to the relevant Interest Payment Date, unless all or a portion of the installment is permitted to be deferred as described in the next sentence; provided, that no Contingent Interest is payable with respect to any period prior to the date on which the Riviera Black Hawk becomes Operating. The Company may defer payment of all or a portion of any installment of Contingent Interest then otherwise due and may continue to defer the payment of any installment of Contingent Interest which has already been deferred if, and only to the extent that:

     (1) the payment of that portion of Contingent Interest will cause the Company's Adjusted Fixed Charge Coverage Ratio for the four consecutive fiscal quarters ending immediately prior to the applicable Record Date to be less than 1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of the Contingent Interest (but may not defer such portion, which, if paid, would not cause such Adjusted Fixed Charge Coverage Ratio to be less than 1.5 to 1.0); and

     (2) the principal amount of the notes corresponding to that Contingent Interest has not then matured and become due and payable, whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

    Contingent Interest that is deferred will become due and payable, in whole or in part, upon the earlier of:

     (1) the next succeeding Interest Payment Date on which all or a portion of that Contingent Interest is not permitted to be deferred; and

     (2) the maturity of the corresponding principal amount of the notes, whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

    However, all installments of accrued or deferred Contingent Interest will become immediately payable with respect to any notes that mature, whether at stated maturity, upon acceleration, upon redemption, upon maturity of a repurchase obligation or otherwise.

    The amount of Contingent Interest payable for any period will be reduced pro rata for reductions in the outstanding principal amount of the notes prior to the close of business on the Record Date immediately preceding the applicable Interest Payment Date. No interest will accrue on any Contingent Interest that is deferred and which does not become due and payable.

    Each installment of Contingent Interest will be calculated to accrue (each an "Accrual Period") as follows:

     (1) from, but not including, the most recent Semiannual Period for which Contingent Interest has been paid or through which Contingent Interest had been calculated and deferred; or

     (2) if no installment of Contingent Interest has been paid or deferred, from and including the date on which the Riviera Black Hawk becomes Operating;

to, and including, the earlier of:

     (a) the last day of the Semiannual Period immediately following the Semiannual Period referred to in clause (1) above if the corresponding principal amount of the notes has not become due and payable; or

     (b) the date of payment if the corresponding principal amount of the notes has become due and payable, whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

    With respect to each Accrual Period, Contingent Interest will accrue daily on the principal amount of each note outstanding during such period as follows:

     (1) for any portion of an Accrual Period which consists of all or part of a Semiannual Period that ends during such Accrual Period, 1/180 of the Contingent Interest with respect to such principal amount for such Semiannual Period until fully accrued; and

     (2) for any other portion of an Accrual Period, 1/180 of the Contingent Interest with respect to such principal amount for the Semiannual Period that began and last ended after the date on which the Riviera Black Hawk becomes Operating.

Methods of Receiving Payments on the Notes

    If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, Interest, premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make Interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

    The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or may act as paying agent or registrar.

Transfer and Exchange

    A Holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

Security

    The notes are secured by a first priority lien on the Collateral which includes, without limitation and subject to Permitted Liens:

        (1) all funds and securities in the Construction Disbursement Account, the Construction Reserve Account and the Interest Reserve Account;

        (2) all of the real property comprising the Riviera Black Hawk, including all additions, improvements and components related to it and all issues and profits from it;

        (3) all furniture, fixtures and equipment which are part of the Riviera Black Hawk, other than furniture, fixtures and equipment acquired, leased or refinanced through FF&E Financing;

        (4) to the extent permitted by law, the Construction Contract, the Architect Agreement, the Completion Capital Commitment, the Keep-Well Agreement, the License Agreement, the Management Agreement and certain other agreements entered into by the Company and its Subsidiaries in connection with the development, construction, ownership and operation of the Riviera Black Hawk;

        (5) all licenses and permits relating to the Riviera Black Hawk, other than any Gaming License or Liquor License; and

        (6) all of the Company's and its Subsidiaries' accounts receivable, general intangibles, inventory and other personal property, other than assets of our future unrestricted subsidiaries.

    The Riviera Holdings Indenture contains a requirement that, after the Company is designated as a restricted subsidiary (as that term is defined in the Riviera Holdings Indenture) of Riviera Holdings, the stock of all then current and future subsidiaries of the Company and the assets of its current and future restricted subsidiaries must be pledged to secure the debt evidenced by that indenture. Therefore, if the Company has, creates or acquires a Subsidiary after it is designated a restricted subsidiary of Riviera Holdings and the relevant terms of the Riviera Holdings Indenture were still applicable, a waiver or consent would have to be acquired with respect to these issues from the holders of the notes or the holders of the debt evidenced by the Riviera Holdings Indenture. If such consents were not obtained, an event of default would occur under Riviera Holdings Indenture.

    The security interests may be subordinate to mechanics' liens which may have priority over the security interest on the real property comprising the Riviera Black Hawk, including all additions, improvements and components related to it. The Company will obtain title insurance on the property in favor of the trustee which will insure against losses from the enforcement of mechanics' liens.

    If an Event of Default occurs, the trustee may, in addition to any rights and remedies available to it under the indenture and the Collateral Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. The proceeds received by the trustee from any sale or foreclosure will be applied first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the trustee under the indenture, and thereafter to pay amounts due and payable with respect to the notes.

    The proceeds of any sale of Collateral pursuant to the indenture and the Collateral Documents following an Event of Default may not be sufficient to satisfy payments due on the notes. In addition, the ability of the Holders to realize upon the Collateral may be limited pursuant to gaming, bankruptcy and other laws, all as described below.

Gaming Law Limitations on Foreclosure

    The trustee's ability to foreclose upon the Collateral will be limited by relevant Colorado gaming laws. These laws require that persons who own or operate a casino or purchase, possess or sell gaming equipment hold a gaming license. No person can hold a gaming license in Colorado unless the person is found qualified or suitable by the relevant gaming authorities. In the event of a foreclosure upon the Collateral, a gaming authority could require that the trustee file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The trustee would be required to pay a filing fee and all costs of the investigation. If the trustee is unable or chooses not to be qualified or found suitable, it would have to retain an entity licensed to operate or sell such assets. In addition, in any foreclosure sale or subsequent resale by the trustee, licensing requirements under the gaming laws may limit the number of potential bidders and may delay any sale, either of which events could have an adverse effect on the sale price of the Collateral. These restrictions could restrict the trustee's ability to enforce certain provisions contained in the Collateral Documents and to take certain actions permitted by the Collateral Documents. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

Bankruptcy Limitations on Foreclosure

    The right of the trustee to repossess and dispose of Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. In addition, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the bankruptcy court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of the collateral or any other collateral that may be substituted for it. In addition, since the enforcement of the lien of the trustee in the Collateral consisting of cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders may not have any consent rights with respect to the use of those funds by the Company or any of its Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral.

Completion Capital Commitment

    Riviera Holdings has entered into a Completion Capital Commitment in favor of the trustee for the benefit of the Holders (the "Completion Capital Commitment") providing that if:

        (1) there are insufficient Available Funds (as defined herein) to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is Operating by May 31, 2000;

        (2) the Company has provided the trustee and the Independent Construction Consultant with a written notice that it is unlikely that there will be sufficient Available Funds to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is Operating by May 31, 2000; or

        (3) (a) the Independent Construction Consultant has provided the trustee and the Company with a written notice that it is unlikely that there will be sufficient Available Funds (excluding any Additional Revenues (as defined herein)) to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is Operating by May 31, 2000 and (b) within 10 days of the Company receiving the notice, the Company has not provided evidence satisfactory to the Independent Construction Consultant that there will be sufficient Additional Funds (including any Additional Revenues) to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is Operating by May 31, 2000;

then Riviera Holdings will pay into the Construction Disbursement Account cash in the amounts and at such times as determined by the Independent Construction Consultant to be necessary to remedy the event; provided that the maximum aggregate amount of all such payments is $10.0 million. The Independent Construction Consultant will set forth in a written notice to the Company its determination of the amounts required to be contributed and the basis of its determination.

    In addition, if the Riviera Black Hawk is not Operating by May 31, 2000, Riviera Holdings will pay $10.0 million, less any amounts paid into the Construction Disbursement Account pursuant to the provisions of the previous paragraph, in cash into the Construction Disbursement Account. Furthermore, Riviera Holdings will be required to pay $10.0 million, less any amounts paid into the Construction Disbursement Account pursuant to the provisions of the previous paragraph, in cash into the Construction Disbursement Account upon (1) the commencement of a voluntary bankruptcy case by the Company on or prior to May 31, 2000, (2) the commencement of an involuntary bankruptcy case against the Company which is not dismissed, bonded or discharged on or prior to the earlier of (A) 60 days after the commencement and (B) May 31, 2000, or (3) the entry of an order for relief against the Company on or prior to May 31, 2000, under any bankruptcy law in effect at any time. Riviera Holdings will not assert any defenses or setoffs to the payment of those amounts.

    "Additional Revenues" means revenue (including, without limitation, investment income (loss), less any losses or costs associated therewith, earned on amounts in the Construction Disbursement Account and the Completion Reserve Account) generated by the Company (other than from disposition of its assets), but only to the extent that such revenue is held by the Company, free and clear of any claims of any other parties whatsoever, other than claims of the trustee and holders of the notes; provided, however, that as of any date of measurement, Additional Revenue also shall include investment income (loss), less any losses or costs associated therewith, which the Company reasonably determines (with the reasonable concurrence of the Disbursement Agent acting in its sole discretion exercised in good faith) will be earned on funds in the Construction Disbursement Account and the Completion Reserve Account through the anticipated date that the Riviera Black Hawk becomes Operating, taking into account the current and future anticipated rates of return on Government Securities in the Construction Disbursement Account and the Completion Reserve Account and the anticipated times and amounts of draws therefrom for the payment of Construction Expenses or in connection with permitted amendments to the Construction Disbursement Budget (as applicable).

    "Available Funds" means, at any time the sum of:

        (1) the proceeds of the issuance of the notes deposited in the Construction Disbursement Account and the Completion Reserve Account, less disbursements theretofore made from the Construction Disbursement Account;

        (2) so long as there is no Default or Event of Default, Additional Revenue; and

        (3) actual or anticipated FF&E Financing to the extent permitted under the indenture.

    "Realized Savings" means the excess of the amount budgeted in the Construction Disbursement Budget for a line item over the amount of funds expended or owed by the Company to complete the tasks set forth in such line item and for the materials and services used to complete such tasks, in each case as confirmed by the Independent Construction Consultant, so long as the terms for such tasks are final and unconditional (other than the satisfactory completion of such tasks), including without limitation the


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

execution of fixed price purchase orders to acquire the materials that are the subject of such line item; provided, however, that Realized Savings for any line item shall be (1) deemed to be zero if such savings are obtained in a manner that materially detracts from the overall value, quality and amenities of the Riviera Black Hawk and (2) reduced to the extent previously reallocated in the Construction Disbursement Budget.

Keep-Well Agreement

    Riviera Holdings has entered into a Keep-Well Agreement in favor of the trustee for the benefit of the Holders (the "Keep-Well Agreement"). The Keep-Well Agreement provides that:

        (1) if, at any time prior to the end of the Fourth Operating Period, (a) there are not sufficient funds in the Interest Reserve Account to make a payment of Fixed Interest on the notes and (b) the Company does not have sufficient funds to make the payment of Fixed Interest, Riviera Holdings will contribute cash to the Company in an amount necessary to enable the Company to make such payment; provided that the amount of any such contribution will be deducted from the amounts that Riviera Holdings is required to contribute to the Company pursuant to clause (2) below until the total amount of such contributions are deducted; and

        (2) if the Company's Consolidated Cash Flow for an Operating Period is less than the Target Consolidated Cash Flow for such period, Riviera Holdings will contribute cash to the Company in an amount equal to the difference;

provided that the amount contributed with respect to any Operating Period pursuant to clauses (1) and (2) above will not exceed the Contribution Limitation and the amounts contributed with respect to all Operating Periods will not exceed $10.0 million in the aggregate.

    "Contribution Limitation" means the product of (1) $1.25 million and (2) the number of fiscal quarters of Riviera Holdings contained in the relevant Operating Period.

    "First Operating Period" means the period beginning on the first day of Riviera Holdings' first full fiscal quarter after the Riviera Black Hawk becomes Operating through and including the last day of the fiscal year of which such fiscal quarter is a part.

    "Fourth Operating Period" means the period immediately following the end of the Third Operating Period through and including the last day of the full fiscal quarter of Riviera Holdings ending after the third anniversary of the date on which the Riviera Black Hawk became Operating.

    "Operating  Period"  means  any   of  the  First  Operating  Period,  Second
Operating Period, Third Operating Period or Fourth Operating Period.

    "Second Operating Period" means the first fiscal year of Riviera Holdings after the First Operating Period.

    "Target Consolidated Cash Flow" means, for any Operating Period, the product of (1) $2.25 million and (2) the number of fiscal quarters of Riviera Holdings contained in such Operating Period.

    "Third Operating Period" means the first fiscal year of Riviera Holdings after the Second Operating Period.

Optional Redemption

    At any time prior to May 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 113% of the principal amount thereof, plus accrued and unpaid Interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of a Qualified Public Offering; provided that:

        (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

        (2) the redemption must occur within 45 days of the date of the closing of such Qualified Public Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company's option prior to May 1, 2002.

    On or after May 1, 2002, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid Interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

                Year                           Percentage
                ----                           ----------
                2002......................       106.50%
                2003......................       103.25%
                2004 and thereafter.......       100.00%

Gaming Redemption

    Notwithstanding any other provision hereof, if any Gaming Authority requires a Holder or beneficial owner of notes to be licensed, qualified or found suitable under any applicable gaming law and such Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or if such Holder or beneficial owner is notified by a Gaming Authority that it will not be licensed, qualified or found suitable, the Company will have the right, at its option, to:

        (1) require the Holder or beneficial owner to dispose of such Holder's or beneficial owner's notes within 30 days (or such lesser period as required by the Gaming Authority) of:

            (a) the termination of the period described above for the Holder or beneficial owner to apply for a license, qualification or finding of suitability; or

            (b) receipt of the notice from the Gaming Authority that the Holder or beneficial owner will not be licensed, qualified or found suitable by the Gaming Authority; or

        (2) redeem the notes of the Holder or beneficial owner at a redemption price equal to the lesser of the principal amount thereof or the price at which the Holder or beneficial owner acquired the notes, together with, in either case, accrued and unpaid Interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or such earlier date as is required by the Gaming Authority or the date of the finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

    Immediately upon a determination by a Gaming Authority that a Holder or beneficial owner of notes will not be licensed, qualified or found suitable, the Holder or beneficial owner will not have any further rights with respect to the notes to:

        (1) exercise, directly or indirectly, through any Person, any right conferred by the notes; and

        (2) receive any Interest or any other distribution or payment with respect to the notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the notes.

    The Company is not required to pay or reimburse any Holder or beneficial owner of notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses will be the obligation of the Holder or beneficial owner.

Mandatory Redemption

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

    If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid Interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 10 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

        (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

    The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) the Riviera Black Hawk is Operating;

        (2) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

        (3) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

        (4) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

            (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

            (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that, within 30 days of receipt, are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

    Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by the covenant described below under the caption "-- Certain Covenants -- Line of Business"; provided that the Company or such Subsidiary, as the case may be, grants to the trustee, on behalf of the Holders, a first priority perfected security interest on any such property or assets acquired or constructed with the Net Proceeds of any such Asset Sale on the terms set forth in the indenture and the Collateral Documents. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in Cash Equivalents which will be pledged to the trustee as security for the notes.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid Interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

    Finally, the Company's ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company's then existing financial resources.

Events of Loss

    Within 360 days after any Event of Loss with respect to any Collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Riviera
Black Hawk, with no concurrent obligation to make any purchase of any notes; provided that:

        (1) the Company delivers to the trustee within 60 days of such Event of Loss a written opinion from a reputable architect that the Riviera Black Hawk with at least the Minimum Facilities can be rebuilt, repaired, replaced or constructed and Operating within 360 days of the Event of Loss;

        (2) an Officers' Certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above; and

        (3) the Net Loss Proceeds are less than $20.0 million.

If the Net Loss Proceeds to be used for rebuilding, repair, replacement or construction exceed $5.0 million, then the Net Loss Proceeds will be deposited in the Construction Disbursement Account and disbursed in accordance with the procedures set forth in the Cash Collateral and Disbursement Agreement. Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this paragraph will be deemed "Excess Loss Proceeds."

    When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Company will make an offer to all Holders (an "Event of Loss Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Loss Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid Interest and Liquidated Damages, if any, thereon to the date of purchase. The date of purchase will not be less than 30 or more than 60 days from the date of the Event of Loss Offer. If the aggregate principal amount of notes tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the notes to be purchased in the manner described below under the caption "-- Selection and Notice." If the aggregate amount of notes tendered pursuant to any Event of Loss Offer is less than the Excess Loss Proceeds, the Company may, subject to the other provisions of the indenture and the Collateral Documents, use any remaining Excess Loss Proceeds for general corporate purposes. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

    Pending any permitted rebuilding, repair, replacement or construction or the completion of any Event of Loss Offer, the Company or the affected Restricted
Subsidiary,  as the  case may be,  will  pledge  to the  trustee  as  additional
Collateral any Net Loss Proceeds or other cash on hand required for such permitted rebuilding, repair, replacement or construction pursuant to the terms of the Collateral Documents. These pledged funds will be released to the Company to pay for or reimburse the Company for the actual cost of such permitted rebuilding, repair, replacement or construction, or such Event of Loss Offer, pursuant to the terms of the Collateral Documents. Pending the final application of the Net Loss Proceeds, such proceeds will be invested in Cash Equivalents which will be pledged to the trustee as security for the notes. The Company or the applicable Restricted Subsidiary will grant to the trustee, on behalf of the Holders, a first priority lien, subject to Permitted Liens, on any property or asset rebuilt, repaired, replaced or constructed with such Net Loss Proceeds on the terms set forth in the indenture and the Collateral Documents.

    The indenture also provides that with respect to any Event of Loss pursuant to clause (4) of the definition of "Event of Loss" that has a fair market value (or replacement cost, if greater) in excess of $5.0 million, the Company (or the affected Restricted Subsidiary, as the case may be), will be required to receive consideration at least (1) equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) of the assets subject to the Event of Loss and (2) at least 90% of which is in the form of Cash Equivalents.

Excess Cash Purchase Offers

    Within 120 days after each Operating Year of the Company, beginning with the first Operating Year after the Riviera Black Hawk becomes Operating, the Company will make an offer to all Holders (the "Excess Cash Flow Offer") to purchase the maximum principal amount of notes that is an integral multiple of $1,000 that may be purchased with 50% of the Company's Excess Cash Flow in respect of the Operating Year then ended (the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid Interest and Liquidated Damages, if any, thereon to the date fixed for the closing of the Excess Cash Flow Offer (the "Excess Cash Flow Purchase Price"), in accordance with the indenture. The Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by law. Upon the expiration of that period, the Company will apply the Excess Cash Flow Offer Amount to the purchase of all notes tendered at the Excess Cash Flow Offer Purchase Price. If the aggregate principal amount of notes tendered pursuant to an Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount with respect thereto, the trustee will select the notes to be repurchased in the manner described below under "-- Selection and Notice." If the aggregate amount of notes tendered pursuant to any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company may, subject to the other provisions of the indenture and the Collateral Documents, use any remaining Excess Cash Flow for general corporate purposes.

Selection and Notice

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

        (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

        (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

    No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

        (1)  declare  or  pay  any  dividend  or  make  any  other   payment  or
    distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in any capacity (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

        (4) make  any   Restricted  Investment  (all  such  payments  and  other
    actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

        (1) the Riviera Black Hawk is Operating;

        (2) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (3) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of


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

    additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (4) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b) 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital (other than pursuant to the Completion Capital Commitment, the Keep-Well Agreement and ]any contribution to the Company from Riviera Holdings of the net proceeds of a Qualified Public Offering which are used to repurchase notes) or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

            (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

    With respect to any payments made pursuant to clauses (1) through (7) below, so long as no Default has occurred and is continuing or would be caused thereby and, with respect to any payments made pursuant to clause (8) below, no Event of Default or Default in the payment when due of any principal, Interest, premium or Liquidated Damages on the notes shall have occurred or be continuing or would occur as a consequence thereof, the preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (4)(b) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (4) the payment to Riviera Management of amounts owing to it pursuant to
    Section 3.4 (for reimbursement of goods and services provided) and Article 4 (for the payment of management fees) of the Management Agreement as in effect on the date of the indenture, subject to the terms of the Manager Subordination Agreement relating thereto between Riviera Management and the trustee and subject to the requirement that all such payments are made in compliance with the covenant described below under the caption "Restriction on Payment of Management Fees;" provided, however, that payments may be made pursuant to Section 3.4 of the Management Agreement whether or not a Default has occurred and is continuing or would be caused thereby;

        (5) any redemption required pursuant to the provisions of the indenture described under the caption "-- Gaming Redemption" above;

        (6) the repayment by the Company to Riviera Holdings on the date of the indenture of the Riviera Advance;


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

        (7) the payment by the Company to Riviera Holdings at any time after the Riviera Black Hawk has been Operating for 180 consecutive days equal to the amount contained in the Completion Reserve Account at the end of that period if the Company's Fixed Charge Coverage Ratio for its most recently ended four fiscal quarters after the date on which the Riviera Black Hawk became Operating for which internal financial statements are available immediately preceding the date on which such payment is to be made is at least 1.5 to 1; provided that if at the time of such payment the Riviera Black Hawk has been Operating for less than four fiscal quarters, such Fixed Charge Coverage Ratio will be calculated with respect to the number of full fiscal quarters (but in no event less than one full fiscal quarter) for which internal financial statements are available following the date the Riviera Black Hawk first became Operating; and

        (8) the payment by the Company of amounts owing to Riviera Holdings pursuant to Sections 3 and 5 of the Tax Sharing Agreement as in effect on the date of the indenture.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if:

        (1) the Riviera Black Hawk is Operating;

        (2) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

        (3) the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the notes.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness so long as no Default or Event of Default has occurred and is continuing (collectively, "Permitted Debt"):

        (1)  the  incurrence  by  the  Company  and  its   Subsidiaries  of  (a)
    Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement and (b) their respective obligations arising under the Collateral Documents to the extent such obligations would represent Indebtedness;

        (2) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2),
    (6), (8) or (10) of this paragraph;


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

        (3) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

            (a) such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

            (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof, (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (3) and (iii) if any Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is represented by an Intercompany Note that is pledged to the trustee as security for the notes;

        (4) the incurrence by the Company or any of the Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding;

        (5) the incurrence by the Company of Indebtedness solely in respect of performance or similar bonds or standby letters of credit; provided that any such bond or standby letter of credit is incurred in the ordinary course of the Company's business in an aggregate amount not to exceed $2.0 million at any one time outstanding; and provided, further, that any such bond or standby letter of credit is incurred on terms customary for operations similar to the Company's;

        (6) the incurrence by the Company of FF&E Financing; provided, however, that (a) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the proceeds thereof, (b) no Indebtedness incurred under the notes is utilized for the purchase or lease of such FF&E and (c) the aggregate principal amount of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, does not exceed $15.0 million outstanding at any time;

        (7) bond or surety obligations posted by the Company or any of its Subsidiaries in order to prevent the loss or material impairment of or to obtain a Gaming License or as otherwise required by an order of any Gaming Authority to the extent required by applicable law and consistent in character and amount with customary industry practice so long as such Indebtedness does not result in, and is not secured by, a Lien on any of the Collateral;

        (8) the incurrence by the Company of Indebtedness solely in respect of Special Assessment Bonds, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, and standby letters of credit or surety bonds required to be issued in connection therewith, in an aggregate amount not to exceed $400,000;

        (9) the Guarantee by the Company or a Restricted Subsidiary of Indebtedness permitted to be incurred by another provision of this covenant;

        (10) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $2.0 million; and

        (11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11).

    The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.


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

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

Liens

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) the notes, the indenture or the Collateral Documents;

        (2) the Riviera Holdings Indenture as in effect on the date of the indenture;

        (3) applicable law;

        (4) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (5) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (6) the acquisition of the Capital Stock of any Person, or property or assets of any Person by the Company or any Restricted Subsidiary, if the encumbrances or restrictions (a) existed at the time of the acquisition and were not incurred in contemplation thereof and (b) are not applicable to any Person or the property or assets of any Person other than the Person acquired or the property or assets of the Person acquired; or

        (7) purchase money obligations or capital lease obligations for FF&E acquired with FF&E Financing that impose restrictions of the type described in clause (3) of the first paragraph of this covenant on the FF&E so acquired.

Merger, Consolidation or Sale of Assets

    The Company may not, directly or indirectly (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:


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

        (1) either (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes, the indenture and the Collateral Documents pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; pursuant to agreements reasonably satisfactory to the trustee;

        (3) immediately after such transaction no Default or Event of Default exists;

        (4) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

        (5) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

            (a)  will  have   Consolidated  Net  Worth   immediately  after  the
       transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

            (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (6) such transaction would not require any Holder or beneficial owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

    In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Subsidiaries.

Transactions with Affiliates

    The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (2) the Company delivers to the trustee:

            (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved unanimously by the Board of Directors; and


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

            (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) payments made pursuant to the Completion Capital Commitment, the Keep-Well Agreement, the Management Agreement, the License Agreement and the Tax Sharing Agreement, in each case as in effect on the date of the indenture;

        (2) purchases of goods and services in the ordinary course of business;

        (3) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business on terms customary in the gaming industry;

        (4) transactions between or among the Company and/or its Restricted Subsidiaries;

        (5) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments;" and

        (6) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business.

    Subject to the clauses (1) through (6) in the immediately preceding paragraph, the Company will not make any loans, advances or other payments to Riviera Holdings, except as permitted pursuant to the provisions of the indenture, including covenant described above under the caption "Restricted Payments."

Construction

    The Company will construct the Riviera Black Hawk, including the furnishing, fixturing and equipping thereof, with diligence and continuity in a good and workmanlike manner substantially in accordance with the Plans to which the Company is a party and in accordance with the Cash Collateral and Disbursement Agreement.

Limitations on Use of Proceeds

    The Company deposited $5.1 million of the net proceeds from the sale of the Existing Notes into the Interest Reserve Account, $31.9 million of the net proceeds from the sale of the Existing Notes in the Construction Disbursement Account and $5.0 million of the net proceeds from the sale of the Existing Notes in the Completion Reserve Account. The funds in the Interest Reserve Account, the Construction Disbursement Account and the Completion Reserve Account will be invested solely in Government Securities. All funds in the Cash Collateral Accounts will be disbursed only in accordance with the Cash Collateral and Disbursement Agreement.

Limitation on Status as Investment Company

    The Company and its Subsidiaries are prohibited from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

Sale and Leaseback Transactions

    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if:


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        (1) the Company could have (a) incurred  Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Ratio Test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

        (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

        (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

Additional Subsidiary Guarantees

    If the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within ten Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation  on  Issuances  and  Sales  of  Equity   Interests  in  Wholly  Owned
Subsidiaries

    The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

        (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

        (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

    In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

Line of Business

    The Company will not, and will not permit any Subsidiary to, engage in any business or investment activities other than the Permitted Business. Neither the Company nor any of its Subsidiaries may conduct a Permitted Business in any gaming jurisdiction in which the Company or such Subsidiary is not licensed on the date of the indenture if the holders of the notes would be required to be licensed as a result thereof; provided that the provisions described in this sentence will not prohibit the Company or any of its Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the Holders, but reserves the discretionary right to require the licensing or qualification of any Holders. The Company will not, and will


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

not permit any of its Subsidiaries to, engage in any business, development or investment activity other than at or in conjunction with the Riviera Black Hawk until the Riviera Black Hawk is Operating.

Advances to Subsidiaries

    All advances to Restricted Subsidiaries made by the Company after the date of the indenture will be evidenced by unsecured Intercompany Notes in favor of the Company. These Intercompany Notes will be pledged to the trustee as Collateral to secure the notes. Each Intercompany Note will be payable upon demand and will bear interest at the same rate as the notes. Repayments of principal with respect to any Intercompany Notes will be required to be pledged to the trustee as Collateral to secure the notes until such amounts are advanced to a Restricted Subsidiary in accordance with the indenture.

Insurance

    Until the notes have been paid in full, the Company will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and, with respect to insurance on the Collateral, will have provided insurance certificates evidencing such insurance to the trustee on or prior to the Closing Date and will thereafter provide such certificates prior to the anniversary or renewal date of each such policy, which certificate shall expressly state the expiration date for each policy. Customary insurance coverage shall be deemed to include the following:

        (1) workers' compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

        (2) comprehensive general liability insurance with minimum limits of $1.0 million;

        (3) umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $25.0 million;

        (4) business interruption insurance at all times on and after the Riviera Black Hawk is Operating; and

        (5) property insurance protecting the property against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss; provided, that such insurance will provide coverage of not less than the lesser of (a) 120% of the outstanding principal amount of the notes plus accrued and unpaid Fixed Interest and (b) 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and, in each case, with a deductible no greater than 2% of the insured value of the Riviera Black Hawk or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

    All insurance required by this covenant (except worker's compensation) will name the Company and the trustee as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to the Company and the trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the trustee), with no recourse against the trustee for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker. The indenture will provide that the Company will deliver to the trustee on the Closing Date and each anniversary thereafter a certificate of an insurance agent stating that the insurance policies obtained by the Company and its Restricted Subsidiaries comply with this covenant and the related applicable provisions of the Collateral Documents.

Collateral Documents, Completion Capital Commitment and Keep-Well Agreement


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

    Neither the Company nor any of its Restricted Subsidiaries will amend, waive or modify, or take or refrain from taking any action that has the effect of amending, waiving or modifying any provision of any of the Collateral Documents, the Completion Capital Commitment or the Keep-Well Agreement, to the extent that such amendment, waiver, modification or action could reasonably be expected to have an adverse effect on the rights of the trustee or the Holders; provided that:

        (1) the Collateral may be released or modified as expressly provided in the indenture and in the Collateral Documents;

        (2) the Plans and the Construction Disbursement Budget may be amended as expressly provided in the Cash Collateral and Disbursement Agreement; and

        (3) the indenture and any of the Collateral Documents may be otherwise amended, waived or modified as set forth below under the caption "-- Amendment, Supplement and Waiver."

Restriction on Payment of Management Fees

    The Company will not, directly or indirectly, pay to Riviera Management or any of its Affiliates any Management Fees, except pursuant to the Management Agreement as in effect on the date of, and in accordance with, the indenture. Amounts payable pursuant to the Management Agreement will not be prepaid, and no payment of Management Fees, either current or accrued, will be made if at the time of payment of such Management Fees:

        (1) a Default or an Event of Default shall have occurred and be continuing or shall occur as a result thereof; or

        (2) the Company's Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Management Fee is proposed to be paid would have been less than 1.5 to 1 (calculated on a pro forma basis after deducting Management Fees to the extent paid in cash and not deferred and any Management Fees deferred from a prior period proposed to be paid in cash during such period, but excluding any Management Fees deferred or accrued and not paid in cash during such period).

    With respect to periods following the date the Riviera Black Hawk first becomes Operating and prior to the time when internal financial statements are available for four full fiscal quarters following the date the Riviera Black Hawk first becomes Operating, such Fixed Charge Coverage Ratio will be calculated with respect to the number of full fiscal quarters (but in no event less than one full fiscal quarter) for which internal financial statements are available following the date the Riviera Black Hawk first becomes Operating. Any Management Fees not permitted to be paid pursuant to this covenant will be deferred and will accrue and may be paid only at such time that they would otherwise be permitted to be paid hereunder. The right to receive payment of the Management Fee will be subordinate in right of payment to the right of the Holders to receive payments pursuant to the notes. The Company will not amend the Management Agreement to increase amounts to be paid thereunder, or in any other manner which would be adverse to the Company or the Holders, including without limitation, to amend the method of computing the Management Fee; provided, however, that the foregoing shall not prohibit any amendment required by any Gaming Law or Gaming Authority.

Further Assurances

    The Company will, and will cause each of its Restricted Subsidiaries to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates assurances and other instruments as may be required from time to time in order to:

        (1) carry out more effectively the purposes of the Collateral Documents;

        (2) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

        (3) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

        (4) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the trustee or under any other instrument executed in connection therewith or granted to the Company under the Collateral Documents or under any other instrument executed in connection therewith.

Payments for Consent

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

    Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

    If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

    In addition, following the consummation of this exchange offer, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Cash Collateral and Disbursement Agreement

    Pursuant to the Cash Collateral and Disbursement Agreement, $42.0 million of the net proceeds from the sale of the Existing Notes were placed into the Cash Collateral Accounts and invested in Government Securities. All funds and securities in the Cash Collateral Accounts have been pledged as security for the repayment of the notes. Funds in the Cash Collateral Accounts will be disbursed pursuant to the Cash Collateral and Disbursement Agreement.

Construction Disbursement Account

    The Company deposited $31.9 million of the net proceeds from the sale of the Existing Notes in the Construction Disbursement Account, of which $10.1 million was used to reimburse Riviera Holdings for amounts advanced to us to cover construction and development costs. The Disbursement Agent will invest these funds in Government Securities which will be held in the Construction Reserve Account until the funds are needed from time to time to pay for the development, construction and opening of the Riviera Black Hawk and other operating expenses of the Company. These funds will be disbursed in accordance with the Cash Collateral and Disbursement Agreement. Subject to certain exceptions set forth in the Cash Collateral and Disbursement Agreement, the Disbursement Agent will authorize the disbursement of funds from the Construction Disbursement Account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. These conditions include the requirement that the Company deliver to the Disbursement Agent and the Independent Construction Consultant a certificate certifying that:

        (1) no Default or Event of Default exists under the indenture or the Cash Collateral and Disbursement Agreement;

        (2)  the  request  is  in  compliance   with  the  Cash  Collateral  and
    Disbursement Agreement, as then in effect;

        (3) the construction undertaken to the date of the request conforms with the Plans;

        (4) with respect to Soft Costs (as defined in the Cash Collateral and Disbursement Agreement), the disbursements are for the purposes set forth in the appropriate line items of the Construction Disbursement Budget in the amounts indicated (all as set forth in an accompanying schedule identifying each party to be paid (or specifying that such payment is for budgeted working capital expenses) and the purpose for which each payment is requested, together with the Construction Disbursement Budget line item relating to each such payment) and will not cause the total expenditure with respect to such line item to exceed the amount budgeted therefor;

        (5) with respect to Hard Costs (as defined in the Cash Collateral and Disbursement Agreement), the disbursements are appropriate based on invoices tendered for work that has been completed and the amount of stored materials, and that the lien releases accompanying the certificate are all of the lien releases required by the Cash Collateral and Disbursement Agreement;

        (6) the purposes to which the requested funds will be applied following disbursement;

        (7) the Construction Disbursement Budget as then in effect continues to portray accurately in all material respects all costs to be incurred in completing the Riviera Black Hawk; and

        (8) after giving effect to the requested disbursement, the Available Funds, together with any funds contributed into the Construction Disbursement Account pursuant to the Completion Capital Commitment, will be sufficient to complete the Riviera Black Hawk in accordance with the
    aggregate   amounts   (and  line  items)  set  forth  in  the   Construction
    Disbursement  Budget,  as  amended  to  date,  on or  before  the  Operating
    Deadline.

In addition, the Disbursement Agent will have received from the Independent Construction Consultant a certificate certifying that the Independent Construction Consultant has reviewed such disbursement request, has inspected the Riviera Black Hawk during the previous month and concurs with certain of the certifications made by the Company in the disbursement request; provided, however, that, with respect to Soft Costs, the Independent Construction Consultant will not condition the certification upon any determination as to the quality, kind or scope of Soft Costs or the party providing the applicable services, but only as to adequate availability for each such disbursement request in the applicable line item.

    The Cash Collateral and Disbursement Agreement will permit advance disbursements of up to $1.5 million in the aggregate outstanding at any time, regardless of whether all disbursement conditions have been satisfied, so long as the Company delivers to the Disbursement Agent and the Independent Construction Consultant a certificate certifying:

        (1) that no Default or Event of Default exists under the indenture or the Cash Collateral and Disbursement Agreement;

        (2) the purposes to which the requested funds will be applied following disbursement;

        (3) that, after giving effect to the requested disbursement, the remaining amounts in each respective line item not yet disbursed are sufficient to cover all costs within such line item to be paid or incurred on or before the Operating Deadline; and

        (4) that, after giving effect to the requested disbursement, no more than $1.5 million of such advances will be outstanding.

In addition, the Disbursement Agent will have received from the Independent Construction Consultant a certificate certifying that the Independent Construction Consultant has reviewed such disbursement request, has inspected the Riviera Black Hawk during the previous month and concurs with certain of the certifications made by the Company in the disbursement request.


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

Completion Reserve Account

    The Company deposited $5.0 million of the net proceeds from the sale of the Existing Notes into the Completion Reserve Account. The Disbursement Agent will invest these funds in Government Securities which will be held in the Completion Reserve Account until the funds are needed from time to time to ensure completion of construction of the Riviera Black Hawk. The Disbursement Agent will authorize the disbursement of funds from the Completion Reserve Account to the Construction Disbursement Account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. These conditions include the requirement that the Company deliver to the Disbursement Agent and the Independent Construction Consultant a certificate certifying that:

        (1) the funds will be applied in accordance with the indenture;

        (2) the funds will be used for the sole purposes permitted pursuant to the Cash Collateral and Disbursement Agreement with respect to funds in the Construction Disbursement Account;

        (3) the circumstances causing the cost of completing the Riviera Black Hawk to exceed the amounts previously forecast in the Construction
    Disbursement Budget, and that such circumstances were not reasonably expected as of the last date of amendment of the Construction Disbursement Budget (or if none, the date of issuance of the notes);

        (4) an amendment to the Construction Disbursement Budget confirming the revised estimated costs to complete the Riviera Black Hawk (which amendment satisfies the conditions for Construction Disbursement Budget amendments);

        (5) after giving effect to the requested disbursement, there will be sufficient Available Funds, together with any funds contributed into the Construction Disbursement Account pursuant to the Completion Capital Commitment, to complete the Riviera Black Hawk in accordance with the Construction Disbursement Budget, as amended, on or before the Operating Deadline; and

        (6) no Default or Event of Default under the Cash Collateral and Disbursement Agreement or the indenture has occurred and is continuing.

In addition, the Disbursement Agent must have received from the Independent Construction Consultant a certificate certifying that the Independent Construction Consultant has reviewed the disbursement request, has inspected the Riviera Black Hawk during the previous month and concurs with certain of the certifications made by the Company in the disbursement request. After any disbursement of funds from the Completion Reserve Account to the Construction Disbursement Account, the Company must comply with all requirements of the Cash Collateral and Disbursement Agreement relating to disbursement of funds from the Construction Disbursement Account.

Interest Reserve Account

    The Company deposited $5.1 million of the net proceeds from the sale of the Existing Notes into the Interest Reserve Account. These funds will be in an amount sufficient to purchase Government Securities which, upon receipt of scheduled interest and principal payments, in the opinion of the Chief Financial Officer of the Company as set forth in an officer's certificate, will provide for payment in full of the Fixed Interest on the notes through May 1, 2000. The Disbursement Agent has invested these funds in Government Securities which will be held by the Disbursement Agent in the Interest Reserve Account. The Disbursement Agent invested approximately (1) $2.3 million of the funds in Government Securities having a maturity date on or before the date which is one business day prior to November 1, 1999 and (2) $2.8 million of the funds in Government Securities having a maturity date on or before the date which is one business day prior to May 1, 2000.

    Immediately prior to the first two payments of Fixed Interest due on the notes, the Disbursement Agent shall release from the Interest Reserve Account funds sufficient to pay that interest. If any funds remain in the Interest Reserve Account after each of these first two payments of Fixed Interest are made, the trustee will release such funds to the Construction Disbursement Account.

Amendments to the Construction Disbursement Budget

    The Construction Disbursement Budget may be amended only if the Company delivers to the Disbursement Agent and the Independent Construction Consultant a certificate certifying:

        (1) as to the circumstances giving rise to the amendment, and that the circumstances were not reasonably expected as of the date of the last amendment of the Construction Disbursement Budget (or if none, the date of issuance of the notes);

        (2) that, after giving effect to the amendment, the Construction Disbursement Budget will in all material respects accurately portray all costs to be incurred in completing the Riviera Black Hawk;

        (3) that, after giving effect to the amendment, the Available Funds, together with any funds contributed into the Construction Disbursement Account pursuant to the Completion Capital Commitment, will be sufficient to complete the Riviera Black Hawk in accordance with the aggregate amounts (and line items) set forth in the Construction Disbursement Budget on or before the Operating Deadline; and

        (4) that no Default or Event of Default exists under the indenture or the Cash Collateral and Disbursement Agreement.

    In addition, the Disbursement Agent will have received from the Independent Construction Consultant a certificate certifying that the Independent Construction Consultant has reviewed the proposed amendment, has inspected the Riviera Black Hawk during the previous month and concurs with certain of the certifications made by the Company.

    In addition, the Cash Collateral and Disbursement Agreement provides that construction line items may only be reduced upon delivery to the Disbursement Agent of evidence that the completion of the work represented by such line item will be completed for a total cost less than the amount set forth in the Construction Disbursement Budget, and that any such savings (1) are not being obtained in a manner that, as confirmed by the Independent Construction Consultant, will result in a material lessening of the scope or quality of the work constituting the design or construction of the Riviera Black Hawk and (2) will be reallocated (by amendment to the Construction Disbursement Budget) to other line items in the Construction Disbursement Budget, whether Hard Costs, Soft Costs or otherwise.

Excess Funds

    If any funds remain in the Construction Disbursement Account on the date that the Riviera Black Hawk has been Operating for at least 30 consecutive days and (1) there is no ongoing construction (other than maintenance and repairs in the ordinary course of business and other than construction associated with the Riviera Black Hawk in an aggregate amount not to exceed $250,000) in connection with the Riviera Black Hawk and (2) no Default or Event of Default exists under the indenture or the Collateral Documents, the Disbursement Agent will, upon the direction of the Company, subject to certain exceptions set forth in the Cash Collateral and Disbursement Agreement, disburse all remaining funds, if any, in the Construction Disbursement Account to any account or accounts specified by the Company.

    If any funds remain in the Completion Reserve Account on the date that the Riviera Black Hawk has been Operating for at least 180 consecutive days and (1) there is no ongoing construction (other than maintenance and repairs in the ordinary course of business) in connection with the Riviera Black Hawk and (2) no Default or Event of Default exists under the indenture or the Collateral Documents, the Disbursement Agent will, upon the direction of the Company, subject to certain exceptions set forth in the Cash Collateral and Disbursement Agreement, disburse all remaining funds, if any, in the Completion Reserve Account to any account or accounts specified by the Company. During the 180 consecutive day period, the Company may (1) use amounts in the Completion Reserve Account for working capital or other permitted construction purposes in connection with the Riviera Black Hawk and (2) replenish the Completion Reserve Account for all such amounts used for working capital expenses.

Events of Default

    An event of default will exist under the Cash Collateral and Disbursement Agreement if any of the following shall occur:

        (1) a Default or Event of Default occurs and is continuing under the indenture;


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

        (2) the Disbursement Agent, after appropriate consultation with the Company and the Independent Construction Consultant, does not approve a request for a disbursement of over $50,000 or an amendment to the Construction Disbursement Budget where the aggregate amount that is the subject of the amendment is over $50,000, and such failure continues for a period of 30 days;

        (3)  the  Independent  Construction   Consultant,   in  reviewing  prior
    disbursements, reports an exception in excess of $50,000 and such exception continues for a period of ten days;

        (4) if at any time the amount of Available Funds, together with any funds contributed into the Construction Disbursement Account pursuant to the Completion Capital Commitment, is less than the amount required in the Construction Disbursement Budget to cause the Riviera Black Hawk to be Operating on or before the Operating Deadline and such deficiency continues for a period of 30 days from notice thereof;

        (5) the Company fails to perform or observe any of its obligations under
    Section 10.1 of the Cash Collateral and Disbursement Agreement regarding, among other things, application of the proceeds of the notes (and such failure continues for five days after notice thereof) or Section 10.2 of the Cash Collateral and Disbursement Agreement regarding, among other things, substitution of accounts;

        (6) the Company fails to deliver documents necessary to perfect the trustee's security interest in the Construction Disbursement Account, the Completion Reserve Account, the Interest Reserve Account and the investments in each and such failure continues for a period of five days;

        (7) the Company ceases to own the property upon which the Riviera Black Hawk is to be constructed, or the Company abandons the Riviera Black Hawk or otherwise ceases to pursue the operations of the Riviera Black Hawk in accordance with standard industry practice or sells or otherwise disposes of its interest in the Riviera Black Hawk, except as permitted by the covenant in the indenture described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

        (8) any construction document relating to the Riviera Black Hawk with a total contract amount of more than $100,000 is terminated, becomes invalid or illegal, or otherwise ceases to be in full force and effect, provided that with respect to any such construction document other than the Construction Contract and the Architect Agreement, no event of default shall be deemed to have occurred under the Cash Collateral and Disbursement
    Agreement as a result of such termination if (a) the Company provides written notice to the Independent Construction Consultant immediately upon (but in no event more than two business days after) the Company's becoming aware of such construction document ceasing to be in full force or effect that the Company intends to replace such construction document (or that such replacement is not necessary) and (b) in each case if in the reasonable judgment of the Independent Construction Consultant a replacement is necessary, (i) the Company obtains a replacement obligor or obligors reasonably acceptable to the Independent Construction Consultant, and (ii) the Company enters into a replacement construction document on terms no less beneficial to the Company and the trustee than then current market terms within 60 days of such termination; or

        (9) the Independent Construction Consultant reasonably determines that the Riviera Black Hawk is likely to become Operating no earlier than 60 days after the Operating Deadline.

    If an event of default exists under the Cash Collateral and Disbursement Agreement and the Disbursement Agent has received written notice thereof, the Disbursement Agent will not be permitted to authorize the disbursement of funds from the Construction Disbursement Account or the Completion Reserve Account, provided that the Disbursement Agent may continue to disburse funds from the Construction Reserve Account or the Completion Reserve Account (1) in an amount up to $1.5 million (or such other amount as the trustee approves by written notice to the Disbursement Agent) if necessary to prevent the condition of the Riviera Black Hawk from deteriorating or to preserve work completed on the Riviera Black Hawk, (2) to pay for work already completed or materials already purchased, (3) to pay for retainage amounts if an event of default continues for three consecutive months or more or (4) under certain conditions, to make Interest payments on the notes.

Events of Default and Remedies

    Each of the following is an Event of Default under the indenture:


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

        (1) default for 30 days in the payment when due of Interest on, or Liquidated Damages with respect to, the notes; provided that payments of Contingent Interest that are permitted to be deferred as provided in the indenture will not become due for this purpose until such payment is required to be made pursuant to the terms of the indenture;

        (2) default in payment when due of the principal of, or premium, if any, on the notes;

        (3) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" or "Limitation on Use of Proceeds;"

        (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice thereof to comply with the provisions described under the caption "-- Certain Covenants -- Restricted Payments" and any of the other agreements in the indenture not set forth in clause (3) above;

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

            (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

        (7) breach by the Company or any of its Affiliates of any representation or warranty in any material respect in the Collateral Documents or any certificates delivered in connection therewith, failure by the Company or any of its Affiliates for 30 days (or such other period as specifically provided therein) after notice thereof to comply with any covenant or agreement set forth in the Collateral Documents, the repudiation by the Company of any of its obligations under the Collateral Documents, the unenforceability of the Collateral Documents against the Company or the loss of the perfection or priority of the Liens granted by the Company thereunder for any reason;

        (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries;

        (9) revocation, termination, suspension or other cessation of effectiveness for a period of more than 90 consecutive days of any Gaming License which results in the cessation or suspension of gaming operations at any Gaming Facility;

        (10) default by Riviera Holdings in the performance of its obligations set forth in, or repudiation of its obligations under, the Completion Capital Commitment or the Keep-Well Agreement; or

        (11) the failure of the Riviera Black Hawk to be Operating by the Operating Deadline or to remain Operating thereafter, except (a) as the hours of operation of the Riviera Black Hawk may be limited by any Gaming Authority or Gaming Law or (b) for a period of time not to exceed 30 days during any 45-day period and not to exceed 60 days during any one-year period; provided, however, that, in any event, there shall not be an Event of Default under this clause if the failure to remain Operating during such period results from an Event of Loss pursuant to the terms of the indenture.


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

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or Interest or Liquidated Damages) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of Interest or Liquidated Damages on, or the principal of, the notes.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 1, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to May 1, 2002, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

Remedies upon Default Under the Notes

    The trustee will be required to initiate a foreclosure against the Collateral in order to enforce its rights under certain of the Collateral Documents. A foreclosure against the Collateral will be subject to certain notice and other procedural limitations.

Enforcement of Collateral Documents

    If an Event of Default occurs, the trustee, acting on behalf of the Holders, may enforce its rights and remedies under the indenture and the Collateral Documents. These remedies include foreclosing upon and selling the Collateral, including commencing a judicial proceeding to seek a monetary judgment against the Company and foreclosing on the Deed of Trust. Foreclosing on the Deed of Trust can be accomplished either through a summary proceeding involving the trustees named in the Deed of Trust (the public trustee of Gilpin County, Colorado and the trustee) upon presentation of the "original evidence of debt" (as required by Colorado law) or by judicial foreclosure. A judicial foreclosure can be more time consuming and more costly to pursue than a public trustee foreclosure. However, once an order for sale is obtained in a judicial foreclosure, the procedure and rights regarding cure, bidding, public sale and redemption are similar to those in a public trustee foreclosure. These remedies may be pursued simultaneously in Colorado.

    In certain instances, it may be necessary to pursue a judicial foreclosure. For example, the Deed of Trust will indicate that a legended and originally executed indenture held by the trustee will be the "original evidence of debt" for purposes of Colorado law. If the public trustee refuses to acknowledge such indenture as the "original evidence of debt" and, instead, requires the delivery of all original outstanding notes, the trustee may be required to resort to the institution of judicial foreclosure proceedings if all such notes, or adequate indemnities, are not delivered. Judicial foreclosure proceedings are independent actions brought in a court of law and are governed by the traditional rules of evidence. As a result, in a judicial foreclosure, the trustee, while not necessarily having to present the "original evidence of debt," would need to prove to the court under the traditional rules of evidence the existence and owing of the debt. In such case, the Deed of Trust and indenture are likely to constitute evidence of the debt. Judicial foreclosure could also be necessitated by such matters as the discovery of defects in the Deed of Trust, issues regarding priority, challenges to title to the property or the existence of a dispute which may lead to the sale being enjoined or otherwise challenged.


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

    The Deed of Trust purports to provide the trustee with certain rights and remedies, such as allowing the trustee to take possession of the encumbered property, to collect rents immediately upon default, without the appointment of a receiver, and to obtain the appointment of a receiver, as a matter of right, upon ex parte application. Certain remedies, however, such as purported waivers of rights of redemption or cure prior to default, are against public policy in Colorado and are thus limited or unenforceable. Applicable law also may impose a duty of good faith and fair dealing on the trustee, which may need to be considered in the exercise of rights and remedies on default. Certain other provisions or remedies under the Deed of Trust may be additionally qualified or limited by applicable law, which will not interfere with the practical realization of the benefits of the security interest intended, provided the trustee acts in good faith and in a commercially reasonable manner.

    Due to the legal restrictions on the ability to engage in gaming activities in gaming jurisdictions and the state restrictions on the retail sale of alcoholic beverages, the trustee may incur delays or possibly frustration in its efforts to sell all or a portion of the Collateral. Operators of gaming facilities and liquor licensed establishments are required to be licensed by Gaming Authorities and Liquor Licensing Authorities, respectively, and may be required by Gaming Authorities and Liquor Licensing Authorities to file applications, to be investigated and to be found suitable as owners, operators or landlords of a gaming establishment and a retail liquor licensed establishment. Such requirements for approval by Gaming Authorities and Liquor License Authorities may delay or preclude a sale of the Collateral to a potential buyer at a foreclosure sale or sales. This may effectively limit the number of potential bidders and may delay such sales, either of which could adversely affect the sale price of the Collateral. In addition, the disposition of Collateral consisting of gaming devices, including slot machines, will require licensure of the person in possession or buyer by the applicable Gaming Authority. Also, gaming activities must cease if the operator does not have a right to possession of the premises and is not licensed or found suitable by Gaming Authorities. Moreover, the gaming industry and retail liquor sale industry could become subject to a different or additional regulations during the term of the notes, which could further adversely affect the practical rights and remedies that the trustee would have upon the occurrence of an event of default under the notes or the indenture.

    In addition to being subject to gaming law and liquor law restrictions, the trustee's ability to foreclose upon and sell Collateral will be subject to the procedural and other restrictions of state real estate law or the Uniform Commercial Code. In addition, certain direct or indirect leasehold interests, contracts and other assets may not be sold without the consent of certain third parties.

    The ability to foreclose upon and dispose of Collateral directly or indirectly securing the notes is also likely to be significantly impaired or delayed by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against the Company. Under applicable bankruptcy laws, the trustee and the Holders would be prohibited from foreclosing upon or taking possession or disposing of the Collateral absent bankruptcy court approval. Moreover, the Company would be permitted to retain and use Collateral as long as the trustee and the Holders are being provided "adequate protection" in the form of a cash payment or periodic cash payments or an additional or replacement lien or in some other form approved by the bankruptcy court in its discretion. While this requirement is generally intended to protect the value of the security, it cannot be predicted what form of "adequate protection" might be approved by the bankruptcy court in the particular case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of Collateral. In view of these considerations, it is not possible to predict for how long payments on the notes would be delayed following the filing of a bankruptcy case, whether or when the trustee could foreclose upon or take possession of or sell the Collateral or to what extent the Holders would be compensated for any delay in payment or loss of value of the Collateral.

    After application of proceeds of any foreclosure sale to the Indebtedness, the trustee may be entitled to a deficiency judgment under certain circumstances. There can be no assurance, however, the trustee would be successful in obtaining any deficiency judgment, what the amount of any such judgment, if obtained, might be, or that the Company would be able to satisfy any such judgment, if obtained.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes, the indenture, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance


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

    The  Company  may,  at its option and at any time,  elect to have all of its
obligations   discharged   with  respect  to  the   outstanding   notes  ("Legal
Defeasance") except for:

        (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or Interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

        (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. In addition, the Liens securing the Collateral will be released upon Covenant Defeasance or Legal Defeasance.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and Fixed Interest, the maximum amount payable as Contingent Interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

        (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

        (6) the Company must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and


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

        (7) the Company must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

    Notwithstanding the above, the trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable Government Securities held by it as provided in the third paragraph of this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee (which may be the opinion delivered under clause (1) of the third paragraph of this section), are in excess of the amount thereof that would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance.

Amendment, Supplement and Waiver

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding, an amendment or waiver may not affect the Liens in favor of the trustee and the Holders created under the Collateral Documents in a manner adverse to the Holders or release all or substantially all of the Collateral, in each case, other than pursuant to the release of Collateral in accordance with the provisions of the indenture and of the applicable Collateral Documents.

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

        (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of Interest on any Note;

        (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any Note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or Interest or premium or Liquidated Damages, if any, on the notes; or

        (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders").

    Notwithstanding the preceding, without the consent of any Holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated notes in addition to or in place of certificated notes;


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

        (3) to provide for the assumption of the Company's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

        (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

Concerning the Trustee

    If the trustee becomes a creditor of the Company, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

    Anyone who receives this Offering Memorandum may obtain a copy of the indenture, each of the Collateral Documents and Registration Rights Agreement without charge by writing to Riviera Black Hawk, Inc., Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, Attention: Executive Vice President of Finance.

Book-Entry, Delivery and Form

    Except as described in the next paragraph, the Existing Notes were, and the Exchange Notes will be, initially issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

    Notes that are issued as described below under the caption "-- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred, subject to the transfer restrictions set forth in the indenture.

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company that, pursuant to procedures established by it:

        (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and


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

        (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent. For certain other restrictions on the transferability of the notes, see "Notice to Investors."

    So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

    Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

        (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

        (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Notes

    Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of Certificated Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such Certificated Notes will be subject to the legend requirements described under "Notice to Investors." In addition, if:

        (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

        (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

        (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes;

then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related notes.

    Neither the Company nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and the Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement and Payment

    The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are eligible to trade in the PORTAL market and are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

    The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders. See "Available Information."

    The Company and the Initial Purchaser entered into the Registration Rights Agreement on June 3, 1999. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted
Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

    If:

        (1) the Company is not

           (a) required to file the Exchange Offer Registration Statement; or

           (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

        (2) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

            (a) it is prohibited by law or Commission policy from participating in the Exchange Offer;

            (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

           (c) that it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company,

the Company will file with the Commission a shelf registration statement to cover resales of the notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    For purposes of the preceding, "Transfer Restricted Securities" means each Note until the earliest of:

        (1) the date on which such Note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

        (2) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

        (3) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

        (4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The Registration Rights Agreement provides:

        (1) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the sale of the Existing Notes;

        (2) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the sale of the Existing Notes;

        (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will

            (a) commence the Exchange Offer; and

            (b) use its best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

        (4) if obligated to file the shelf registration statement, the Company will use its best efforts to file the shelf registration statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 150 days after such obligation arises.

    If:

        (1) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

        (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

        (3) the Company fails to consummate the Exchange Offer within 45 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

        (4) the Exchange Offer Registration Statement or the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Company will pay Liquidated Damages to each Holder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.


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

    The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

    All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by such Holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Adjusted Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to Adjusted Fixed Charges of such Person and its Subsidiaries for such period (calculated in the same manner as the Fixed Charge Coverage Ratio is calculated).

    "Adjusted Fixed Charges" means, with respect to any Person for any period, the Fixed Charges of such Person and its Subsidiaries for such period plus any Contingent Interest accrued with respect to the Consolidated Cash Flow of such Person and its Subsidiaries for such period.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

    "Architect Agreement" means the Standard Form of Agreement Between Owner and Architect for the design of the Riviera Black Hawk executed by Melick Associates, Inc. and the Company dated July 29, 1998 (as amended, modified or supplemented from time to time).

    "Asset Sale" means:


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

        (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests by the Company in any of its Subsidiaries.

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $250,000;

        (2) a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries;

        (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

        (4) the sale, lease or exchange of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

        (5) the sale or other disposition of cash or Cash Equivalents;

        (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"; and

        (7) the granting of a Permitted Lien.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

    "Board of Directors" means:

        (1) with respect to a corporation, the board of directors of the corporation;

        (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

        (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Collateral Accounts" means, collectively, the Construction Disbursement Account, the Interest Reserve Account, the Completion Reserve Account and the Disbursed Funds Account (as defined in the Cash Collateral and Disbursement Agreement).

    "Cash Collateral and Disbursement Agreement" means the Cash Collateral and Disbursement Agreement among the Company, the trustee, the Independent
Construction Consultant and the Disbursement Agent in connection with the Riviera Black Hawk.

    "Cash Equivalents" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "Change of Control" means the occurrence of any of the following:

        (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Riviera Holdings and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Existing Significant Holders or any of their Related Parties;

        (2) the expiration or termination of the Management Agreement or the replacement of Riviera Management as manager under the Management Agreement with any Person other than an Affiliate of Riviera Management;

        (3) the adoption of a plan relating to the liquidation or dissolution, of the Company or Riviera Holdings or any successor thereto;

        (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than one or more of the Existing Significant Holders and any of their respective Related Parties, becomes the Beneficial Owner, directly or indirectly, of (a) more than 35% of the outstanding Voting Stock of the Riviera Holdings, measured by voting power rather than number of shares and (b) a greater percentage of the outstanding


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    Voting  Stock of Riviera Holdings than is Beneficially Owned by the Existing
    Significant Holders and of their respective Related Parties holding the largest such percentage;

        (5) the first day on which a majority of the members of the Board of Directors of Riviera Holdings are not Continuing Directors;

        (6) Riviera Holdings consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Riviera Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Riviera Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Riviera Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

        (7) the first day on which Riviera Holdings ceases to own at least 51% of the outstanding Equity Interests of the Company.

    "Collateral" means all assets, now owned or hereafter acquired, of the Company or any of its Subsidiaries, that are pledged or assigned, or required to be pledged or assigned under the indenture or the Collateral Documents, to the trustee, together with the proceeds thereof (including, without limitation, the proceeds of Asset Sales), in each case excluding FF&E acquired, refinanced or leased with FF&E Financing, gaming and liquor licenses and certain other exceptions and assets of future unrestricted subsidiaries of the Company.

    "Collateral Documents" means, collectively, the Deed of Trust, the Security Agreement by the Company in favor of the trustee, the Assignments of Patent, Trademark and Copyright made by the Company in favor of the trustee, the Collateral Assignments by the Company in favor of the trustee, the Cash Collateral and Disbursement Agreement, the Pledge Agreement by the Company in favor of the trustee, the Pledge and Assignment Agreement by the Company in favor of the trustee, the Manager Subordination Agreement, Uniform Commercial Code financing statements and fixture filings, and any other agreements, instruments, documents, pledges or filings executed in connection therewith or that otherwise evidence, set forth or limit the Lien of the trustee or the Disbursement Agent in the Collateral.

    "Completion Capital Commitment" means the Completion Capital Commitment dated as of the date of the indenture executed by Riviera Holdings and the Company.

    "Completion Reserve Account" means the account maintained by the Disbursement Agent and pledged to the trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which $5.0 million of the net proceeds from the sale of the Existing Notes was deposited.

    "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

        (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

        (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

        (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus


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        (4) depreciation,  amortization  (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense, other than pre-opening expenses, that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

        (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

        (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its Subsidiaries;

        (5) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without any deduction for preopening expenses determined in accordance with GAAP; and

        (6) the cumulative effect of a change in accounting principles shall be excluded.

    "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

        (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

        (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

    "Construction Contract" means the Standard Form of Agreement Between Owner and Contractor for the construction of the Riviera Black Hawk executed by The Weitz Company, Inc. and the Company, dated December 29, 1997 (as amended, modified or supplemented from time to time).


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    "Construction  Disbursement  Account"  means the account  maintained  by the
Disbursement Agent and pledged to the trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which $31.9 million of the net proceeds from the sale of the Existing Notes was deposited.

    "Construction Disbursement Budget" means itemized schedules setting forth on a line item basis all of the costs (including financing costs) estimated to be incurred in connection with the financing, design, development, construction and equipping of the Riviera Black Hawk, as such schedules are delivered to the Disbursement Agent on the Closing Date and as amended from time to time in accordance with the terms of the Cash Collateral and Disbursement Agreement.

    "Contingent Interest" means interest payable on each Interest Payment Date with respect to any principal amount of outstanding notes in an amount equal to the product of (1) 5% of the Company's Consolidated Cash Flow for its two most recently completed fiscal quarters prior to the Record Date applicable to that Interest Payment Date and (2) a fraction, the numerator of which is the principal amount of notes outstanding on the close of business on that Record Date and the denominator of which is $45.0 million; provided, that Contingent Interest will cease to accrue during a Semiannual Period on any principal amount of outstanding notes if the aggregate amount of Contingent Interest in respect of any four consecutive fiscal quarters (excluding any Contingent Interest deferred from prior periods) exceeds the product of (a) $1.75 million and (b) a fraction, the numerator of which is such principal amount of outstanding notes and the denominator of which is $45.0 million.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Riviera Holdings who:

        (1) was a member of such Board of Directors on the date of the indenture; or

        (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "Deed of Trust" means the Deed of Trust to the Public Trustee, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interests dated as of the date of the indenture, by the Company to the Public Trustee of the County of Gilpin, Colorado, for the benefit of the trustee.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Disbursement Agent" means IBJ Whitehall Bank and Trust Company, as disbursement agent.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (1) any loss, destruction or damage of such property or asset; (2) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (4) any settlement in lieu of clauses (2) or (3) above.

    "Excess Cash Flow" means, with respect to the Company for any Operating Year, the Consolidated Cash Flow of the Company and its Subsidiaries for such Operating Year, minus (1) Fixed Interest (including the portion of any payments associated with Capital


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Lease  Obligations) of the Company and its Subsidiaries that is paid during such
Operating Year and, without duplication, Contingent Interest of the Company and its Subsidiaries that is paid or deferred in accordance with the provisions of the indenture during such Operating Year, but only to the extent that such Contingent Interest was not deferred in any prior Operating Year, minus (2) up to $4.0 million in capital expenditures of the Company and its Subsidiaries paid to maintain or improve the Riviera Black Hawk that are actually paid during such Operating Year (excluding any capital expenditures made with the proceeds from the sale of the notes), minus (3) principal payments on Indebtedness permitted to be incurred pursuant to the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and minus (4) amounts paid by the Company to Riviera Holdings pursuant to the Tax Sharing Agreement as in effect on the date of the indenture.

    "Existing Significant Holder" means the Morgens Entities named in this prospectus, Sun America Life Insurance Company and Keyport Life Insurance Company.

    "FF&E" means furniture, fixtures or equipment used in the ordinary course of the business of the Company and its Subsidiaries.

    "FF&E Financing" means the incurrence of Indebtedness, the proceeds of which are utilized solely to finance the acquisition of (or entry into a capital lease by the Company or a Subsidiary with respect to) FF&E.

    "Final Plans" with respect to any particular work or improvement means Plans which (1) have received final approval from all governmental authorities required to approve such Plans prior to completion of the work or improvements and (2) contain sufficient specificity to permit the completion of the work or improvement.

    "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

    "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

        (1) the consolidated interest expense (excluding Contingent Interest, if any, paid or accrued) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs and issuance discounts in connection with the issuance of the notes, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all


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    payments  associated with Capital Lease  Obligations,  imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

        (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

        (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times
    (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Interest" means the fixed interest payable on the notes.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, including the Colorado Limited Gaming Commission and the Colorado Division of Gaming, and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company, Riviera Holdings, Riviera Management or any of their respective Subsidiaries.

    "Gaming Facility" means any tangible building or other structure used or expected to be used to enclose space in which a gaming operation is conducted and (1) is wholly or partially owned, directly or indirectly, by the Company or any Restricted Subsidiary of the Company or (2) any portion or aspect of which is managed or used, or expected to be managed or used, by the Company or a Restricted Subsidiary of the Company.

    "Gaming Law" means the gaming laws of any jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the indenture, be subject.

    "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the business of the Company or any of its Restricted Subsidiaries.

    "Government Securities" means securities that are:

        (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

        (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to


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make any  deduction  from the amount  payable  to the holder of such  depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

    "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "Guarantor" means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture.

    "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

        (1) borrowed money, including accrued and unpaid Contingent Interest;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) banker's acceptances;

        (4) representing Capital Lease Obligations;

        (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

        (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date shall be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "Independent Construction Consultant" means the independent construction consultant retained in connection with the construction of the Riviera Black Hawk, or any successor independent construction consultant appointed by the trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

    "Intercompany Notes" means the intercompany notes issued by Subsidiaries of the Company in favor of the Company to evidence advances by the Company in the form attached to the indenture.

    "Interest" means Fixed Interest and Contingent Interest, if any.


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

    "Interest Reserve Account" means the account maintained by the Disbursement Agent and pledged to the trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which $5.1 million of the net proceeds from the sale of the Existing Notes was deposited.

    "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

    "Keep-Well Agreement" means the Keep-Well Agreement dated as of the date of the indenture executed by Riviera Holdings and the Company.

    "License  Agreement" means the Trademark  License  Agreement dated as of the
date  of  the  indenture,   between  Riviera  Operating  Corporation,  a  Nevada
corporation, and the Company.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "Liquor License" means any license, permit, franchise or other authorization from any Liquor Licensing Authority necessary on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the retail, restaurant or other entertainment facilities of the Company or any of its Restricted Subsidiaries in the manner described in this Circular.

    "Liquor Licensing Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, including the Colorado Liquor Enforcement Division and the City of Black Hawk Liquor Licensing Authority and any other applicable liquor licensing regulatory authority with authority to regulate any liquor licensed operation (or proposed liquor licensed operation) owned, managed or operated by the Company, Riviera Holdings, Riviera Management or any of their respective Subsidiaries.

    "Management Agreement" means the Management Agreement dated as of the date of the indenture, between the Company and Riviera Management relating to the management of the Riviera Black Hawk.

    "Management Fees" means any amounts payable to Riviera Management pursuant to the Management Agreement.

    "Manager Subordination Agreement" means the Manager Subordination Agreement dated as of the date of the indenture among the Company, Riviera Management and the trustee.

    "Minimum Facilities" means, with respect to the Riviera Black Hawk, a casino which has in operation at least 900 slot machines and 12 table games, related amenities (including a restaurant, a bar and an entertainment area) and has parking for at least 442 vehicles.


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

    "Net Income"  means,  with respect to any specified  Person,  the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

        (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "Net Loss Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness:

        (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
    (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

        (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "Obligations"   means   any   principal,    interest,    penalties,    fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Operating" means, with respect to the Riviera Black Hawk, the first time that:

        (1) all Gaming Licenses have been granted and have not been revoked or suspended;

        (2) all Liens (other than Liens created by the Collateral Documents or Permitted Liens) related to the development, construction and equipping of, and beginning operations at, the Riviera Black Hawk have been discharged or, if payment is not yet due or if such payment is contested in good faith by the Company, sufficient funds remain in the Construction Disbursement Account to discharge such Liens and the Company has taken any action (including the institution of legal proceedings) necessary to prevent the sale of any or all of the Riviera Black Hawk or the real property on which the Riviera Black Hawk will be constructed;


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

        (3) the Independent Construction Consultant shall deliver a certificate to the trustee certifying that the Riviera Black Hawk is substantially complete in all material respects in accordance with the Final Plans with respect to the Minimum Facilities;

        (4) the Riviera Black Hawk is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;

        (5) the Minimum Facilities are open to the general public and operating in accordance with applicable law; and

        (6) a permanent or temporary certificate of occupancy has been issued for the Riviera Black Hawk by the appropriate governmental authorities.

    "Operating Deadline" means May 31, 2000.

    "Operating Year" means the four consecutive fiscal quarter period of the Company beginning immediately after the date that the Riviera Black Hawk first becomes Operating, and each succeeding four consecutive fiscal quarter period thereafter that begins immediately after each anniversary of the date the Riviera Black Hawk becomes Operating.

    "Permitted Business" means:

        (1) the gaming business;

        (2) all businesses whether or not licensed by a Gaming Authority which are necessary for, incident to, useful to or arising out of the operation of a Gaming Facility;

        (3) any  development  or  operation  of  lodging,  including  hotels and timeshares, retail and restaurant facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services or other activities related to the foregoing and any additions or improvements thereto; and

        (4) any business that is a reasonable extension, development or expansion of any of the foregoing.

    "Permitted Investments" means:

        (1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business and that is evidenced by Capital Stock or Intercompany Notes that are pledged to the trustee as Collateral;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Permitted Business and that is evidenced by Capital Stock or Intercompany Notes that are pledged to the trustee as Collateral, if as a result of such Investment:

           (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

        (4) Investments in any Person the primary business of which is related, ancillary or complementary to the businesses of the Company and its Subsidiaries; provided that the aggregate amount of such Investments does not exceed $5.0 million;

        (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

        (6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;


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

        (7) Hedging Obligations; and

        (8) after the Riviera Black Hawk is Operating, any purchases from time to time by the Company of notes.

    "Permitted Liens" means:

        (1) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Restricted Subsidiary;

        (2) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company (other than materials, supplies or FF&E acquired in connection with developing, constructing or equipping of, or commencing operations at, the Riviera Black Hawk), provided that such Liens were in existence prior to the contemplation of such acquisition;

        (3) Liens existing on the date of the Indenture and disclosed to the trustee in writing or disclosed in the title commitment for the Deed of Trust;

        (4) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law; provided that (a) a reserve or other appropriate provision as shall be required by GAAP shall have been made therefor and (b) with respect to such Liens arising in connection with the Riviera Black Hawk, the Company has obtained any title insurance endorsements required by, and has otherwise complied with the provisions relating thereto contained in, the Cash Collateral and Disbursement Agreement;

        (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (6) Liens securing obligations in respect of the indenture or the notes;

        (7) Liens on FF&E to secure Indebtedness permitted by clause (6) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

        (8) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation; and

        (9) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of the Company or any Subsidiary incurred in the ordinary course of business.

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); provided, if such Indebtedness is secured by a Lien described in clause (7) of the definition of "Permitted Liens," then the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness will not exceed the then current fair market value of the asset so encumbered;


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

        (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "Plans" means the plans, specifications, working drawings, change orders, correspondence and related items that collectively:

        (1) provide for and detail the manner of development, construction and equipping of the Riviera Black Hawk;

        (2) call for construction which will permit the Riviera Black Hawk to be Operating on or prior to the Operating Deadline;

        (3) call for construction which will cause the Riviera Black Hawk to be Operating for a total cost consistent with its Construction Disbursement Budget (as defined in the Cash Collateral and Disbursement Agreement) and the line items set forth therein;

        (4)  to  the  extent  such  Plans  are  amended,   in  the   reasonable,
    professional judgment of the Independent Construction Consultant, continue to represent a logical evolution consistent with previous Plans; and

        (5) together with any amendments, are consistent with the description of the Riviera Black Hawk contained in this Circular, and are consistent with all governmental approvals and requirements, including, without limitation, the Black Hawk Building Department, Historical Architecture Review Commission and Gaming Authorities.

    "Qualified Public Offering" means

        (1) an underwritten initial public offering of the Company's common stock that is registered under the Securities Act and results in net proceeds to the Company of at least $25.0 million; or

        (2) a privately placed offering of Riviera Holdings' common stock that is subject to an obligation of Riviera Holdings to register such common stock under the Securities Act within one year of the consummation of such offering or an underwritten public offering of Riviera Holdings' common stock, in either case which results in net proceeds of at least $25.0 million to Riviera Holdings, but only to the extent that the net proceeds of the offering are contributed as equity by Riviera Holdings to the Company.

    "Related Party" means, with respect to any Existing Significant Holder:

        (1) any Affiliate, spouse or immediate family member (in the case of an individual) of such Existing Significant Holder;

        (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority interest of which consist of such Existing Significant Holder and such other Persons referred to in the immediately preceding clause (1); or

        (3) any trustee, executor or receiver appointed to manage or administer the assets of an Existing Significant Holder who is an individual following the death of such individual.


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

    "Restricted  Investment"  means  an   Investment  other  than  a   Permitted
Investment.

    "Riviera Advance" means the amount which was repaid to Riviera Holdings from the net proceeds of the sale of the Existing Notes.

    "Riviera Black Hawk" means the project to develop, construct, equip and operate the Riviera Black Hawk and related amenities as described in this Circular.

    "Riviera Holdings" means Riviera Holdings Corporation, a Nevada corporation.

    "Riviera Holdings Indenture" means the Indenture dated as of August 13, 1997, among Riviera Holdings, the guarantors named therein and Norwest Bank Minnesota, a National Association, as trustee, as in effect on the date of the indenture.

    "Riviera Management" means Riviera Gaming Management of Colorado, Inc., a Colorado corporation.

    "Semiannual Period" means each period that begins on April 1 and ends on the next succeeding September 30 or each period that on October 1 and ends on the next succeeding March 31.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Special Assessment Bonds" means the Special Assessment Bonds dated July 15, 1998, issued by the Black Hawk Improvement District of Gilpin County, Colorado, Special Improvement District No. 1997-1.

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "Subsidiary" means, with respect to any specified Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "Tax Sharing Agreement" means the Tax Sharing Agreement dated the date of the indenture, between the Company and Riviera Holdings.

    "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;


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

        (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

        (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers'
Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person by one or more Wholly Owned Restricted Subsidiaries of such Person.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The Exchange Offer

    The exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes because the terms of the Exchange Notes are not materially different from the terms of the Existing Notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders, and therefore:

     o no gain or loss should be realized by U.S. Holders upon receipt of an Exchange Note;

     o the holding period of the Exchange Note should include the holding period of the Existing Note for which the Exchange Note was exchanged; and

     o the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Existing Note for which the Exchange Note was exchanged immediately before the exchange.

    The following discussion is a summary of certain federal income tax consequences to original purchasers of the Existing Notes that are expected to result from the purchase, ownership and disposition of the notes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may occur that could alter or modify the following statements and conclusions. Any of these changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of the notes.

    The tax treatment of a holder of notes may vary depending upon the holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, tax-exempt organizations, foreign corporations, persons who are not citizens or residents of the United States, and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code.

    The notes will provide for the payment of both fixed interest and contingent interest. Contingent interest will be calculated based on a percentage of our cash flow after the Riviera Black Hawk begins operating. The notes and the indenture will have terms typically contained in instruments evidencing indebtedness and are intended to create a debtor-creditor relationship between us and the holders of the notes. We intend to treat the notes as indebtedness for federal income tax purposes. However, this treatment is not binding on the IRS or any court and there can be no assurance that the IRS will not successfully argue (or that a court will not hold) that the notes should be treated as equity for federal income tax purposes. If any portion of the notes is treated as equity rather than indebtedness, we would not be able to deduct the interest on that portion of the notes. This could have a material adverse effect on our after-tax cash flow. In addition, the interest payments made on the portion of the notes that are treated as equity will be taxable to the recipient as dividends to the extent of our current and accumulated earnings and profits. This could adversely affect the timing, character and amounts includible in the income of a holder of notes.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS.

Recognition of Interest Income

    Certain Treasury Regulations (the "Contingent Payment Regulations") govern the treatment of debt instruments issued on or after August 13, 1996 that provide for one or more contingent payments. Because the notes provide for one or more contingent payments of interest, the Contingent Payment Regulations will apply to the notes. Under the Contingent Payment Regulations, we must construct a projected payment schedule for the notes and holders generally must recognize all interest income with respect to a note on a constant yield basis based on this projected payment schedule, subject to certain adjustments if actual contingent payments differ from those projected. This interest is treated as "original issue discount."

    In particular, the projected payment schedule will be determined by including all noncontingent payments and the "expected value" of all contingent payments on the notes. The projected payment schedule must produce the "comparable yield," which is the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the notes. The amount of interest that accrues each accrual period is the product of the "comparable yield" and the note's "adjusted issue price" at the beginning of each accrual period. The "adjusted issue price" of a note is equal to the initial offering price paid by the holders for a substantial amount of the notes, increased by interest previously accrued on the note (determined without adjustments for differences between the projected payment schedule and the actual payments on the notes), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note. Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a holder of a note is the sum of the "daily portions" of interest income with respect to the note for each day during the taxable year (or portion thereof) on which the holder held such note. The "daily portions" of interest income are determined by allocating to each day in any accrual period a ratable portion of the interest income allocable to that accrual period. If actual payments differ from projected payments, then holders will generally be required in any given taxable year either to include additional interest in gross income (in case the actual payments exceed projected payments in such taxable year) or to reduce the amount of interest income otherwise accounted (in case the actual payments are less than the projected payments in such taxable year). If the negative adjustment exceeds the interest for the taxable year that would otherwise have been accounted for on the notes, the excess will be treated as ordinary loss. However, the amount treated as an ordinary loss in any taxable year is limited to the amount by which the holder's total interest inclusions on the notes exceed the total amount of the net negative adjustments treated as ordinary loss in prior years. Any remaining excess will be a negative adjustment carryforward and treated as a negative adjustment in the succeeding year. If a note is sold, exchanged, or retired, any negative adjustment carryforward from the prior year will reduce the holder's amount realized on the sale, exchange or retirement.

    Thus, under the rules described in the preceding paragraph, depending on the "comparable yield" and "expected value" used to determine the projected payment schedule, holders of notes may be required to include amounts in income prior to the receipt of cash payments attributable to such income. We will provide to holders the projected payment schedule for the notes. The projected payment schedule for the notes will consist of all fixed interest payments, all scheduled principal payments and a projected amount and time for each contingent interest payment. The yield, timing and amounts set forth on the projected payment schedule are for federal income tax purposes only and are not assurances by us with respect to any aspect of the notes. Holders will generally be bound by the projected payment schedule. However, the IRS will not respect a projected payment schedule which it determines to be unreasonable. Holders are strongly urged to consult their tax advisors with respect to the application of the contingent payment rules described above to the notes.

    It is possible that the notes may be subject to the provisions of the Internal Revenue Code dealing with high yield discount obligations in which case we may not be entitled to claim a deduction with respect to a certain portion of the interest payments (the "Disqualified Portion"). This could reduce the amount of cash available to us to meet our obligations under the notes.

Sale, Retirement or Other Taxable Disposition

    A holder of a note will generally recognize gain or loss upon the sale, redemption, retirement, or other taxable disposition of the note in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor, except to the extent attributable to the payment of accrued interest or original issue discount, which generally will be taxable to the holder as ordinary income, reduced by any negative adjustment carryforward (as described above) and (2) the holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will be equal to the price paid for the note, increased by the amount of original issue discount previously accrued on the note (determined without adjustments), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note.

    If a note is sold or otherwise disposed of when there are remaining contingent payments under the projected payment schedule, then any gain recognized under the sale or other disposition will be ordinary interest income. Any loss recognized will be ordinary loss to the extent the holders' total interest inclusions on a note exceed the total amount of ordinary loss the holder took into account under the rules described above with respect to differences between actual payments and projected payments, and any additional loss will generally be a capital loss. If, however, a note is sold or otherwise disposed of after there are no remaining contingent payments due on the note under the projected payment schedule, the resulting gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year.

Liquidated Damages

    We intend to take the position that the Liquidated Damages described above under "Description of Notes -- Registration Rights; Liquidated Damages" will be taxable to the holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. The IRS may take a different position, however, which could affect the timing of both the holder's income and our deduction with respect to the Liquidated Damages.

Backup Withholding

    A holder of notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, original issue discount accrued on and gross proceeds from a sale or other disposition of, the notes unless (1) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of notes who does not provide us with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

    We will report to the holders of the notes and the IRS the amount of any "reportable payments," including any original issue discount accrued on the notes and any amount withheld with respect to the notes during the calendar year.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October __, 1999 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Noes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    The validity of the Exchange Notes offered hereby will be passed upon for the Company by Dechert Price & Rhoads, New York, New York. Certain legal matters with respect to Colorado law will be passed upon by Holme, Roberts & Owen LLP, Denver, Colorado and Verner, Liipfert, Bernhard, McPherson & Hand, Chartered, Washington, D.C.

                                     EXPERTS

    The financial statements of Riviera Black Hawk, Inc. (a development stage company) as of December 31, 1997 and 1998 and for the period from August 18, 1997 (date of inception) through December 31, 1997 and for the year ended December 31, 1998, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's status as a development stage entity) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Riviera Holdings Corporation and Subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from the Annual Report on Form 10-K of Riviera Holdings Corporation and Subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

    We are not currently subject to the periodic reporting and other informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). We have agreed that, whether or not required to do so by the rules and regulations of the Securities and Exchange Commission, so long as any notes remain outstanding, we will furnish to the trustee and deliver or cause to be delivered to holders of the notes, beginning with respect to our fiscal quarter ending June 30, 1999, (1) all consolidated quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. From and after the time a registration statement with respect to the notes is declared effective by the Securities and Exchange Commission, we will file such information with the Securities and Exchange Commission, provided the Securities and Exchange Commission will accept such filing.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information with respect to the Company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

    Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Riviera Black Hawk, Inc.
444 Main Street
Black Hawk, Colorado  80422
(303) 582-1000

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT................................................ F-2
FINANCIAL STATEMENTS:
  Balance Sheets as of March 31, 1999 (Unaudited), December 31, 1998
     and 1997..............................       F-3
  Statements of Operations for the Three Months Ended March 31, 1999
     (Unaudited) and cumulative from August 18, 1997 (Date of
     inception) through March 31, 1999 (Unaudited).......................... F-4
  Statements of Stockholder's Equity for the Three Months Ended March
     31, 1999 (Unaudited), and for the Year Ended  December 31, 1998
     and for the Period from August 18, 1997 (Date of inception)
      through December 31, 1997............................................. F-5
  Statements of Cash Flows for the Three Months Ended March 31, 1999
      and 1998 (Unaudited), and for the Year Ended December 31, 1998
      and for the Period from August 18,  1997 (Date of inception)
      through December 31, 1997 and cumulative from August 18, 1997
      (Date of inception) through March 31, 1999 (Unaudited)................ F-6
  Notes to Financial Statements............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

Riviera Black Hawk, Inc.
(A Development Stage Company):

    We have audited the accompanying balance sheets of Riviera Black Hawk, Inc.(a Development Stage Company) (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity and of cash flows for the period from August 18, 1997 (date of inception) through December 31, 1997, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its cash flows for the period from August 18, 1997 (Date of inception) through December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

    The Company is in the development stage at December 31, 1998. As discussed in Note 1 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining certain regulatory approvals and achieving a level of sales adequate to support the Company's cost structure.

Deloitte & Touche LLP

Las Vegas, Nevada
February 19, 1999

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS
             March 31, 1999 (Unaudited), December 31, 1998 and 1997
                      (In thousands, except share amounts)

                                     ASSETS

                                                             December 31,
                                              March 31,  --------------------
                                                1999        1998       1997
                                            -----------  ---------   --------
                                            (Unaudited)
CURRENT ASSETS:
  Cash.....................................   $   474     $   543   $    49
  Prepaid expenses.........................        32          73
                                              -------     -------
          Total current assets.............       506         616        49
PROPERTY AND EQUIPMENT.....................    33,183      27,112    16,583
OTHER ASSETS...............................       281           3
RESTRICTED CASH............................       407         407
                                              -------     -------
          TOTAL............................   $34,377     $28,138   $16,632
                                              =======     =======   =======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.   $ 3,810     $ 1,210   $     7
                                              -------     -------   -------
NONCURRENT LIABILITIES:
  Due to Riviera Holdings Corporation......     6,590       6,241
  Special improvement district bonds, net
     of undisbursed funds of $780..........       687         687
                                              -------     -------
          Total noncurrent liabilities.....     7,277       6,928
                                              -------     -------
          Total liabilities................    11,087       8,138         7
                                              -------     -------   -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value;
  10,000 shares authorized; 1,000
  shares issued and outstanding
  Additional paid-in capital...............    23,300      20,000    16,625

  Accumulated deficit......................       (10)
                                              -------     -------   -------
          Total stockholder's equity.......    23,290      20,000    16,625
                                              -------     -------   -------
          TOTAL............................   $34,377     $28,138   $16,632
                                              =======     =======   =======

                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                   ThreeMonths Ended March 31, 1999 and Period
                    from August 18, 1997 (Date of Inception)
                       through March 31, 1999 (Unaudited)
                                 (In thousands)

                                                            Cumulative from
                                            Three Months    August 18, 1997
                                                Ended     (Date of Inception)
                                              March 31,    through March 31,
                                                1999             1999
                                           -------------  -------------------
Selling, general and administrative....        $  15             $ 15
                                               -----             ----
Loss...................................           15               15
Tax benefit............................           (5)              (5)
                                               -----             ----
Net loss...............................        $ (10)            $(10)
                                               =====             ====


                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                 Period from August 18, 1997 (Date of Inception)
          through December 31, 1997 and for the Year Ended December 31,
         1998 and for the Three Months Ended March 31, 1999 (Unaudited)
                      (In thousands, except share amounts)

                                                     Common Stock        Additional
                                                  ------------------      Paid-in   Accumulated
                                                  Shares      Amount      Capital     Deficit        Total
                                                  ------      ------      -------     -------        -----
BALANCE, AUGUST 18, 1997
  (Date of Inception).......................                    $         $            $            $
  Common stock issued.......................       1,000
  Contributed capital.......................                               16,625                    16,625
                                                   -----        --        -------      -----        -------
BALANCE, DECEMBER 31, 1997..................       1,000                   16,625                    16,625
  Contributed capital.......................                                3,375                     3,375
                                                   -----        --        -------      -----        -------
BALANCE, DECEMBER 31, 1998..................       1,000                   20,000                    20,000
  Contributed capital (Unaudited)...........                                3,300                     3,300
  Net loss (Unaudited)......................                                             (10)           (10)
                                                   -----        --        -------      -----        -------
BALANCE, MARCH 31, 1999 (Unaudited).........       1,000        $         $23,300      $ (10)       $23,290
                                                   =====        ==        =======      =====        =======


                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
             Period from August 18, 1997 (Date of Inception) through December 31, 1997 and Year Ended December 31, 1998 and
        Three Months Ended March 31, 1999 (Unaudited) and Cumulative from August 18, 1997 (Date of Inception) through March 31, 1999 (Unaudited)
                                 (In thousands)


                                                                                                     Cumulative      Cumulative
                                                                                                        from            from
                                                                                                      August 18,     August 18,
                                                  Three       Three                  August 18,       1997 (Date     1997 (Date
                                                  Months      Months      Year       1997 (Date     of Inception)   of Inception)
                                                  Ended       Ended       Ended     of Inception)     through         through
                                                 March 31,   March 31,   December   to December       March 31,       December
                                                  1999        1998       31, 1998     31, 1997          1999          31, 1998
                                                 ---------   ---------   --------   -------------   -------------   -------------

NET LOSS........................................ $   (10)   $            $             $             $    (10)
                                                 -------                                             --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment............  (2,796)    (16,300)     (6,667)       (15,923)      (25,386)       (22,590)
  Decrease (increase) in prepaid expenses.......      41                     (73)                         (32)           (73)
  Increase in restricted cash...................                            (407)                        (407)          (407)
  Increase in other assets......................    (278)                     (3)                        (281)            (3)
                                                 -------    --------     -------       --------      --------       --------
     Net cash used in investing activities......  (3,033)    (16,300)     (7,150)       (15,923)      (26,106)       (23,073)
                                                 -------    --------     -------       --------      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from Riviera Holdings Corporation....     349          13       6,241                        6,590          6,241
  Contribution of paid-in capital...............   2,625      16,300       1,403         15,972        20,000         17,375
                                                 -------    --------     -------       --------      --------       --------
     Net cash provided by financing activities..   2,974      16,313       7,644         15,972        26,590         23,616
                                                 -------    --------     -------       --------      --------       --------
(DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS..........................     (69)         13         494             49           474            543
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD...........................     543          49          49
                                                 -------    --------     -------       --------      --------       --------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD................................. $   474    $     62     $   543       $     49      $    474       $    543
                                                 =======    ========     =======       ========      ========       ========
SUPPLEMENTAL DISCLOSURE OF
  NONCASH INFORMATION:
  Property and equipment purchased using
     accounts payable........................... $ 2,600                 $ 1,203       $      7      $  3,810       $  1,210
                                                 =======    ========     =======       ========      ========       ========
  Property acquired using special improvement
     district bonds............................. $                       $   687       $             $    687       $    687
                                                 =======    ========     =======       ========      ========       ========
  Capitalized interest contributed by Riviera
     Holdings Corporation....................... $   675    $  1,100     $ 1,972       $    653      $  3,300       $  2,625
                                                 =======    ========     =======       ========      ========       ========


                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
             Period from August 18, 1997 (Date of Inception) through December 31, 1997 and the Year Ended December 31, 1998

1.  Summary of Significant Accounting Policies

    Organization and Basis of Presentation -- On August 18, 1997 (date of inception), Riviera Black Hawk, Inc.(the "Company") was formed. The Company is a wholly owned subsidiary of Riviera Holdings Corporation. The Company is a development stage enterprise that has not commenced operations and will not commence operations until acceptable financing is obtained, the casino is constructed, and gaming licenses are obtained. The principal purpose of the Company is to develop a casino and entertainment complex in Black Hawk, Colorado, which is anticipated to open in the first quarter of 2000. The Company has begun construction on this casino in Black Hawk, Colorado, on a site that was purchased for $15.1 million in August 1997.

    Financial Statements at March 31, 1999 and for the Three Months Ended March 31, 1999 and 1998 -- The financial information at March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim period. The results of operations for the three months ended March 31, 1999 and 1998 are not necessarily indicative of the results that will be achieved for the entire year.

Certain Significant Risks and Uncertainties:

        Gaming Regulation Licensing -- The Company's ability to conduct gaming operations in the state of Colorado depends on the ability of the Company and Riviera Holdings Corporation to obtain licensing from the Colorado gaming authorities. Such licensing and qualifications will be reviewed periodically by the gaming authorities in Colorado.

        Competition -- The Black Hawk/Central City, Colorado, market already has many established casinos. The market is highly competitive, and other development projects are currently being planned.

        Construction Risks -- Any construction project entails significant construction risks, including, but not limited to, cost overruns, delays in receipt of governmental approvals, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems, and weather interferences, any of which, if they occurred, could delay construction or result in a substantial increase in costs to the Company.

    Completion Capital Commitment -- Riviera Holdings Corporation, will be obligated to contribute to the Company up to $10.0 million of cash if at any time there are insufficient funds available to enable the casino to be operating by May 31, 2000. The contributions will be made at the times necessary to enable the casino in Black Hawk, Colorado to be operating by May 31, 2000. In addition, if the casino is not operating by May 31, 2000, Riviera Holdings Corporation will be obligated to contribute to the Company on that date $10.0 million in cash less any amounts previously contributed under the Completion Capital Commitment.

    Keep-Well Agreement -- The Company and Riviera Holdings Corporation will enter into a Keep-Well Agreement wherein, if (1) the Company does not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) consolidated cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings Corporation will be obligated to contribute cash to the Company to make up those amounts (up to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate).

    Cash and Cash Equivalents -- The Company considers cash and all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. At December 31, 1998 and 1997, there were no cash equivalents.

    Property and Equipment -- Property and equipment are stated at cost, and capitalized lease assets are stated at the present value of future minimum lease payments at the date of lease inception. Interest incurred during construction of new facilities or major additions to facilities is capitalized and amortized over the life of the asset. Depreciation will be computed, upon the commencement of gaming operations, using the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets. The costs of normal maintenance and repairs will be charged to expense as incurred. Gains or losses on disposals will be recognized as incurred.

    Other Assets -- The Company is in the development stage and is currently incurring organizational costs, which are being capitalized until operations of the casino commence, at which time such organizational costs will be amortized over a five-year period. Organizational costs consist primarily of legal fees associated with establishing the gaming licenses for business.

    Restricted Cash -- At December 31, 1998, the Company had a deposit with a commercial bank in the amount of $407,000, which is restricted as to use. This amount is required by a construction bond.

    Estimates and Assumptions -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates.

    Recently Issued Accounting Standards -- The American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities. This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged. Management does not expect that the effect of adopting this standard will have a material impact on the Company's financial statements.

    Federal Income Taxes -- Riviera Holdings Corporation allocated income tax expense or benefit to the Company as if the Company were filing separate tax returns pursuant to a tax sharing arrangement. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company had no results of operation through December 31, 1998 that would have created taxable events. Accordingly, no provision is shown in these financial statements through December 31, 1998.

2.  Related-Party Transactions

    As of December 31, 1998, Riviera Holdings Corporation has contributed $15.1 million to acquire land for the casino in Black Hawk and $4.9 million in cash for developing the land for the casino, for a total capital contribution of $20 million.

    At December 31, 1998, the Company owed approximately $6.2 million to Riviera Holdings Corporation, representing advances made by Riviera Holdings Corporation for costs related to the development of the Riviera Black Hawk casino. The advances are bearing interest at 10.6 percent and are due June 30, 2000.

    The Company has entered into a management agreement in principle (the "Management Agreement") with Riviera Gaming Management of Colorado, Inc.(the "Manager"), a wholly owned subsidiary of Riviera Holdings Corporation, which, in exchange for a fee, will manage the Company. The management fee will consist of a revenue fee and a performance fee. The revenue fee will be based on 1% if net revenues (gross revenues less complimentaries) and is payable quarterly in arrears. The performance fee will be based on the following percentages of EBITDA (earnings before interest, taxes, depreciation and amortization, whose components are based on generally accepted accounting principles): (1) 10% of EBITDA from $5 million to $10 million, (2) 15% of EBITDA from $10 million to $15 million and (3) 20% of EBITDA in excess of $15 million. The performance fee will be based on the preceding quarter's EBITDA, paid in quarterly installments subject to year-end adjustment. The management fee will go into effect on the date of the opening of the Riviera Black Hawk casino.

    If there is any default under the management agreement, the manager will not be entitled to receive management fees, but the manager will still be entitled to inter-company service fees.

3.  Property and Equipment

    Property and equipment consist of the following at December 31 (amounts in thousands):

                                                  1998      1997
                                                  ----      ----
Land and improvements......................     $ 15,790  $15,100
Construction in progress...................       11,322    1,483
                                                --------  -------
          Total property and equipment.....     $ 27,112  $16,583
                                                ========  =======

    In 1998 and 1997, $2.0 million and $0.6 million, respectively, in interest costs were capitalized on the construction project.

4.  Special Improvement District Bonds

    The City of Black Hawk, Colorado, issued Special Improvement District bonds ("SID bonds") in the amount of $2.9 million in July 1998. The bond proceeds will be used to finance surface, underground, and utility improvements, widen and improve a bridge, and improve traffic signals and other infrastructure projects that benefit the Riviera Black Hawk property and an adjacent casino. The SID bonds contain a lien provision that attaches to the property until the bonds are fully paid.

    The Company is responsible to repay approximately 50% of the bonds. At December 31, 1998, $1.4 million of the $2.9 million had been expended on the designated projects. The remaining bond proceeds were in a controlled disbursement account managed by the City of Black Hawk. The Company is recording 50% of the costs of improvements to land improvements and a corresponding amount to SID bonds payable. The bonds accrue interest at 5% payable semiannually on June 1, and December 1 commencing December 1, 1998.

    The Company's share of the debt on the SID bonds, when the project is complete, is payable over ten years beginning in January 2000, as follows (amounts in thousands):

                  1999................     $    --
                  2000................         112
                  2001................         120
                  2002................         127
                  2003................         132
                  Thereafter..........         979
                                           -------
                                           $ 1,470

5.  Commitments and Contingencies

    The Company has entered into a guaranteed maximum price construction contract for the construction of the Riviera Black Hawk at a guaranteed maximum price of $27.6 million, including a contingency allowance of $0.5 million, for the construction of the casino, parking garage, associated site work and all floor coverings and food service equipment. The construction cost is fully supported by a payment and performance bond obtained by the general contractor, The Weitz Company, Inc.("Weitz"), who is also required to provide comprehensive public liability insurance, including contractual liability coverage, in the amount of $2.0 million plus umbrella coverage in the amount of $20.0 million. The Company has obtained builder's all risk insurance to insure against damage to the work in place during construction. The guaranteed maximum price is subject to decrease if cost savings can be achieved during construction, and is subject to material increase if there are changes to the plans and specifications, if the work is delayed due to actions of the owner or, due to customary contingencies that occur during construction.

    To discourage delays, liquidated damages will be payable by the general contractor for each day that substantial completion is delayed past the scheduled substantial completion date (as it may be extended under the guaranteed maximum price construction contract), as follows: (1) no penalties if the casino project is substantially completed on or before January 31, 2000; (2) $10,000 per day for each day from February 1, 2000 through February 14, 2000 that the casino project is not substantially completed after January 31, 2000; and (3) an additional $15,000 for each day from February 15, 2000 through March 31, 2000. In addition, to encourage early completion of the casino, incentive fees will be payable to the general contractor. Specifically, the guaranteed maximum price construction contract provides: (1) if Weitz achieves substantial completion of the project on or after December 29, 1999, but prior to January 4, 2000, Weitz's lump sum fee shall be increased as incentive by $10,000 for each day that the project is substantially complete prior to January 4, 2000; and (2) if Weitz achieves substantial completion of the project any time before December 29, 1999, Weitz's lump sum fee shall be increased as incentive by $15,000 for each day the project is substantially complete prior to December 29, 1999, plus the $10,000 for each day the project is substantially complete between December 29, 1999 and January 4, 2000.

    The Company has a contract for architect services for approximately $1.0 million. Substantially all expected services have been rendered and paid on the contract at December 31, 1998.

6.  Subsequent Events (Unaudited)

    On March 31, 1999, Riviera Holding Corporation contributed another $3.3 million of additional paid in capital and advanced another $3.6 million for construction costs.

    The impact of adopting SOP 98-5 has been to record general expenses of $15,000 for the first three months of 1999 that the Company would otherwise have deferred as a pre-opening cost.

                                                                         ANNEX A

                          RIVIERA HOLDINGS CORPORATION

Riviera Holdings Corporation's consolidated financial statements are incorporated by reference in this prospectus only to illustrate its ability to service its obligations under the Completion Capital Commitment and the Keep-Well Agreement. Neither Riviera Holdings Corporation nor any of its
affiliates will participate in servicing the principal, fixed interest, contingent interest or other payments due on the notes. Neither Riviera Holdings Corporation nor any of its affiliates has any obligation to make any payments of any kind to the holders of the notes.

=====================================     ======================================

  We have not authorized any  dealer,
salesperson or other person  to  give
any information or represent anything
to  you other  than  the  information                 $45,000,000
contained  in  this prospectus.  This
prospectus  does  not offer to buy or
sell any  notes  in  any jurisdiction
where it is unlawful.  You  must  not                   [LOGO]
rely  on  unauthorized information or
representations.    The   information
contained  in  this   prospectus   is
current only as of its date.


         -----------------


         TABLE OF CONTENTS                       Riviera Black Hawk, Inc.

Forward-Looking Statements.........ii
Summary.............................1
Risk Factors.......................10
Use Of Proceeds....................20                OFFER TO EXCHANGE
Capitalization.....................21
Selected Financial Information.....22
Ratio Of Earnings To Fixed                        13% First Mortgage Notes
 Charges...........................23                     due 2005
Management's Discussion And                       With Contingent Interest
 Analysis Of Financial Condition
 And Results Of Operations.........24
The Exchange Offer.................26               for all outstanding
Business...........................34
Gaming And Liquor Regulatory                      13% First Mortgage Notes
 Matters...........................42                     due 2005
Material Agreements................47             With Contingent Interest
Management.........................49
Principal Stockholders.............51
Certain Relationships And Related                   --------------------
 Transactions......................53
Description Of Notes...............54                    PROSPECTUS
Certain United States Federal
 Income Tax Considerations........104               --------------------
Plan Of Distribution..............107
Legal Matters.....................108
Experts...........................108
Available Information.............108

  Until  October  __,  1999  (90 days               ____________ __, 1999
after  the  date of this prospectus),
all dealers effecting transactions in
the  Exchange  Notes,  whether or not
participating    in   the    original
distribution,  may  be  required   to
deliver  a  prospectus.  This  is  in
addition to the obligation of dealers
to  deliver  a prospectus when acting
as  underwriters  and with respect to
their    unsold    allotments      or
subscriptions.

=====================================     ======================================

                                      II-1
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

    Article 109 of the Colorado Business Corporation Act provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Article 109 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

    Article 109 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    The Bylaws of the Company provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of the Company also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

    Section 7-108-402 of the Colorado Business Corporation Act provides that a corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its shareholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for acts specified in Section 7-108-403 of the Colorado Business Corporation Act (pertaining to certain prohibited acts including unlawful payments of dividends or unlawful purchases or redemptions of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of the Company contains a provision so limiting the personal liability of directors of the Company.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits:

                                  EXHIBIT INDEX


Exhibit No.                        Description
-----------      ---------------------------------------------------------------
     4.01        Indenture, dated as of June 3, 1999, among the Company, Riviera
                 Holdings and the Initial Purchaser.

     4.02 Form of 13% First Mortgage Note due 2005 with Contingent Interest (included in Exhibit 4.01).

     4.03 Purchase Agreement, dated as of May 27, 1999, by and among the Company, Riviera Holdings and the Initial Purchaser.

     4.04 Registration Rights Agreement, dated as of June 3, 1999, by and between the Company and the Initial Purchaser.

     5.01        Opinion of Dechert Price & Rhoads.

    10.01 The Completion Capital Commitment, dated as of June 3, 1999, by and between the Company and Riviera Holdings.

    10.02 The Keep-Well Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.

    10.03 The Tax-Sharing Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.

    10.04 The Management Agreement, dated as of June 3, 1999, by and between the Company and Riviera Gaming Management of Colorado, Inc.

    10.05 The Trademark License Agreement, dated as of June 3, 1999, by and between the Company and Riviera Operating Corporation.

    10.06 The Deed of Trust, dated as of June 3, 1999, made by the Company to the Public Trustee of the County of Gilpin, Colorado, for the benefit of the Trustee.

    10.07        The Assignment of Rents.

    10.08 The Environmental Indemnity, dated as of June 3, 1999, between the Company and the Trustee.

    10.09        The Cash  Collateral and  Disbursement  Agreement,  dated as of
                 June  3,  1999,  among  the  Company,   the  Trustee  and  CRSS
                 Constructors, Inc.

    10.10 The Account Agreement, dated as of June 3, 1999, among the Company, the Trustee and IBJ Whitehall Bank and Trust Company.

    10.11 The Security Agreement, dated as of June 3, 1999, made by the Company in favor of the Trustee.

    10.12 The Manager Subordination Agreement, dated as of June 3, 1999, by Riviera Gaming Management of Colorado in favor of the Trustee.

    10.13 The Collateral Assignment of Trademark, dated as of June 3, 1999, by and between the Company and the Trustee.

    10.14 The Collateral Assignment, dated as of June 3, 1999, by and between the Company and the Trustee.

    10.15 The Pledge and Assignment Agreement, dated as of June 3, 1999, by and between the Company and the Trustee.

    23.01 Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).

    23.02        Consent of Deloitte & Touche LLP for Riviera  Black  Hawk, Inc.

    23.03        Consent  of  Deloitte  &  Touche  LLP  for   Riviera   Holdings
                 Corporation.

    99.01        Form of Letter of Transmittal.

    99.02        Form of Notice of Guaranteed Delivery.

---------------
* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this Agreement are omitted. The Exhibit contains a list identifying the contents of all schedules and the Registrants agree to furnish supplementally copies of such schedules to the Commission upon request.

    (b) Financial Statement Schedules:

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22.  Undertakings

    (a)  Each of the undersigned registrants hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  to  include any prospectus  required by  Section
10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to  include   any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 24th day of June 1999.

                                        RIVIERA BLACK HAWK, INC.



                                        By:  /s/ William L. Westerman
                                           -----------------------------------
                                           William L. Westerman
                                           Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on the 24th day of June, 1999.



                                        By:  /s/ Ronald P. Johnson
                                           -----------------------------------
                                           Ronald P. Johnson
                                           President and Director



                                        By:  /s/ Duane R. Krohn
                                           -----------------------------------
                                           Duane R. Krohn
                                           Secretary, Treasurer, Chief Financial
                                           Officer and Director

                                  EXHIBIT INDEX


Exhibit No.                        Description
-----------      ---------------------------------------------------------------
     4.01        Indenture, dated as of June 3, 1999, among the Company, Riviera
                 Holdings and the Initial Purchaser.

     4.02 Form of 13% First Mortgage Note due 2005 with Contingent Interest (included in Exhibit 4.01).

     4.03 Purchase Agreement, dated as of May 27, 1999, by and among the Company, Riviera Holdings and the Initial Purchaser.

     4.04 Registration Rights Agreement, dated as of June 3, 1999, by and between the Company and the Initial Purchaser.

     5.01        Opinion of Dechert Price & Rhoads.

    10.01 The Completion Capital Commitment, dated as of June 3, 1999, by and between the Company and Riviera Holdings.

    10.02 The Keep-Well Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.

    10.03 The Tax-Sharing Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.

    10.04 The Management Agreement, dated as of June 3, 1999, by and between the Company and Riviera Gaming Management of Colorado, Inc.

    10.05 The Trademark License Agreement, dated as of June 3, 1999, by and between the Company and Riviera Operating Corporation.

    10.06 The Deed of Trust, dated as of June 3, 1999, made by the Company to the Public Trustee of the County of Gilpin, Colorado, for the benefit of the Trustee.

    10.07        The Assignment of Rents.

    10.08        The  Environmental   Indemnity,  dated  as  of  June  3,  1999,
                 between the Company and the Trustee.

    10.09        The Cash  Collateral and  Disbursement  Agreement,  dated as of
                 June  3,  1999,  among  the  Company,   the  Trustee  and  CRSS
                 Constructors, Inc.

    10.10 The Account Agreement, dated as of June 3, 1999, among the Company, the Trustee and IBJ Whitehall Bank and Trust Company.

    10.11 The Security Agreement, dated as of June 3, 1999, made by the Company in favor of the Trustee.

    10.12 The Manager Subordination Agreement, dated as of June 3, 1999, by Riviera Gaming Management of Colorado in favor of the Trustee.

    10.13 The Collateral Assignment of Trademark, dated as of June 3, 1999, by and between the Company and the Trustee.

    10.14 The Collateral Assignment, dated as of June 3, 1999, by and between the Company and the Trustee.

    10.15 The Pledge and Assignment Agreement, dated as of June 3, 1999, by and between the Company and the Trustee.

    23.01 Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).

    23.02        Consent of  Deloitte &  Touche LLP for Riviera Black Hawk, Inc.

    23.03        Consent  of   Deloitte  &  Touche  LLP  for  Riviera   Holdings
                 Corporation.

    99.01        Form of Letter of Transmittal.

    99.02        Form of Notice of Guaranteed Delivery.

---------------
* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this Agreement are omitted. The Exhibit contains a list identifying the contents of all schedules and the Registrants agree to furnish supplementally copies of such schedules to the Commission upon request.